Exhibit 2.1

LOAN AND SERVICING AGREEMENT

among

FS CREIT FINANCE MM-1 LLC,

as the Borrower,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY and

the other Lenders from time to time party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Administrative Agent,

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as the Facility Servicer,

FS CREIT FINANCE MM-1 LLC,

as the Portfolio Asset Servicer, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Custodian

Dated as of September 20, 2021

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Commitments
SCHEDULE II	Collateral Quality Guidelines
SCHEDULE III	Initial Loan Assets
SCHEDULE IV	Conditions Precedent Documents
SCHEDULE V	Notice Information
SCHEDULE VI	Direct Competitor
SCHEDULE VII	Collateral Custodian Fees
SCHEDULE VIII	Borrower Authorized Persons
SCHEDULE IX	Portfolio Asset Servicer Authorized Persons
SCHEDULE X	Administrative Agent Authorized Persons
SCHEDULE XI	Facility Servicer Authorized Persons
SCHEDULE XII	Collateral Custodian Authorized Persons

EXHIBITS

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Portfolio LTV Certificate
EXHIBIT D	Form of Loan Asset Certificate
EXHIBIT E	Form of Loan Asset Checklist
EXHIBIT F	Form of Servicing Report
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of U.S. Tax Compliance Certificate(s)
EXHIBIT I	Form of Payment Date Report

v

LOAN AND SERVICING AGREEMENT, dated as of September 20, 2021, among:

(1)	FS CREIT FINANCE MM-1 LLC, a Delaware limited liability company (the “Borrower”);

(2)	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(3)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (as defined herein);

(4)	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as the Facility Servicer (as defined herein);

(5)	FS CREIT FINANCE MM-1 LLC, a Delaware limited liability company, as the Portfolio Asset Servicer (as defined herein);

(6)	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian (as defined herein); and

(7)

FS CREIT FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), solely with respect to the Specified Provisions (as defined herein) and without recourse other than to the extent of the Pledged Collateral.

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured loan facility which shall provide for Advances (as defined herein) from time to time in the amounts and in accordance with the terms set forth herein.

The proceeds of the Advances will be used to finance the origination or acquisition of real estate debt investments by the Borrower in Eligible Loan Assets (as defined herein) and to pay fees and expenses in connection with this transaction.

Accordingly, the parties agree as follows:

ARTICLE I.

INTERPRETATION

SECTION 1.01 Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Bank” means Wells Fargo Bank, National Association, in its capacity as the securities intermediary pursuant to the Account Control Agreement, and each other Person acting in such capacity pursuant to any agreement replacing or substituting for the Account Control Agreement.

“Account Control Agreement” means the account control agreement among the Borrower, the Servicer, the Account Bank and the Administrative Agent with respect to the establishment and governance of the Collection Account, the distributions therefrom and the perfection of the Administrative Agent’s Lien thereon, in accordance with this Agreement.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means each loan advanced by the Lenders to the Borrower pursuant to Article II.

“Advance Date” means, with respect to any Advance, the day on which such Advance is made.

“Advance Rate” means, with respect to any Eligible Loan Asset included (or to be included) in the calculation of the Borrowing Base, the lesser of (a) the ratio (expressed as a percentage rounded down to the nearest 1/100th of 1%) of (i) the “Indirect Leverage Ratio” for the “Property Type” of such Loan Asset, each as set forth below, to (ii) the Loan Asset LTV of such Loan Asset as of such date of determination and (b) the “Advance Rate Cap” for such Loan Asset as set forth below.

Property Type	Indirect Leverage Ratio	Advance Rate Cap
Multifamily	60.00%	80%
Industrial	56.25%	75%
Self-Storage	56.25%	75%
Office	52.50%	75%
Mixed-Use	52.50%	75%
Hospitality	50.00%	65%
Retail	50.00%	65%

“Advances Outstanding” means, at any time of determination, the aggregate outstanding principal amount of all Advances made at such time.

“Affiliate” when used with respect to a Person, means any other Person Controlling, Controlled by or under common Control with such Person.

“Agent Fee Letter” means, if applicable, any fee letter or letters between the Administrative Agent and the Borrower entered into on or before the Closing Date.

“Agreement” means this Loan and Servicing Agreement.

“AML Law” has the meaning set forth in Section 9.06(j).

“Anti-Corruption Laws” means any and all Applicable Laws relating to bribery or corruption.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Servicer” means the Facility Servicer or the Portfolio Asset Servicer, as the context may require.

“Applicable Spread” means 2.10%.

“Appraisal” means an appraisal conducted by an independent appraiser of national reputation with experience appraising assets similar to the Underlying Collateral securing the applicable Loan Assets reasonably approved by the Initial Lender in conformance with Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Uniform Standards of Professional Appraisal Practice as adopted and published by the Appraisal Standards Board of the Appraisal Foundation, and the Interagency Appraisal and Evaluation Guidelines, as revised December 10, 2010, or an update to an Appraisal previously delivered in accordance with the terms hereof meeting the conditions set forth above.

“Appraised Value” means, with respect to any Loan Asset, the appraised “as is” value of the property constituting the Underlying Collateral for such Loan Asset as set forth in the most recently-conducted Appraisal.

“Approved External Valuation Firm” means Valuation Research Corporation, Lincoln International LLC, Duff & Phelps, Chatham, CBRE, Houlihan Lokey Howard & Zukin Capital, Inc., FTI Consulting, Inc., Murray, Devine and Company or any other independent nationally recognized third-party appraisal or valuation firm mutually agreed to between the Borrower and the Initial Lender, in each case as engaged by the Borrower (at its expense).

“Assignment and Assumption Agreement” means an agreement among the Borrower (if required under Section 11.04), a Lender, the Administrative Agent and, unless executed in connection with an assignment under Section 11.04, the Majority Lenders in a form customarily provided by the Loan Syndications and Trading Association and delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Authorized Person” means the individuals set forth on Schedules VIII through XII, as the same may be amended by the Borrower, the Portfolio Asset Servicer, the Administrative Agent, the Facility Servicer and the Collateral Custodian from time to time by delivery thereof to the Collateral Custodian.

“Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the third year anniversary of the Closing Date, as such date may be extended in accordance with Section 2.18 and (b) the date that all of the Commitments are terminated in accordance with this Agreement, whether as a result of an Event of Default or otherwise.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a)

a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)

such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the U.S. Bankruptcy Code, Title 11, United States Code, 11 U.S.C. §§ 101 et seq., and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate that has been selected by the Initial Lender giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Initial Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Facility Servicer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Facility Servicer in a manner substantially consistent with market practice (or, if the Facility Servicer decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Servicer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Facility Servicer decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)

a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Facility Servicer or the Majority Lenders, as applicable, by notice to the Borrower, the Facility Servicer, the Administrative Agent and the Lenders, as applicable.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.15 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.15.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an aggregate amount for all Eligible Loan Assets as of such date equal to (a) the Advance Rate for each such Eligible Loan Asset at such time multiplied by (b) the Value of such Eligible Loan Asset at such time.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B, prepared by the Borrower.

“Business Day” means a day of the year other than (a) Saturday or Sunday or (b) any other day on which commercial banks in New York, New York or the offices of the Administrative Agent, the Collateral Custodian or the Account Bank are authorized or required by applicable law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” also excludes any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if (a) the Sponsor fails to Control Holdings or the Borrower, (b) the Sponsor fails to own all of the limited liability company interests in Holdings, directly or indirectly, through one or more wholly-owned Subsidiaries or (c) Holdings fails to own all of the limited liability company interests in the Borrower, directly.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to that term in Section 2.09(a).

“Collateral Custodian” means Wells Fargo Bank, National Association, not in its individual capacity, in its capacity as collateral custodian for the Administrative Agent and the Lenders pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Collateral Custodian Fees” means the fees set forth on Schedule VII that are payable to the Collateral Custodian by the Borrower hereunder.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 9.05.

“Collateral Portfolio” means all right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower securing the Obligations, including the property identified below in clauses (a) through (d), and all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of, arising out of, or related to any of the following:

(a)	the Loan Assets and all funds due or to become due in payment under such Loan Assets on and after any related Cut-Off Date, including all Collections;

(b)	the Portfolio Assets with respect to the Loan Assets;

(c)	the Collection Account; and

(d)	all income and Proceeds of the foregoing.

“Collateral Quality Guidelines” means, for any Loan Asset to be Transferred to the Borrower after the Closing Date, the criteria set forth on Schedule II.

“Collection Account” means the deposit or securities account owned by the Borrower established with the Account Bank pursuant to the Account Control Agreement into which Collections shall be deposited in accordance with the terms of this Agreement and under the “control” (within the meaning of Section 9-104 of the UCC of the State of New York) of the Administrative Agent for the benefit of the Secured Parties; provided that, subject to the rights of the Administrative Agent hereunder with respect to such funds, the funds deposited therein from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collections” means all collections and other cash proceeds with respect to any Loan Asset or other Portfolio Asset (including payments on account of interest, principal, prepayments, fees, guaranty payments and all other amounts received in respect of such Loan Asset or Portfolio Asset), all Recoveries, all Insurance Proceeds and proceeds of any liquidations or Sales in each case, attributable to such Loan Asset or Portfolio Asset, and all other proceeds or other funds of any kind or nature received by the Borrower or any Underlying Servicer with respect to any Underlying Collateral.

“Commitment” means, with respect to each Lender, (a) during the Availability Period, the amount set forth on Schedule I opposite such Lender’s name, or in the Assignment and Assumption Agreement or other documentation or record pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be increased or reduced pursuant to the terms hereof and (b) after the end of the Availability Period, with respect to any Lender, such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Any derivatives of the word “Control,” including “Controlling,” “Controlled,” or otherwise, have meanings correlative thereto.

“Counterparty Lender” means, with respect to any Loan Asset that is a loan participation interest, the lender party to the related Loan Agreement and the related Participation Agreement.

“Covered Entity” means each of (a) the Sponsor, the Loan Parties and their respective Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (i) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Cut-Off Date” means, with respect to a Loan Asset, the date (which may be the Closing Date) such Loan Asset is Transferred to the Borrower.

“Default Rate” means, as of any date of determination, a rate per annum equal to the interest rate that is applicable to the Advances at such time plus 2.0%.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent (acting in accordance with the written direction of the Initial Lender) or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has consented to, approved of or acquiesced in any such proceeding or appointment under this clause (i) or clause (ii) above; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Borrower or the Majority Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Administrative Agent and each Lender.

“Delayed Draw” means, with respect to any Delayed Draw Loan Asset, the Borrower’s committed contractual obligation to provide funding with respect to such Loan Asset after the Cut-Off Date for such Loan Asset.

“Delayed Draw Loan Asset” means a Loan Asset that requires the Borrower to provide additional funding thereunder after the Cut-Off Date for such Loan Asset.

“Determination Date” means the last day of each calendar quarter.

“Direct Competitor” means each Person listed on Schedule VI and such Person’s Affiliates, successors and assigns, in each case, to the extent such Person, Affiliate, successor or assign is engaged in the business of originating commercial real estate loans and, in the case of any Affiliate, successor or assign, to the extent readily identifiable as an Affiliate, successor or assign of such Person listed on Schedule VI on the basis of its name, as such schedule may be amended or modified by the Borrower from time to time with the consent of the Initial Lender and upon ten days prior written notice to the Initial Lender (such consent not to be unreasonably withheld).

“Early Opt-in Election” means the occurrence of:

(a)

(i) a determination by the Facility Servicer or (ii) a notification by the Majority Lenders to the Facility Servicer and the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.15, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR; and

(b)

the election by the Facility Servicer or the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Facility Servicer or the Majority Lenders of written notice of such election to the Facility Servicer, the Administrative Agent, the Borrower and the Lenders, as applicable, of such election.

“Electronic Loan Asset File” mean any Loan Asset File document that the Borrower delivers to the Collateral Custodian electronically in a .pdf format and identified as “unique loan id.document_name.pdf” (example: 12345.mortgage.pdf).

“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) any financial or other institution reasonably acceptable to the Administrative Agent acting at the direction of the Initial Lender (other than the Borrower or an Affiliate thereof or, so long as no Bankruptcy Event exists with respect to a Loan Party, a Direct Competitor).

“Eligible Loan Asset” means a Loan Asset that, in each case:

(i)

is a commercial mortgage loan (or a senior or pari-passu participation therein) (and for purposes of clarity, not real estate owned property acquired as a result of the enforcement of remedies with respect to such senior commercial mortgage loan or participation therein);

(iii)	the Loan Agreement relating thereto is governed by the laws of a State;

(iii)

for which no Underlying Obligor Default has occurred and is continuing thereunder or any other breach in any material respect of any other term set forth in the Loan Agreement therefor has occurred and is continuing;

(iv)

there are no proceedings pending or, to the best of the Borrower’s knowledge, threatened (A) with respect to a Bankruptcy Event with respect to any applicable Obligor, or (B) wherein any applicable Obligor, any other party or any governmental entity has alleged that such Loan Asset or its related Loan Agreement or any of its Required Loan Documents is illegal or unenforceable;

(v)	is collaterally assignable to the Administrative Agent, for the benefit of the Secured Parties, as Collateral as provided hereunder;

(vi)	is not subject to any Liens other than Permitted Liens; and

(vii)	as of the related Cut-Off Date, meets the Collateral Quality Guidelines.

If, on the one year anniversary of the Closing Date, after giving effect to any Transfer or Sale of Loan Assets on such date, either:

(A)

the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with real property Underlying Collateral that is located in the same State exceeds 50% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio; or

(B)

the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with Underlying Collateral of the same type of property (as determined under item A.5 of the Collateral Quality Guidelines) (other than the multifamily property type) exceeds 60% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio;

then the Facility Servicer may, in its sole discretion, identify Eligible Loan Assets (or a portion thereof) to be removed as Eligible Loan Assets such that after giving effect to the removal thereof, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all remaining Eligible Loan Assets in the Collateral Portfolio with either (1) real property Underlying Collateral that is located in the same State or (2) Underlying Collateral of the same type of property (as determined under item A.5 of the Collateral Quality Guidelines) (other than the multifamily property type), as the case may be, does not exceed the percentage thresholds set forth in clauses (A) or (B) above, as the case may be, of all Eligible Loan Assets in the Collateral Portfolio.

A Loan Asset that at any time ceases to satisfy the foregoing criteria will not be considered as an Eligible Loan Asset for purposes of calculating the Borrowing Base at such time.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code), (b) a trade or business under common control (within the meaning of Section 414(c) of the Code) , (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) or (d) a member of the same group of related business entities under Section 414(o) of the Code (except that clauses (b) and (c) shall only apply for purposes of potential liability under Section 302(b) of ERISA or Section 412(b) of the Code).

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excluded Amounts” means, without duplication, (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any amount received in the Collection Account with respect to any Loan Asset that is otherwise Sold by the Borrower pursuant to Section 2.10, to the extent such amount is attributable to a time after the effective date of such Sale and (ii) amounts deposited in the Collection Account which were not required to be deposited therein.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and any branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(f); and (d) any withholding Taxes imposed under FATCA.

“Facility Note” has the meaning assigned to such term in Section 2.03(a).

“Facility Servicer” means Massachusetts Mutual Life Insurance Company, not in its individual capacity, but in its capacity as facility servicer pursuant to terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Servicing Fee Letter” means any fee letter or letters between the Facility Servicer and the Borrower entered on or prior to the Closing Date.

“Facility Termination Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations) have been paid in full, the Commitments of the Lenders hereunder have been terminated by the Borrower or the Majority Lenders in accordance with this Agreement and the Borrower has no further right to request any additional Advances.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such provisions of the Code.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letters” means the Agent Fee Letter, the Facility Servicing Fee Letter and each other fee letter agreement, if any, entered into by and among the Borrower and any of the Administrative Agent, the Facility Servicer and any Lender in connection with the transactions contemplated by this Agreement.

“Fees” means the fees payable to the Administrative Agent, the Collateral Custodian, the Facility Servicer, any Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents or pursuant to Schedule VII.

“Final Maturity Date” means the earliest to occur of (a) the Scheduled Maturity Date, (b) the date of the declaration, or automatic occurrence, of the Final Maturity Date upon the occurrence of an Event of Default and (c) the occurrence of the termination of this Agreement pursuant to Section 2.04(e).

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Holdings” has the meaning assigned to that term in the preamble hereto.

“Incremental Commitment” has the meaning assigned to that term in Section 2.17(a).

“Indebtedness” means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) all indebtedness, obligations or liabilities of that Person in respect of derivatives and (d) all obligations under guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Indemnified Party” has the meaning assigned to that term in Section 10.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” means the individual holding the Independent Manager position as provided for in the Borrower’s limited liability company agreement.

“Initial Lender” means (a) so long as it (or any of its Affiliates) holds a Commitment or any portion of an Advance, Massachusetts Mutual Life Insurance Company (or such Affiliates) and (b) otherwise, the Majority Lenders.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral for such Loan Asset.

“Insurance Proceeds” means any amounts received on or with respect to a Portfolio Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation in accordance with the related Loan Agreement or Participation Agreement.

“Interest Collections” means, with respect to any Loan Asset, all Collections attributable to interest on such Loan Asset (including Collections attributable to the portion of the outstanding principal amount of a Loan Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Loan Asset), including all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Loan Asset.

“Interest Period” means (a) if there are no Advances Outstanding prior to an Advance being made, the period commencing on the Advance Date for such Advance and ending on the next occurring Payment Date and (b) otherwise, the period commencing on the most recent Payment Date and ending on the next occurring Payment Date.

“IRS” means the U.S. Internal Revenue Service.

“Lender” means collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“LIBOR” means, for any Interest Period, the greater of (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page or such other commercially available source providing such quotations as may be designated by the Facility Servicer from time to time) as the London interbank offered rate for deposits in dollars for a one month period at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period and (b) zero.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset or an Underlying Loan Obligation of a Loan Asset, as applicable, has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or Underlying Loan Obligation or of which the holders of such Loan Asset are the beneficiaries, including any co-lender or servicing agreement entered into by an applicable Counterparty Lender or Underlying Servicer.

“Loan Asset” means any loan interest or loan participation interest Transferred to the Borrower, which loan interest or loan participation interest includes (a) the Loan Asset File therefor and (b) all right, title and interest in and to (i) such loan interest, the related Loan Agreement and any Underlying Collateral or (ii) such loan participation interest, the related Participation Agreement and, subject to the terms thereof, the related Loan Agreement and any Underlying Collateral.

“Loan Asset Assignment” means an assignment, participation agreement or other agreement pursuant to which any Loan Asset not originated by the Borrower is Transferred to the Borrower (a) in a form substantially based upon the form document for loan assignments of the Loan Syndications and Trading Association or (b) in a form reasonably agreed to by the Borrower and the Administrative Agent (acting at the direction of the Initial Lender) on or prior to the Closing Date or Cut-Off Date for such Loan Asset, as the case may be.

“Loan Asset Certificate” means, with respect to any Loan Asset, a completed certificate substantially in the form of Exhibit D, prepared by Borrower (or the Portfolio Asset Servicer on behalf of the Borrower) certifying, among other things, whether such Loan Asset is an Eligible Loan Asset.

“Loan Asset Checklist” means, with respect to each Loan Asset, an electronic or hard copy, as applicable, of a checklist, substantially in the form of Exhibit E, delivered by or on behalf of the Borrower to the Collateral Custodian and the Facility Servicer.

“Loan Asset File” means, with respect to each Loan Asset, a file containing each of the agreements, instruments, certificates and other documents and items set forth on the Loan Asset Checklist with respect to such Loan Asset.

“Loan Asset LTV” means, for any Eligible Loan Asset as of the Cut-Off Date for such Loan Asset, the ratio (expressed as a percentage rounded down to the nearest whole number) of (a) the Outstanding Principal Balance of such Loan Asset as of such date to (b) the Appraised Value for such Loan Asset determined pursuant to an Appraisal conducted within six months prior to the date of origination of such Loan Asset and within twelve months prior to the time of Transfer of such Loan Asset to the Borrower; provided that if the Initial Lender believes in its commercially reasonable discretion that any such Appraisal Value does not, due to the occurrence of a specific event or condition (as described to the Borrower in a written notice) occurring after the most recently applicable Appraisal, reflect the value of the property constituting the Underlying Collateral for such Loan Asset as of the Cut-Off Date for such Loan Asset, then the Initial Lender may require the Borrower to commission an additional Appraisal by an appraiser of national reputation with experience of appraising assets similar to the Underlying Collateral securing the applicable Loan Assets selected by the Initial Lender in its commercially reasonable discretion and such Appraisal’s valuation will be conclusive and binding on all parties for purposes of the Transaction Documents.

“Loan Asset Schedule” means (a) a schedule of the Loan Assets and setting forth for each such Loan Asset (i) the Loan Asset number for such Loan Asset, (ii) the Obligors for such Loan Asset, (iii) the Outstanding Principal Balance of such Loan Asset or the Underlying Loan Obligation for such Loan Asset, as applicable, (iv) the Loan Agreement and Participation Agreement, if any, for such Loan Asset, (v) any Loan Asset Assignment for such Loan Asset and (vi) whether such Loan Asset is an Eligible Loan Asset (as determined on the date such Eligible Loan Asset was Transferred), as delivered by the Borrower to the Administrative Agent, the Collateral Custodian and the Facility Servicer and as updated from time to time as provided herein or (b) a servicing report containing the information described in clauses (a)(i) through (a)(vi) above.

“Loan Parties” means, collectively, the Borrower and Holdings.

“Majority Lenders” means the Lenders representing an aggregate of more than 50% of the aggregate Commitments. The Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Make-Whole Amount” means, with respect to any termination of this Agreement or reduction of the Maximum Facility Amount pursuant to Section 2.04(e) prior to the end of the Availability Period:

(a)

in the case of the termination of this Agreement, an amount equal to the sum of (i) the excess (if any) of the discounted value of the amount of the Minimum Usage Amount and the amount of interest that would have accrued under this Agreement for the period described below on the principal amount of the Advances if the Advances Outstanding for such period was equal to the Minimum Usage Amount, as from the date of the termination of this Agreement until the end of the Availability Period at a discount rate equal to the applicable Treasury Rate (as defined below) plus 0.50%, over the amount of any repayment of the Advances Outstanding in connection with the termination of this Agreement and (ii) the discounted value of the Unused Commitment Fees that would have accrued under this Agreement for the period described below if the Advances Outstanding for such period was equal to the Minimum Usage Amount, as from the date of the termination of this Agreement until the end of the Availability Period at a discount rate equal to the applicable Treasury Rate plus 0.50%; and

(b)

in the case of a reduction of the Maximum Facility Amount, an amount equal to the discounted value of the Unused Commitment Fees that would have accrued under this Agreement for the period described below if the Advances Outstanding for such period was equal to the Minimum Usage Amount, as from the date of such reduction until the end of the Availability Period at a discount rate equal to the applicable Treasury Rate plus 0.50%.

Discounted values calculated pursuant to this definition will be made in accordance with accepted financial practice. For purpose of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a maturity of three years as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data). The Treasury Rate will be determined in good faith by the Facility Servicer.

“Market Trigger Event” means, as of any date of determination, either (a) the Portfolio LTV as of such date exceeds the Maximum LTV Percentage then applicable or (b) despite using its commercially reasonable efforts, the Borrower is unable to deliver either the preliminary feedback or the final rating levels described in Section 5.01(g) or to restore the rating from the NRSRO that previously rated the facility evidenced by this Agreement, in each case within the timeframes set forth in Section 5.01(g) therefor. Once a Market Trigger Event has occurred, it is deemed to be continuing until (i) in the case of a Market Trigger Event specified in clause (a) above, the Portfolio LTV, as of a date of determination occurring after such Market Trigger Event, (A) if such date is during the Availability Period, is less than or equal to 80% and (B) if such date is after the end of the Availability Period, is less than or equal to the Maximum LTV Percentage for such date and (ii) in the case of a Market Trigger Event specified in clause (b) above, the Borrower has caused an NRSRO to provide an equivalent rating of BBB-, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement (and has provided the Initial Lender with a copy of all rating letters issued to the Borrower in connection therewith).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance or properties of the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document, (c) the rights and remedies of the Administrative Agent, the Facility Servicer, the Collateral Custodian, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s Lien on the Collateral Portfolio; provided that, there shall be no Material Adverse Effect to the extent such Material Adverse Effect arises from the action (or inaction) of the Administrative Agent, the Facility Servicer, the Collateral Custodian or a Lender.

“Material Modification” means any amendment or waiver of, or modification or supplement to, or termination, cancellation or release of, a Loan Agreement for a Loan Asset or for the Underlying Loan Obligation for a Loan Asset, as applicable, executed or effected on or after the Cut-Off Date for such Loan Asset that:

(a)

forgives, excuses, reduces, waives or modifies such Loan Agreement or the related loan documents in a manner which would (i) reduce the outstanding principal amount of the amount due thereunder or (ii) other than in connection with a Qualifying Amendment, reduce the interest rate or reduce the amount of any prepayment premium or fees payable thereunder;

(b)

extends the scheduled date for payment of principal, interest, fees or other amounts payable under such Loan Agreement or the related loan documents other than in connection with a Qualifying Amendment;

(c)	extends the scheduled date of expiration or termination of any commitment to make Delayed Draws with respect to such Loan Asset;

(d)	increases the commitment to make Delayed Draws with respect to such Loan Asset;

(e)

releases any Obligor from its obligations under such Loan Agreement or the related loan documents or permits an Obligor to assign or transfer its rights and obligations under such Loan Agreement or the related loan documents (other than as expressly contemplated by such loan documents);

(f)	releases any material Underlying Collateral for such Loan Asset other than as set forth in such Loan Agreement or the related loan documents; or

(g)	alters any provision requiring the pro rata treatment of like obligations that affect such Loan Asset or commitment in a manner that adversely impacts the holders of such Loan Asset.

“Material Modification Grace Period” means, with respect to any Material Modification, the earlier of (a) five Business Days after such Material Modification becomes effective (or, if the Borrower obtains a Value for the applicable Loan Asset from an Approved External Valuation Firm within such five Business Day period as provided in Section 2.04(c), the date of such valuation) and (b) the Determination Date for the next occurring Payment Date after such Material Modification becomes effective.

“Maximum Availability” means, at any time of determination, the lesser of (a) the Maximum Facility Amount at such time and (b) the Borrowing Base at such time.

“Maximum Facility Amount” means, at any time of determination, an amount equal to the aggregate Commitments (both funded and unfunded) of the Lenders at such time, as such amount may be decreased in accordance with Section 2.04(e) or increased in accordance with Section 2.17. The Maximum Facility Amount on the Closing Date is $200,000,000.

“Maximum LTV Percentage” means, as of any Determination Date, (a) if such date occurs during the Availability Period, 80% and (b) if such date occurs after the end of the Availability Period, the percentage set forth in column (3) below calculated by (i) when such Determination Date occurs as set forth in column (1) below or (ii) determining the number of Eligible Loan Assets held by the Borrower on such date in column (2) below, whichever result in clause (i) or (ii) above gives the lowest percentage:

(1) Determination Date	(2) Number of Eligible Loan Assets held by the Borrower	(3) Maximum LTV Percentage
After the end of the Availability Period and prior to the first anniversary of the end of the Availability Period	More than ten	70%
On or after the first anniversary of the end of the Availability Period and prior to the second anniversary of the end of the Availability Period	Six to ten	50%
On or after the second anniversary of the end of the Availability Period and prior to the third anniversary of the end of the Availability Period	Three to five	25%
After the third anniversary of the end of the Availability Period	Less than three	0%

“Minimum Usage Amount” means, as of any date of determination, an amount equal to 85% of the Maximum Facility Amount in effect on the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower contributes or has any obligation to contribute on behalf of its employees or with respect to which Borrower has any liability, including on account of an ERISA Affiliate.

“Notice of Borrowing” means a written notice of borrowing from the Borrower to the Administrative Agent in the form of Exhibit A.

“Notice of Exclusive Control” means the notice required under the Account Control Agreement for the Administrative Agent to give instructions to the Account Bank with respect to the Collection Account.

“NRSRO” means a Nationally Recognized Statistical Rating Organization, such as Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial, Fitch Inc., Kroll Bond Rating Agency, Egan-Jones Ratings Company or DBRS Morningstar.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, the Collateral Custodian or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, the Collateral Custodian and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter or pursuant to Schedule VII and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Facility Servicer, the Collateral Custodian or any other Secured Party, including reasonable external attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding) and Erroneous Payment Subrogation Rights.

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan Asset or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Principal Balance” means, at any time for any Loan Asset, the outstanding principal amount of such Loan Asset at such time, including any Delayed Draw for such Loan Asset that has been funded at such time.

“pari passu” means, with respect to the right of payment under any Indebtedness, such Indebtedness is equal in rights of payment and seniority and is not (and cannot by its terms become) subject to any subordination (whether contractual or under Applicable Law) to the right of payment under any comparable Indebtedness, without consideration to any collateral security securing any such Indebtedness.

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Participation Agreement” means, for any Loan Asset that consists of a loan participation interest, the participation agreement or other agreement pursuant to which the Borrower participates in the Underlying Loan Obligation for such Loan Asset in a form reasonably agreed to by the Borrower and the Initial Lender on or prior to the Closing Date or Cut-Off Date for such Loan Asset, as the case may be.

“Payment Date” means (a) each date that is five Business Days following a Determination Date (commencing with the Determination Date of September 30, 2021, and (b) the Facility Termination Date.

“Payment Date Report” means a report from the Facility Servicer substantially in the form of Exhibit I.

“Pension Plan” has the meaning assigned to that term in Section 4.01(r).

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which proper reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith by appropriate proceedings and with respect to which proper reserves in accordance with GAAP have been provided on the books of the applicable Person; (c) Liens granted pursuant to or by the Transaction Documents; (d) with respect to the Underlying Collateral for any Loan Asset, (i) Liens in favor of the lenders, lead agent, administrative agent, collateral agent or similar agent for the benefit of all holders of indebtedness relating to such Loan Asset (or the Underlying Loan Obligation, as applicable) and (ii) “permitted liens” as defined in the Loan Agreement for such Loan Asset or such comparable definition in substance if “permitted liens” is not defined therein; and (e) Liens routinely imposed on deposits and related assets by the Account Bank, any Underlying Servicer or any Counterparty Lender to the extent permitted under the Account Control Agreement or the related Loan Agreements or Participation Agreements.

“Permitted REIT Distribution” means an amount equal to the minimum amount that Borrower would be required to distribute to maintain status as a REIT and avoid the payment of any income or excise taxes imposed under Section 857 and 4981 of the Code (determined as if the Borrower was a real estate investment trust under Sections 856 through 859 of the Code), as determined by the Loan Parties in good faith and specified in the Servicing Report delivered pursuant to Section 8.08(a) for the most recent Reporting Date.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledged Equity” has the meaning assigned to that term in Section 2.09(b).

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a)	subject to the terms of any applicable Participation Agreement, any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)	all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Loan Agreement or as a loan participant under the applicable Participation Agreement;

(c)

subject to the terms of any applicable Participation Agreement, any Underlying Collateral securing the Loan Assets and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all net liquidation proceeds;

(d)	the Loan Asset Files related to the Loan Assets, any Records, and the documents, agreements, and instruments included in such Loan Asset Files or Records;

(e)

subject to the terms of any applicable Participation Agreement, all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Loan Assets (or the Underlying Loan Obligations, as applicable), together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(f)

each Loan Asset Assignment with respect to the Loan Assets (including any rights of the Borrower against the Transferor thereunder) and the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements, if any, filed by the Borrower against any Transferor under or in connection with such Loan Asset Assignment;

(g)	the assignment to the Administrative Agent, for the benefit of the Secured Parties, of all UCC financing statements for the Loan Assets;

(h)	all records (including computer records) with respect to the foregoing; and

(i)	all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Portfolio Asset Servicer” means FS CREIT Finance MM-1 LLC, a Delaware limited liability company, not in its individual capacity, in its capacity as Portfolio Asset Servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Portfolio LTV” means, as of any date of determination, the ratio (expressed as a percentage rounded down to the nearest whole number) of (a) the aggregate amount of Advances Outstanding as of such date to (b) the most recent Total Portfolio Value as of such date.

“Portfolio LTV Certificate” means a certificate setting forth the calculation of Portfolio LTV and Total Portfolio Value as of the applicable date of determination, substantially in the form of Exhibit C, prepared by the Borrower.

“Principal Collections” means Collections other than Interest Collections.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, the ratio of such Lender’s Commitment to the aggregate Commitments of all Lenders as of such date.

“Proceeds” means, with respect to the Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Qualifying Amendment” means, with respect to any Loan Asset, any amendment, amendment and restatement, refinancing, extension, supplement or other modification of the applicable Loan Agreement or related loan documents that (a) reduces the interest rate or the amount of any prepayment premium or fees payable thereunder to a rate or amount no less than 85% of the rate or amount therefor in effect on the Cut-Off Date for such Loan Asset (including by increasing the “applicable margin” or similar component of the interest rate or by modifying the method of computing interest, but excluding decreases resulting from decreases in an underlying reference rate not caused by a modification of the applicable Loan Agreement or related loan documents) or (b) extends the scheduled date for payment of principal, interest, fees or other amounts payable under such Loan Agreement or related loan documents (other than an extension of the final maturity date thereunder by no more than six months (so long as such extended maturity date does not extend beyond the Scheduled Maturity Date), in each case so long as such amendment, amendment and restatement, refinancing, extension, supplement or other modification (i) in the good faith judgment of the Borrower, was not precipitated by, or has not resulted in, a credit deterioration of any applicable Obligor or such Loan Asset and (ii) does not result in such Loan Asset ceasing to be an Eligible Loan Asset, including such Loan Asset not satisfying the Collateral Quality Guidelines, after giving effect to such amendment, amendment and restatement, refinancing, extension, supplement or other modification, as if the Cut-Off Date for such Loan Asset is the date such amendment, amendment and restatement, refinancing, extension, supplement or other modification is effective and regardless of whether such amendment, amendment and restatement, refinancing, extension, supplement or other modification occurs after the end of the Availability Period.

“Recipient” means the Administrative Agent, any Lender, the Facility Servicer or the Collateral Custodian, as applicable.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the Transfer of and maintenance of the Loan Assets in the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower or any Underlying Servicer has generated, or in which the Borrower has otherwise obtained an interest, including documents under which the Borrower has acquired an interest pursuant to a Loan Asset Assignment.

“Recoveries” means, as of the time any Underlying Collateral for any Loan Asset is Sold, discarded or abandoned (after a determination by the Portfolio Asset Servicer or the Counterparty Lender or Underlying Servicer, as applicable, that such Underlying Collateral has little or no remaining value in accordance with Section 8.06) or otherwise determined to be fully liquidated by the Portfolio Asset Servicer or such Counterparty Lender or Underlying Servicer in accordance with Section 8.06, the proceeds from the Sale of such Underlying Collateral, the proceeds of any related Insurance Policy or any other recoveries (including interest proceeds recovered) with respect to such Underlying Collateral and amounts representing late fees and penalties, net of any amounts received that are required under the Loan Agreement for the applicable Loan Asset to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.03(b).

“REIT” means a Person that has elected to be taxed as a “real estate investment trust” under Section 856 through 859 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.10(b).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Servicer” has the meaning assigned to that term in Section 8.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means, for any Determination Date, the date that is three Business Days following such Determination Date.

“Required Loan Documents” means, for each Loan Asset or Underlying Loan Obligation, as applicable, the following documents or instruments, all as specified on the related Loan Asset Checklist, to the extent applicable for such Loan Asset or Underlying Loan Obligation: copies of the executed (a) loan, credit, note purchase or other similar agreement, (b) promissory notes, (c) guaranties, indemnities or other similar agreements, (d) security or pledge agreements and mortgage or deeds of trust and other similar instruments and (e) filed copies of UCC financing statements, fixture filings and other similar filings, in each case as identified on the related Loan Asset Checklist.

“Responsible Officer” means (a) when used with respect to the Administrative Agent or the Collateral Custodian, any officer in the corporate trust office of the Administrative Agent or the Collateral Custodian, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such Person is a party and (b) with respect to any other Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any class of equity interests of the Borrower now or hereafter outstanding, except a dividend or other distribution paid solely in interests of that class of membership interests or in any junior class of equity interests of the Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of equity interests of the Borrower now or hereafter outstanding or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire equity interests of the Borrower now or hereafter outstanding.

“Sale” has the meaning assigned to that term in Section 2.10(a). Any derivatives of the word “Sale,” including “Sold,” or otherwise, have meanings correlative thereto.

“Sanctioned Country” means a country or territory subject to a sanctions program maintained under any Sanctions and Anti-Terrorism Law (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means (a) any Person included on a list of designated or restricted Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List), the U.S. Department of State, the United Nations Security Council, or any other relevant Governmental Authority, (b) any Person located, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any such Person or Persons described in clauses (a) or (b) above.

“Sanctions and Anti-Terrorism Laws” means any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes administered or enforced by the U.S. Government (including OFAC, the United Nations Security Council, or any other relevant Governmental Authority), and any regulation, order, or directive promulgated, issued or enforced pursuant to such applicable Laws, all as amended, supplemented or replaced from time to time.

“Scheduled Maturity Date” means the eight year anniversary of the Closing Date, as such date may be extended in accordance with Section 2.18.

“Secured Party” means the Administrative Agent, the Facility Servicer, each Lender and each other Indemnified Party; provided that in any context requiring a Secured Party to give direction to the Administrative Agent, such reference to Secured Party does not include the Administrative Agent.

“Servicer Termination Event” means, with respect to an Applicable Servicer, the occurrence of any one or more of the following events:

(a)	a Bankruptcy Event shall occur with respect to such Applicable Servicer;

(b)	such Applicable Servicer shall assign its rights or obligations as “Portfolio Asset Servicer” or “Facility Servicer” hereunder (other than as expressly provided herein);

(c)

any failure by such Applicable Servicer to observe or perform any covenant or other agreement of such Applicable Servicer set forth in this Agreement or the other Transaction Documents, which continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to such Applicable Servicer by the Administrative Agent (acting at the direction of the Majority Lenders) or the Borrower and (ii) the date on which a Responsible Officer of such Applicable Servicer acquires knowledge thereof (or such extended period of time reasonably approved by the Borrower not to exceed 60 days in the aggregate provided that such Applicable Servicer is diligently proceeding in good faith to cure such failure or breach); and

(d)

any representation, warranty or certification made by such Applicable Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which materially and adversely affects the interests of the Administrative Agent, the Borrower or the Lenders.

“Servicer Termination Notice” has the meaning assigned to that term in Section 8.01(b).

“Servicing Report” has the meaning assigned to that term in Section 8.08(a).

“Servicing Standard” means, with respect to any Loan Asset included in the Collateral Portfolio, to service and administer such Loan Asset on behalf of the Borrower in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements and all customary and usual servicing practices for loans or loan participations like the Loan Assets.

“Specified Provisions” means Sections 2.09(b), 5.01(c), 5.01(i), 5.01(j), 5.02(a), 5.02(b), 5.02(c), 5.02(d), 5.02(e), 5.02(l), 6.02, 6.03, 11.04 and 11.16, in each case as such sections are applicable to Holdings.

“Sponsor” means FS Credit Real Estate Income Trust, Inc., a Maryland corporation.

“State” means one of the fifty states of the United States or the District of Columbia.

“Subsidiary” means with respect to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments or fees (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Total Portfolio Value” means, as of any date of determination, the aggregate Value of all Eligible Loan Assets as of such date.

“Transaction Documents” means this Agreement, any Facility Note, the Account Control Agreement, the Fee Letters, each Assignment and Assumption Agreement, each Participation Agreement, each Loan Asset Assignment and each agreement, instrument, certificate or other document related to any of the foregoing.

“Transfer” means (a) the acquisition by, or the transfer or assignment to, the Borrower of a Loan Asset or other Portfolio Asset pursuant to a Loan Asset Assignment or Participation Agreement or (b) the origination of a Loan Asset by the Borrower pursuant to a Loan Agreement.

“Transferor” means any assignor of a Loan Asset under a Loan Asset Assignment.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.13(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets pledged or mortgaged as collateral to secure repayment of such Loan Asset or the Underlying Loan Obligation for such Loan Asset, as applicable, including, mortgaged property and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Loan Obligation” means, with respect to a Loan Asset consisting of a loan participation, the obligations of any applicable Obligor under the applicable Loan Agreement and related loan documents in which such Loan Asset is participating.

“Underlying Obligor Default” means, with respect to any Loan Asset following the Cut-Off Date relating thereto, the occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a)	an Obligor payment default under such Loan Asset (which payment default remains uncured at the end of any grace or cure period set forth in the applicable Loan Agreement;

(b)

any other Obligor event of default or similar event or circumstance under the Loan Agreement for such Loan Asset the effect of which is to cause such loan relating thereto to become due prior to its stated maturity, including by way of acceleration of the related loan or for which the Borrower (or agent or required lenders pursuant to the applicable Loan Agreement, as applicable) has elected to exercise any of its rights and remedies with respect to the Underlying Collateral; or

(c)	a Bankruptcy Event with respect to any related Obligor.

“Underlying Servicer” means, with respect to a Loan Asset, any agent, sub-agent or servicer appointed by the lender or lenders or the administrative agent or other similar agent for such lender or lenders, for such Loan Asset to administer and service such Loan Asset or the Underlying Loan Obligations for such Loan Asset.

“United States” means the United States of America.

“Unmatured Event of Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Unused Commitment Fee” has the meaning assigned to that term in Section 2.05(e).

“Utilization Fees” means, for any period of determination, the positive difference, if any, between (a) the amount of interest that would have accrued under this Agreement for such period on the principal amount of the Advances if the Advances Outstanding for such period was equal to the Minimum Usage Amount and (b) the amount of interest that actually accrued under this Agreement for such period on the principal amounts of the Advances.

“Valuation Policy” means the Sponsor’s internal valuation policy as of the Closing Date, as delivered pursuant to Section 3.01(a); provided that if the Sponsor changes, amends or otherwise modifies the Valuation Policy in any material respect after the Closing Date, such changes, amendments or modifications will not be applicable to determining Value for purposes of this Agreement unless the Initial Lender has consented to such changes, amendment or modifications.

“Value” means, as of any date of determination for any Eligible Loan Asset, the lesser of (a) the Outstanding Principal Balance of such Loan Asset as of such date and (b) the value of such Loan Assets as of such date as determined by the Sponsor pursuant to the Valuation Policy taking into account in such determination the value established by an Approved External Valuation Firm as part of the Valuation Policy; provided that:

(i)

if an Event of Default has occurred and is continuing, then, at the option of the Initial Lender, the value of all Loan Assets will be the median value established by Approved External Valuation Firms as part of the Valuation Policy (and may not be overridden by any other provision of the Valuation Policy),

(ii)

for any Loan Asset with an Underlying Obligor Default, the value of such Loan Asset will be the value established by an Approved External Valuation Firm as part of the Valuation Policy (which value may not be overridden by the Sponsor’s determination of value pursuant to the Valuation Policy) and

(iii)

with respect to any Loan Asset to which there has been a Material Modification to which the applicable Lenders have not consented pursuant to the terms hereof, the value of such Loan Asset will be modified as provided in Section 2.04(c).

The parties hereto acknowledge that Values determined by an Approved External Valuation Firm as required hereunder are only for purposes of this Agreement and the Borrower may use other values for other purposes, including the delivery of financial statements or valuations required under ASC 820.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Wells Fargo” means Wells Fargo Bank, National Association, not in its individual capacity, but in its capacity as Administrative Agent, Collateral Custodian and Account Bank, in all cases pursuant to the terms of this Agreement.

SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) the term “or” is not exclusive;

(g) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof; and

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

SECTION 1.05 Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC of the State of New York and Delaware.

SECTION 1.06 Rates; LIBOR Notification. The interest rate on Advances denominated in U.S. dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject to regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The London interbank offered rate, which may be one of the benchmark rates with reference to which the interest rate on Advances may be determined, is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for (a) U.S. dollars for one week and two month tenor settings will be December 31, 2021, and (b) U.S. dollars for overnight, one-month, three-month, six-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such currencies and tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on applicable Advances. There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of London interbank offered rates. In the event that the London interbank offered rate or any other then-current benchmark is no longer available or in certain other circumstances set forth in Section 2.15, Section 2.15 provides a mechanism for determining an alternative rate of interest. The Facility Servicer will notify the Borrower, pursuant to Section 2.15, of any change to the reference rate upon which the interest rate on Advances is based. However, the Facility Servicer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (1) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability or (2) the effect, implementation or composition of any Benchmark Replacement Conforming Change.

ARTICLE II.

THE FACILITY

SECTION 2.01 Advances. On the terms and conditions hereinafter set forth, the Borrower may, at its option, by delivery of a Notice of Borrowing to the Administrative Agent, from time to time on any Business Day during the Availability Period, request that the Lenders make Advances to it in an amount which, after giving effect to such Advances, would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such date (after giving effect to any Transfer or other increase in the Borrowing Base effectuated from the use of proceeds thereof). Promptly upon receipt of such Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance, and such Lenders shall make the Advance on the terms and conditions set forth herein. Each Advance to be made hereunder shall be made among the Lenders in accordance with their respective Pro Rata Share. Under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and, if applicable, the addition to the Collateral Portfolio of the Eligible Loan Assets being Transferred to the Borrower using the proceeds of such Advance, an Unmatured Event of Default, an Event of Default or Market Trigger Event has occurred and is continuing or would occur or result therefrom. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Lender’s Commitment less the aggregate outstanding amount of any Advances funded by such Lender.

SECTION 2.02 Procedure for Advances.

(a) On any Business Day during the Availability Period, the Borrower may request that the Lenders make Advances hereunder, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III.

(b) Each Advance shall be made upon delivery of a request for an Advance from the Borrower to the Administrative Agent, with a copy to the Initial Lender, no later than 2:00 p.m. two Business Days immediately prior to the proposed date of such Advance (which shall be a Business Day) (or such shorter period of time agreed to by the Initial Lender in connection with any Advance to be made on the Closing Date), in the form of a Notice of Borrowing. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate and Portfolio LTV Certificate (each updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i)

the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Maximum Availability (after giving effect to any Transfer effectuated from the use of proceeds thereof); provided that the amount of such Advance must be at least equal to $500,000;

(ii)	the proposed date of such Advance (which must be a Business Day and cannot be during a Material Modification Grace Period);

(iii)

with respect to any such Advance proposed to be funded in connection with the addition of a Loan Asset to the Collateral Portfolio (whether by origination, sale or contribution), a Loan Asset Certificate for such Loan Asset, a description of whether such Loan Asset is a Delayed Draw Loan Asset and, if such Loan Asset is an Eligible Loan Asset, a written certification of the Borrower that such Loan Asset is an Eligible Loan Asset and demonstrating compliance with the Collateral Quality Guidelines for such Loan Asset;

(iv)

with respect to any such Advance proposed to be funded in connection with a Delayed Draw Loan Asset, the date and Delayed Draw Amount for such Advance and the specific Delayed Draw Loan Asset with respect to which such Delayed Draw Amount relates;

(v)	detailed instructions as to where the proceeds of such Advance are to be deposited or transferred; and

(vi)	a representation that all conditions precedent for an Advance described in Article III have been satisfied.

Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance, and the Lenders shall make the Advance on the terms and conditions set forth herein. On the Advance Date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with the applicable Notice of Borrowing, make available to the Borrower, in same day funds, no later than 2:00 p.m., an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing. Any funds held by the Administrative Agent shall be held uninvested.

(c) The obligation of each Lender to remit its Pro Rata Share of any Advance is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligations hereunder. In no event shall the Administrative Agent have any liability or obligation to fund any Advance.

SECTION 2.03 Evidence of Debt.

(a) Upon the request of any Lender, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower (each, a “Facility Note”), in a form approved by the Initial Lender, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns), which shall evidence such Lender’s Advances in addition to the records set forth in Section 2.03(b).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that nothing in this Agreement gives rise to any right, expectation or other entitlement on the part of the Borrower to inspect, examine, access or visit any Wells Fargo data center, or other secure Wells Fargo facility, or to inspect, examine or otherwise access any Wells Fargo system.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (i) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (ii) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 2.04 Repayment; Prepayment; Termination of Commitments.

(a) The Borrower shall repay to the Lenders on the Final Maturity Date the aggregate principal amount of all Advances Outstanding, together with all accrued and unpaid interest thereon and all other Obligations (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing). The Borrower shall also repay the outstanding principal amount of the Advances as provided in Section 2.04(b), Section 2.04(c) and Section 2.08. During the Availability Period, the Borrower may repay and re-borrow Advances in accordance with the terms hereof. After the Availability Period ends, any Advance or portion thereof, once repaid, may not be re-borrowed.

(b) If on any Payment Date (after giving effect to the provisions of Section 2.08 on such date) or any time as provided in Section 4.02(a) the aggregate Advances Outstanding exceeds the Maximum Availability at such time, the Borrower shall repay the Advances Outstanding in an amount equal to such excess within one Business Day, whether or not a Default or an Event of Default has occurred.

(c) Unless consent is obtained with respect to a Material Modification as provided in Section 5.01(e)(i), the Value of the Loan Asset subject to such Material Modification for purposes of calculating the Value of such Loan Asset and the Total Portfolio Value and determining whether a Market Trigger Event has occurred will be (i) if the Borrower obtains a Value for such Loan Asset from an Approved External Valuation Firm within the Material Modification Grace Period for (and taking into account the effect of) such Material Modification, then such Value and (ii) otherwise, reduced by 50% until the later of (A) 90 days from the effective date of such Material Modification and (B) the date the Value of such Loan Asset is determined after (and taking into account the effect of) such Material Modification by an Approved External Valuation Firm, and thereafter will be equal to the Value of such Loan Asset as determined after such Material Modification by such Approved External Valuation Firm (as such valuation may be updated thereafter); provided that the period in clause (A) shall not cause the Value to be reduced by 50% for two consecutive Determination Dates if the Value has been determined by an Approved External Valuation Firm during such 90 day period. The Borrower acknowledges that the reduction of the Value of a Loan Asset pursuant to this Section 2.04(c) may cause a Market Trigger Event and result in repayments of the Advances Outstanding as required by Section 2.08.

(d) On any date a Market Trigger Event exists, the Borrower may, without payment of a penalty, premium or Make-Whole Amount, prepay each Lender’s Pro Rata Share of the Advances Outstanding to an amount where such Market Trigger Event is no longer continuing as described in the definition thereof, when recalculated with respect to Advances Outstanding after giving effect to such prepayment by delivering a notice of such prepayment to the Administrative Agent, with a copy to the Facility Servicer, at least one Business Day, prior to such prepayment. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.04(d) to each Lender’s Pro Rata Share of the Advances Outstanding as indicated in the notice of prepayment.

(e) The Borrower may, at its option, (i) terminate this Agreement and the other Transaction Documents upon 30 days’ prior written notice to the Administrative Agent of its intent to terminate this

Agreement and the other Transaction Documents and five Business Days prior written notice to the Administrative Agent of the effective date of such termination (which termination may be, at the Borrower’s option, subject to the consummation of a refinancing of the Advances by the Borrower) and upon payment in full of all Advances Outstanding, all accrued and unpaid interest, all accrued and unpaid fees, including the Make-Whole Amount, if applicable, costs and expenses of the Secured Parties and payment in full of all other Obligations (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing) or (ii) from time to time, by notice to the Administrative Agent and the Facility Servicer, permanently reduce in part the Maximum Facility Amount upon payment in full of any Advances Outstanding if required pursuant to Section 2.04(b), all accrued and unpaid interest on any such prepaid Advances, the Make-Whole Amount, if applicable, and all costs and expenses of the Secured Parties then due and owing. In connection with a permanent reduction of the Maximum Facility Amount in accordance with this Section 2.04(e), the Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of such reduction. The Administrative Agent shall give prompt notice of any termination of this Agreement and the other Transaction Documents or any such permanent reduction to the Lenders. Any termination of this Agreement shall be subject to Section 11.05, Section 11.07, and payment of all accrued and unpaid interest, all accrued and unpaid fees, costs and expenses of the Secured Parties and payment in full of all other Obligations (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing).

(f) Nothing in this Section 2.04 limits the Borrower’s obligation to pay the Utilization Fees hereunder.

SECTION 2.05 Interest and Fees.

(a) The Borrower shall pay interest on the outstanding principal amount of the Advances at a rate per annum equal to LIBOR for the applicable Interest Period plus the Applicable Spread. Interest is payable on each Payment Date as and to the extent provided in Section 2.08. Each Advance is automatically continued in whole to the next applicable Interest Period upon the expiration of the then current Interest Period with respect thereto.

(b) If any amount payable by the Borrower under this Agreement or any other Transaction Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate therefor. Upon the request of the Majority Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Advances Outstanding hereunder at the Default Rate.

(c) In no event shall either the Administrative Agent, the Facility Servicer or the Collateral Custodian be (i) responsible for making any decisions or determinations in connection with the availability or unavailability of LIBOR or any benchmark replacement or benchmark transition event or (ii) have any liability for any determination, decision or election made by or on behalf of the Initial Lender, the Borrower or the Majority Lenders in connection with availability or unavailability of LIBOR, the selection of any alternate benchmark rate, a benchmark transition event or a benchmark replacement, and the parties hereto waive and release any and all claims against the Administrative Agent, the Facility Servicer and the Collateral Custodian relating to any such determination, decision or election; provided that the foregoing provision shall not affect the Facility Servicer’s responsibility for its obligations expressly set forth in this Agreement.

(d) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(d) shall be cumulated and the interest and charges payable to such Lender in respect of other Advance or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

(e) During the Availability Period, the Borrower shall pay to the Lenders an unused commitment fee (an “Unused Commitment Fee”) on the average daily unused amount of the Maximum Facility Amount in excess of the Minimum Usage Amount, if any, which shall accrue at a rate per annum equal to 0.30%. For purposes of computing Unused Commitment Fees, if during the period commencing on (but not including) the date occurring 18 months after the Closing Date through (and including) the last day of the Availability Period the daily used amount of the Maximum Facility Amount is less than the Minimum Usage Amount, then the daily used amount of the Maximum Facility Amount shall be deemed to be the Minimum Usage Amount. Accrued Unused Commitment Fees are payable in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, as provided in Section 2.08. All Unused Commitment Fees are fully earned and nonrefundable upon payment.

(f) The Borrower shall accrue and pay Utilization Fees, if any, for the period commencing on (but not including) the date occurring 18 months after the Closing Date through (and including) the last day of the Availability Period. Utilization Fees are payable on each Payment Date as provided in Section 2.08. All Utilization Fees are fully earned and nonrefundable upon payment.

(g) The Borrower shall pay the fees set forth in the Fee Letters or pursuant to Schedule VII on the terms and conditions provided therein.

(h) All computations of interest and all computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 2.06 Payments and Computations, Etc.

(a) On each Determination Date, the Administrative Agent shall notify the Facility Servicer of the interest payable hereunder on such Payment Date. All amounts to be applied by the Administrative Agent from amounts received from the Collection Account pursuant to Section 2.08, on the Borrower’s behalf, hereunder and in accordance with this Agreement shall be applied in accordance with the terms hereof so that funds are received by the applicable recipient thereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by such recipient to the Facility Servicer. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower, the Facility Servicer or any other Person for any reason.

(b) Other than as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time is reflected in the computation of interest and fees.

(c) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent.

SECTION 2.07 Collections and Allocations.

(a) The Borrower, or the Portfolio Asset Servicer on behalf of the Borrower, shall direct (i) the Obligor and any Underlying Servicer for any Loan Asset that is not a loan participation interest to remit all Collections with respect to such Loan Asset directly to the Collection Account and (ii) any Counterparty Lender to cause the Obligor (or, to the extent applicable, such Counterparty Lender or the Underlying Servicer) for any Loan Asset that is a loan participation interest to remit all Collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Portfolio Asset Servicer shall cause the Collateral Portfolio to be serviced by Underlying Servicers such that there will be no more than ten deposits of Collections to the Collection Account between Payment Dates; provided that it will not be a breach or violation of this Section 2.07(a) the first time the Borrower or the Portfolio Asset Servicer make more than more than ten deposits of Collections to the Collection Account between Payment Dates.

(b) The Borrower shall, and shall cause its Affiliates to, deposit all Collections received by the Borrower or its Affiliates with respect to the Collateral Portfolio to the Collection Account within two Business Days after receipt and shall, and shall cause its Affiliates to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Collections until so deposited.

(c) Upon receipt of Collections in the Collection Account, the Borrower shall, or shall cause the Underlying Servicers to, promptly identify any Collections received as being on account of Principal Collections, Interest Collections or Excluded Amounts. The Borrower shall, or shall cause the Underlying Servicers to, further include a statement as to the amount of Principal Collections, Interest Collections and Excluded Amounts on deposit in the Collection Account on each Determination Date in the Servicing Report delivered pursuant to Section 8.08(a). The Borrower and the Portfolio Asset Servicer shall take commercially reasonable steps to confirm that only funds constituting Collections relating to Loan Assets are deposited into the Collection Account.

(d) Notwithstanding the fact that Excluded Amounts are part of the Collateral Portfolio and constitute Portfolio Assets, prior to the delivery of a Notice of Exclusive Control by the Administrative Agent to the Account Bank in accordance with the terms of the Account Control Agreement, the Facility Servicer may (on behalf of the Borrower) withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Borrower has, prior to such withdrawal, identified to the Facility Servicer the calculation of such Excluded Amounts. After the delivery of a Notice of Exclusive Control in accordance with the terms of the Account Control Agreement, the Administrative Agent, upon written direction from the Majority Lenders, may withdraw from the Collection Account any deposits therein constituting Excluded Amounts.

(e) Neither the Borrower nor the Portfolio Asset Servicer has any rights of withdrawal with respect to amounts held in the Collection Account.

SECTION 2.08 Remittance Procedures. On each Payment Date, the Facility Servicer, on behalf of the Borrower, shall instruct the Account Bank to remit funds on deposit in the Collection Account as described in this Section 2.08 in accordance with the Payment Date Report for such Payment Date and, to the extent funds are remitted to the Administrative Agent, shall instruct the Administrative Agent to distribute such funds as described in this Section 2.08, such funds to be received by the Administrative Agent no later than 11:00 a.m. on such Payment Date; provided that, at any time after delivery of a Notice of Exclusive Control pursuant to the terms of the Account Control Agreement, the Administrative Agent shall instruct the Account Bank to remit funds on deposit in the Collection Account as described in this Section 2.08.

(a) Interest Collections. So long as no Event of Default has occurred and is continuing, the Facility Servicer, on behalf of the Borrower, shall (as directed pursuant to the first paragraph of this Section 2.08) instruct the Account Bank to transfer Interest Collections held by the Account Bank in the Collection Account in accordance with the Payment Date Report for such Payment Date, and shall instruct the Administrative Agent to distribute such funds on such Payment Date, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i)

first, to the Administrative Agent for the ratable distribution (A) first, to the Administrative Agent and the Collateral Custodian ratably in payment in full of all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters or pursuant to Schedule VII and (B) thereafter, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Facility Servicing Fee Letter;

(ii)

second, to the Borrower for payment of Taxes, registration and filing fees and operating expenses then due and owing by the Borrower that are attributable solely to the operations of the Borrower in an amount not to exceed, individually or in the aggregate, $60,000 in any calendar year (it being agreed that the Borrower may deposit such funds in an operating deposit account maintained for the purpose of paying such Taxes, registration and filing fees and operating expenses in accordance with Section 5.02(b));

(iii)	third, (A) first, to the Administrative Agent for the ratable distribution to each Lender, to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement and (B) second, to the Administrative Agent for the ratable distribution to each Secured Party to pay any other Obligations (other than the Advances Outstanding) that are then due and payable to such Secured Parties under this Agreement and other Transaction Documents;

(iv)	fourth, to Holdings to make any Permitted REIT Distributions;

(v)

fifth, if a Market Trigger Event has occurred and is continuing at such time, then to the Administrative Agent for the ratable distribution to each Lender to repay such Lender’s Pro Rata Share of the Advances Outstanding in an aggregate amount (A) with respect to a Market Trigger Event specified in clause (a) of the definition thereof, such that such Market Trigger Event is no longer deemed to be continuing after giving pro forma effect to such repayments and (B) with respect to a Market Trigger Event specified in clause (b) of the definition thereof, until the Advances Outstanding are repaid in full; and

(vi)

sixth, if no Market Trigger Event has occurred and is continuing at such time (or is no longer deemed to be continuing after giving effect to the repayments under clause (a)(v) above, to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment).

(b) Principal Collections. So long as no Event of Default has occurred and is continuing, the Facility Servicer, on behalf of the Borrower, shall (as directed pursuant to the first paragraph of this Section 2.08) instruct the Account Bank to transfer Principal Collections held by the Account Bank in the Collection Account in accordance with the Payment Date Report for such Payment Date, and shall instruct the Administrative Agent to distribute such funds on such Payment Date, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i)

first, to the Administrative Agent for the ratable distribution (A) first, to the Administrative Agent and the Collateral Custodian to pay amounts due under Section 2.08(a)(i) but not paid thereunder and (B) thereafter, to the Facility Servicer to pay amounts due under Section 2.08(a)(i) but not paid thereunder;

(ii)	second, to the Borrower to pay amounts permitted under Section 2.08(a)(ii) but not paid thereunder;

(iii)	third, to the Administrative Agent for the ratable distribution to the Lenders to pay amounts due under Section 2.08(a)(iii) but not paid thereunder;

(iv)

fourth, if a Market Trigger Event has occurred and is continuing at such time, then to the Administrative Agent for the ratable distribution to each Lender to repay such Lender’s Pro Rata Share of the Advances Outstanding in an aggregate amount (A) with respect to a Market Trigger Event specified in clause (a) of the definition thereof, such that such Market Trigger Event is no longer deemed to be continuing after giving pro forma effect to such repayments and (B) with respect to a Market Trigger Event specified in clause (b) of the definition thereof, until the Advances Outstanding are repaid in full; and

(v)

fifth, if no Market Trigger Event has occurred and is continuing at such time (or is no longer deemed to be continuing after giving effect to the repayments under clause (a)(iv) above, to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment).

(c) Insufficiency of Funds. If the funds on deposit in the Collection Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05(b) from the date when due until paid hereunder.

(d) Application of Payments after an Event of Default. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, the Facility Servicer (unless the Administrative Agent (acting at the direction of the Majority Lenders) directs the Facility Servicer not to apply the Collections in accordance with this Section 2.08(d)) or the Administrative Agent shall, at the direction of the Majority Lenders, instruct the Account Bank to transfer all Collections in the Collection Account to be applied in accordance with the Payment Date Report for such Payment Date and in the following order and priority:

(i)

first, to the Administrative Agent for the ratable distribution (A) first, to the Administrative Agent and the Collateral Custodian ratably in payment in full of all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Fee Letters or pursuant to Schedule VII and (B) thereafter, to the Facility Servicer in payment in full for all accrued fees, expenses and indemnities due and payable to such party hereunder or under any other Transaction Document and under the Facility Servicing Fee Letter;

(ii)

second, to the Administrative Agent for the ratable distribution to each Secured Party to pay any other Obligations (other than the Advances Outstanding and accrued and unpaid interest thereon) that are then due and payable to such Secured Parties under this Agreement and other Transaction Documents;

(iii)	third, to the Administrative Agent for the ratable distribution to each Lender, to pay such Lender’s Pro Rata Share of accrued and unpaid interest owing to such Lender under this Agreement;

(iv)

fourth, solely from Interest Collections and so long as no Event of Default described in Section 6.01(a), (e) or (i) has occurred and is continuing, to Holdings to make any Permitted REIT Distributions;

(v)	fifth, to the Administrative Agent for the ratable distribution to each Lender, to repay such Lender’s Pro Rata Share of the Advances Outstanding until paid in full; and

(vi)

sixth, the balance, if any, after all Obligations have been indefeasibly paid in full as set forth above (other than contingent indemnification obligations and other obligations that survive the termination of this Agreement, in each case, not then due and owing), to the Borrower or as otherwise required by Applicable Law.

(e) Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Facility Servicer, the Borrower or the Administrative Agent (as applicable) pursuant to this Section 2.08 shall be in writing (including instructions and directions transmitted to the Account Bank by e-mail) or pursuant to an electronic transmission system established between the Facility Servicer and the Account Bank on the Closing Date. The Facility Servicer and the Borrower shall transmit to the Administrative Agent by e-mail a copy of all instructions and directions given to the Account Bank by such party pursuant to this Section 2.08 concurrently with the delivery thereof. The Administrative Agent shall transmit to the Facility Servicer and the Borrower by e-mail a copy of all instructions and directions given to the Account Bank by the Administrative Agent pursuant to this Section 2.08 concurrently with the delivery thereof.

(f) No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Facility Note.

Notwithstanding the foregoing and to the extent not already received by the Facility Servicer, the Administrative Agent shall deliver to the Facility Servicer, prior to the Reporting Date, the amount of principal and interest due on the Advances, the fees owed to the Administrative Agent (if any), and any such other information as reasonably requested by the Facility Servicer that is in the Administrative Agent’s control.

SECTION 2.09 Grant of a Security Interest.

(a) To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under the following, whether now owned or hereinafter acquired (collectively, the “Collateral”): (i) all accounts, money, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, intellectual property, goods, equipment, fixtures, contract rights, general intangibles, documents, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, securities accounts, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property consisting of the Loan Assets, related Portfolio Assets and Collections (but excluding the obligations thereunder); (ii) all Records; (iii) all Proceeds of the foregoing; (iv) the Collection Account; and (v) all proceeds and products of the foregoing.

(b) To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, Holdings hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of Holding’s right, title and interest in and to, whether now owned or hereinafter acquired (collectively, the “Pledged Equity”): (i) all investment property and general intangibles consisting of the ownership, equity or other similar interests in the Borrower; (ii) all certificates, instruments, writings and securities evidencing the foregoing; (iii) the operating agreement and other organizational documents of the Borrower and all options or other rights to acquire any membership or other interests under such operating agreement or other organizational documents; (iv) all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; (v) all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for Holdings in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and (vi) all proceeds, supporting obligations and products of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that notwithstanding the foregoing or any other provision of any Transaction Document, recourse to Holdings shall in all events be limited to the Pledged Equity.

(c) Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio and the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio, Collateral or the Pledged Equity does not release the Borrower from any of its duties or obligations under the Collateral Portfolio, the Collateral and (iii) none of the Administrative Agent, any Lender nor any other Secured Party shall have any obligations or liability under the Collateral Portfolio or Collateral by reason of this Agreement, nor shall the Administrative Agent, any Lender nor any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.10 Sale of Loan Assets and Release of Loan Assets.

(a) Sales. The Borrower may sell or otherwise transfer or dispose of any Loan Asset (a “Sale”) so long as (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Sale, unless such Unmatured Default would be cured by such Sale and the applications of proceeds thereof, (ii) the cash Proceeds from such Sale are deposited in the Collection Account and (iii) the conditions set forth in Section 2.10(c) for such Sale are satisfied.

(b) Release of Lien after Sale. Upon confirmation by the Facility Servicer of the deposit of the amounts set forth in Section 2.10(a) in cash into the Collection Account and the fulfillment of the other terms and conditions set forth in this Section 2.10 for a Sale (such date of fulfillment, a “Release Date”), then the Loan Assets and related Portfolio Assets which are the subject of such Sale are removed from the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Loan Asset and related Portfolio Assets, the Administrative Agent, for the benefit of the Secured Parties, automatically and without further action shall be deemed to have released all right, title and interest and any Lien of the Administrative Agent, for the benefit of the Secured Parties in, to and under such Loan Asset and related Portfolio Assets and all future monies due or to become due with respect thereto, without recourse, representation or warranty of any kind or nature. The Administrative Agent shall, upon request of the Borrower, confirm such release without further consent of any Lender or any other party.

(c) Conditions to Sales. Any Sale of a Loan Asset is subject to the satisfaction of the following conditions:

(i)	the Borrower shall give the Administrative Agent and the Facility Servicer five Business Days’ notice of such Sale (which notice may be revoked by the Borrower);

(ii)	the Borrower shall deliver to the Facility Servicer a list of all Loan Assets to be subject of a Sale;

(iii)

the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent and the Facility Servicer in connection with (and reflecting) such Sale and the aggregate Advances Outstanding do not exceed the Maximum Availability at such time (after giving effect to repayments made in connection with such Sale);

(iv)

the net cash consideration in connection with such Sale is at least 95% of the current Value of the Loan Asset subject to such Sale or the Initial Lender, in its sole discretion, shall have approved such Sale in writing; and

(v)

to the extent the consideration of such Sale consists of cash, the Borrower shall notify the Administrative Agent and the Facility Servicer of any amount to be deposited into the Collection Account in connection with any Sale.

(d) Treatment of Amounts Deposited in the Collection Account. Amounts deposited by the Borrower or any Underlying Servicer in the Collection Account pursuant to this Section 2.10 on account of Loan Assets shall be treated as Collections for purposes of Section 2.08 and shall be applied as and when provided in Section 2.08.

SECTION 2.11 Release of Loan Assets. The Borrower may obtain the release from the Lien of the Administrative Agent granted under the Transaction Documents of (a) any Loan Asset (and the related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio in accordance with the applicable provisions of Section 2.10 and (b) any Loan Asset (and the related Portfolio Assets pertaining thereto) that terminates or expires by its terms and for which all amounts in respect thereof have been paid in full by the related Obligors and deposited in the Collection Account. The Administrative Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the Initial Lender, execute such documents and instruments of release as may be prepared by the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon the release of the Administrative Agent’s Lien as described in the immediately preceding sentence, the applicable Loan Asset File will be returned to the Borrower as provided in Section 9.09.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender which is not otherwise included in the definition of LIBOR or applicable successor rate hereunder;

(ii)

subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Advances, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within ten days after the submission of the certificate contemplated by Section 2.12(c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the next Payment Date that is not less than 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Taxes.

(a) Payments made by or on account of the Borrower under this Agreement or any other Transaction Document will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required by Applicable Law to be withheld (as determined in the good faith discretion of an applicable Withholding Agent) from any amounts payable by a Withholding Agent, then the Withholding Agent is entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and if such Tax is an Indemnified Tax, then the amount payable to the applicable Recipient will be increased such that the net amount of such payment after withholding for or on account of such Indemnified Taxes (including any Taxes required to be deducted or withheld in respect of such additional sums payable under this Section 2.13) is equal to the amount that would have been received by such Recipient had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower will indemnify each Recipient for the full amount of Indemnified Taxes payable by such Person in respect of, or required to be withheld from (without duplication of Section 2.13(a)), payments made by or on behalf of the Borrower hereunder, including Indemnified Taxes imposed or assessed on or attributable to amounts payable under this Section 2.13 and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the Borrower, with a copy to the Facility Servicer.

(d) Each Lender will indemnify the Administrative Agent, the Facility Servicer and the Collateral Custodian for (i) the full amount of Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent, the Facility Servicer and the Collateral Custodian for such Indemnified Taxes and without limiting or expanding any obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, the Facility Servicer and the Collateral Custodian in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent, the Facility Servicer and the Collateral Custodian is conclusive absent manifest error. All payments in respect of this indemnification shall be made within 15 days from the date a written invoice therefor is delivered to the applicable Lender.

(e) Within 15 days after the date of any payment by the Borrower or, at the direction of the Borrower, by the Facility Servicer from the Collection Account on behalf of the Borrower (to the extent amounts are available in the Collection Account) to the applicable Governmental Authority of any Taxes pursuant to this Section 2.13, the Borrower or the Facility Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent (acting at the direction of the Initial Lender) to the extent received by the Facility Servicer or the Borrower, as applicable. For the avoidance of doubt, in no case or circumstance is the Facility Servicer liable to pay any Taxes under this Agreement, and if it pays any such amounts, it will solely be on behalf of the Borrower, from the Collection Account to the extent amounts are available therein.

(f) A Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement shall deliver to the Administrative Agent, the Borrower and the Facility Servicer, at the time or times prescribed by Applicable Law or reasonably requested by the Administrative Agent, the Borrower or the Facility Servicer, such properly completed and executed documentation or information prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Administrative Agent, the Borrower and the Facility Servicer to determine the applicable rate of withholding). In addition, any Lender, if reasonably requested by the Borrower, the Administrative Agent, or the Facility Servicer, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Administrative Agent or the Facility Servicer as will enable the Borrower, the Administrative Agent, or the Facility Servicer to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than in the case of the forms and documentation specifically described in Section 2.13(e)(i), (e)(ii), and (e)(iv)) shall only be required if, in such Lender’s reasonable judgment such completion, execution or submission would not subject such Lender to any material unreimbursed cost or expense or would not materially prejudice the legal or commercial position of such Lender. Upon the reasonable request from the Administrative Agent, the Borrower will provide such additional information that the Borrower may have to assist the Administrative Agent in making any withholdings or informational reports.

(i) Without limiting the generality of the foregoing, each Lender (including any assignee thereof) that is not a U.S. Person shall deliver to the Administrative Agent, the Borrower and the Facility Servicer two properly completed and duly executed copies of whichever (if any) of the following is applicable for claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on any payment by the Borrower under this Agreement: (i) IRS Form W-8BEN or IRS Form W-8BEN-E (claiming the benefits of an applicable tax treaty), IRS Form W-8IMY, IRS Form W-8EXP or IRS Form W-8ECI or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of the applicable Exhibit H to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code (a “U.S. Tax Compliance Certificate”) and a Form W-8BEN or W-8BEN-E, in each case (A) with any required attachments (including, with respect to any Lender that provides an IRS Form W-8IMY, any of the forms or other documentation described in clauses (i) and (ii) above for any of the direct or indirect owners of such Lender) and (B) any subsequent versions thereof or successors thereto. Such forms shall be delivered by each Lender five Business Days prior to the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent).

(ii) In addition, each Lender (including any assignee thereof) that is U.S. Person shall deliver to the Administrative Agent, the Borrower and the Facility Servicer two copies of IRS Form W-9, properly completed and duly executed and claiming complete exemption from U.S. backup withholding. Such forms shall be delivered by each Lender five Business Days prior to the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent).

(iii) A Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Administrative Agent and the Facility Servicer (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Administrative Agent and the Facility Servicer), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower, the Administrative Agent and the Facility Servicer to determine the withholding or deduction required to be made.

(iv) If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, the Borrower and the Facility Servicer at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or Facility Servicer such documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent, the Borrower or the Facility Servicer as may be necessary for the Administrative Agent, the Borrower and the Facility Servicer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.13(f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(v) In addition, each Lender shall deliver such forms promptly upon becoming aware or receiving notice of the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Administrative Agent, the Borrower and the Facility Servicer at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Administrative Agent, the Borrower or the Facility Servicer (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver. The Facility Servicer is entitled to withhold all amounts required to be withheld by Applicable Law from any payment hereunder to any Lender until such Lender shall have furnished to the Facility Servicer any requested forms, certificates, statements or documents. For the purposes of this Section 2.13(e), “Lender” shall include any other recipients of payments on the Collateral as directed by any Lender to the Facility Servicer.

(vi) Any Administrative Agent that is a U.S. Person shall deliver to the Borrower a duly completed copy of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Such forms shall be delivered by the Administrative Agent five (5) Business Days prior to the date it becomes a party to this Agreement.

Each party to this Agreement agrees that if any form or certification it previously delivered pursuant to this Section 2.13(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent, the Borrower or the Facility Servicer in writing of its legal ability to do so.

(g) If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes for which it was indemnified pursuant to this Section 2.13 or with respect to which the Borrower or the Facility Servicer on behalf of the Borrower, in each case, has paid Additional Amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Facility Servicer on behalf of the Borrower, in each case, under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Lender, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 2.13(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) If the IRS or any Government Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all reasonable expenses incurred.

(i) The Lenders and any transferees or assignees thereof after the Closing Date will be required to provide to the Borrower and the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent pursuant to Section 2.13 hereof to permit the Borrower and the Administrative Agent to comply with any tax reporting obligations under Applicable Laws, including any applicable cost basis reporting obligations.

Each party’s obligations, agreements and waivers under this Section 2.13 survive the resignation or replacement of the Administrative Agent or the Facility Servicer, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

SECTION 2.14 Mitigation Obligations. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office (if available for such Lender) for funding or booking its Advances hereunder or assign its rights and obligations hereunder to another of its offices or branches (if available for such Lender), if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.15 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Facility Servicer and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent (at the direction of the Facility Servicer) has posted such proposed amendment to all Lenders and the Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.15 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Facility Servicer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Notwithstanding anything to the contrary herein or in any other Transaction Document, (i) no Benchmark Replacement, Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes shall become effective until the Administrative Agent confirms that it is capable of being operationally implemented by the Administrative Agent. In no event shall any changes pursuant to this Section 2.15, unless otherwise agreed by the Administrative Agent, affect the rights, indemnities or obligations of the Administrative Agent.

(c) Notices; Standards for Decisions and Determinations. The Facility Servicer will promptly notify the Administrative Agent, the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Facility Servicer or Lenders pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.15.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may no longer request Advances and all current outstanding Advances shall continue at LIBOR that was in effect immediately prior to such date.

SECTION 2.16 Defaulting Lenders

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)

Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and Section 11.01.

(ii)

Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.12 shall be applied at such time or times as may be determined by the Administrative Agent (acting in accordance with the written direction of the Initial Lender or, if the Initial Lender is a Defaulting Lender, Majority Lenders) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, the Facility Servicer or the Collateral Custodian in connection with this Agreement; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent in accordance with the written instructions of the Initial Lender (or Majority Lenders if the Initial Lender is the Defaulting Lender); third, if so determined by the Initial Lender (or Majority Lenders if the Initial Lender is the Defaulting Lender) and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, as such amounts are provided to the Administrative Agent, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, as such amounts are provided to the Administrative Agent, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, as such amounts are provided to the Administrative Agent, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Lenders that are not Defaulting Lenders at such time on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)

Unused Commitment Fees. No Defaulting Lender shall be entitled to receive any Unused Commitment Fee or Utilization Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and (if not a Defaulting Lender) the Initial Lender agree in writing that a Lender is no longer a Defaulting Lender, the Borrower will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2.17 Increase in Commitments.

(a) On or prior to the 18 month anniversary of the Closing Date, the Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) to an aggregate amount of $250,000,000 or such higher amount as mutually agreed between the Borrower and the Lenders.

(b) An Incremental Commitment may be provided by any existing Lender or any new lender (each such Lender or lender, an “Incremental Lender”); provided that each new Incremental Lender is subject to the consent of the Borrower and the Initial Lender. Notwithstanding anything herein to the contrary, no existing Lender has any obligation to agree to increase its Commitment pursuant to this Section 2.17 and any election to do so will be in the sole discretion of such Lender.

(c) The Administrative Agent (in accordance with the direction of the Initial Lender) and the Borrower shall determine the effective date for such increase pursuant to this Section 2.17 (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase; provided that such date must be a Business Day at least ten Business Days after delivery of the request for such increase (unless otherwise approved by the Initial Lender). To effect such increase, the Borrower, the applicable Incremental Lenders and, at the direction of the Initial Lender, Administrative Agent (but no other Lenders or other Persons (except to the extent required in order to give effect to such Incremental Commitment)) shall enter into one or more agreements or amendments to this Agreement (including a joinder to this Agreement), each in form and substance satisfactory to the Borrower and the Initial Lender, pursuant to which the applicable Incremental Lenders will provide the Incremental Commitments. Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section 2.17, each Incremental Commitment is a Commitment (and not a separate facility hereunder), must have identical terms, including pricing of the initial Commitments and the Advances made by the applicable Incremental Lenders on such Incremental Commitment Effective Date pursuant to Section 2.17(e) are Advances, for all purposes of this Agreement.

(d) Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section 2.17 is not effective with respect to any Incremental Lender unless:

(i)	no Event of Default, Unmatured Event of Default or Market Trigger Event has occurred and is continuing on the Incremental Commitment Effective Date or would exist after giving effect to such increase;

(ii)

the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)

the Borrower has paid each Incremental Lender an upfront fee in an amount equal to 1.00% of its Incremental Commitment (such upfront fee to be pro rated by the ratio of the number of days remaining in the Availability Period to the total number of days in the Availability Period, in each case calculating the Availability Period as in effect under clause (a) of the definition thereof) on such date);

(iv)

if the Borrower has previously extended the ending date of the Availability Period pursuant to Section 2.18, then the Borrower has paid each Lender an additional upfront fee in an amount equal to 0.25% of its Incremental Commitment;

(v)	the Administrative Agent has received one or more agreements contemplated above, providing for Incremental Commitments in the amount of such increase; and

(vi)

one or more favorable opinions of counsel to the Borrower consistent with the opinions given on the Closing Date, reasonably acceptable to the Initial Lender and addressed to the Administrative Agent, the Servicer, the Lenders and the Collateral Custodian.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this Section 2.17(d), the Administrative Agent shall record the information contained in the applicable agreement contemplated above in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

(e) On each Incremental Commitment Effective Date, if there are Advances then outstanding, the Borrower is deemed to prepay such Advances and deemed to re-borrow Advances from the Incremental Lenders, as is necessary in order that, after giving effect to such deemed prepayments and borrowings, all Advances will be held ratably by the Lenders (including the Incremental Lenders) in accordance with their respective Pro Rata Share after giving effect to the applicable Incremental Commitments and the Lenders shall make such payments or adjustments as are equitable so that the Advances will be held ratably by the Lenders (including the Incremental Lenders) in accordance with their respective Pro Rata Share after giving effect to the applicable Incremental Commitments (or, if the Lenders otherwise agree, the Lenders, including the Incremental Lenders, may assign portions of the outstanding Advances to accomplish the same result).

SECTION 2.18 Extension of Availability Period.

(a) On or prior to the date occurring 30 days prior to the third anniversary of the Closing Date, the Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders), extend the ending date of the Availability Period (as described in clause (a) of the definition thereof) to the four year anniversary of the Closing Date. Upon the effective extension of the ending date of the Availability Period pursuant to this Section 2.18, the Scheduled Maturity Date is automatically extended to the ninth year anniversary of the Closing Date.

(b) Notwithstanding the foregoing, the extension of the Availability Period pursuant to this Section 2.18 is not effective unless:

(i)	no Event of Default, Unmatured Event of Default or Market Trigger Event has occurred and is continuing on the date the Administrative Agent is notified of such extension;

(ii)

the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date the Administrative Agent is notified of such extension and on the third anniversary of the Closing Date, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)

the Borrower has paid each Lender an extension fee in an amount equal to 0.25% of its Commitment on the date the Administrative Agent is notified of such extension, such fee being due and payable on the date the Administrative Agent is notified of such extension.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement becomes effective upon, and no Lender is obligated to make any Advance, nor is any Lender, the Collateral Custodian, the Facility Servicer or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction of the following conditions precedent:

(i)

this Agreement, all other Transaction Documents and all other agreements, instruments, certificates and other documents listed on Schedule IV have been duly executed by, and delivered to, the parties hereto and thereto;

(ii)	the Collection Account has been established pursuant to the Account Control Agreement;

(iii)

the Borrower shall have obtained an equivalent rating of BBB-, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement from a NRSRO, and the Initial Lender shall have a received a copy of any rating letter issued in connection therewith;

(iv)

all up-front expenses and fees (including reasonable legal fees and expenses and any fees and expenses required under the Fee Letters and pursuant to Schedule VII) that are required to be paid hereunder or by the Fee Letters or Schedule VII have been paid in full;

(v)	the Borrower has provided the Facility Servicer and the Initial Lender with a copy of the Valuation Policy as in effect on the Closing Date;

(vi)	the representations contained in Sections 4.01 and 4.02 are true and correct;

(vii)

the Borrower has received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lenders) in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which in the reasonable judgment of the Lenders could reasonably be expected to have such effect;

(viii)

no action, proceeding or investigation has been instituted, threatened in writing or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Initial Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(ix)

the Administrative Agent has received all documentation and other information requested by the Administrative Agent acting at the direction of the Majority Lenders or required by regulatory authorities with respect to any Loan Party under applicable “know your customer” and AML Laws, including the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders; and

(x)

the Facility Servicer has received all documentation and other information requested by the Facility Servicer required by regulatory authorities with respect to Borrower, the Administrative Agent and the Lenders under applicable “know your customer” and Anti-Money Laundering Laws, including the USA Patriot Act, all in form and substance reasonably satisfactory to the Facility Servicer.

SECTION 3.02 Conditions Precedent to All Advances. Each Advance (including any initial Advance) is subject to the further conditions precedent that:

(a) On the Advance Date for an Advance the following conditions precedent have been satisfied (in addition to those conditions precedent set forth in Section 3.02(b)):

(i)

with respect to an Advance to be made in connection with a Delayed Draw, if the requested Advance is less than the amount of such Delayed Draw, then the Sponsor has made arrangements satisfactory to the Initial Lender to fund an equity contribution to the Borrower in an amount sufficient to make such Delayed Draw in full in a manner satisfactory to the Initial Lender; and

(ii)	with respect to an Advance to be made in connection with the Transfer of Loan Assets (whether by origination, sale or contribution):

(A)

if the requested Advance is less than the amount sufficient to acquire such Loan Assets, then the Sponsor has made arrangements satisfactory to the Initial Lender to fund an equity contribution to the Borrower in an amount sufficient to acquire such Loan Assets as of the proposed Advance Date in a manner satisfactory to the Initial Lender;

(B)

simultaneously with the making of such Advance, the Borrower will obtain valid ownership interests in such Loan Assets and all actions required to be taken or performed under Section 3.03 with respect to the Transfer of such Loan Assets has been, or will be simultaneously with such Transfer, taken or satisfied; and

(C)	such Advance Date occurs no more than ten Business Days after the Cut-Off Date for such Loan Asset.

(b) On the Advance Date of an Advance (including any initial Advance):

(i)

the Borrower has delivered to the Administrative Agent (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Portfolio LTV Certificate and (D) if the proceeds of such Advance are to be used in connection with the Transfer of a Loan Asset, a Loan Asset Certificate, each as provided in Section 2.02(b);

(ii)

the Borrower has provided to the Administrative Agent and the Facility Servicer (which may be provided electronically) the Loan Asset Schedule as updated to include each of the Eligible Loan Assets included in the Borrowing Base Certificate delivered in connection with such Advance;

(iii)

on and as of such Advance Date, after giving effect to such Advance and the transactions related thereto, including the use of proceeds thereof, the Advances Outstanding do not exceed the Maximum Availability on such Advance Date;

(iv)	no Event of Default, Unmatured Event of Default or Market Trigger Event has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(v)

the representations contained in Sections 4.01 and 4.02 are true and correct in all material respects before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date);

(vi)	such Advance Date is during the Availability Period and not during a Material Modification Grace Period;

(vii)	with respect to the Transfer of any Loan Asset on such Advance Date, all actions required to be taken or performed under Section 3.03 with respect to such Transfer have been taken or satisfied; and

(viii)

all expenses and fees (including reasonable legal fees and any fees required under the Fee Letters or pursuant to Schedule VII) that are required to be paid hereunder or by the Fee Letters or Schedule VII have been paid in full.

Each acceptance of an Advance is deemed a representation by the Borrower that the conditions specified in this Section 3.02 have been met.

SECTION 3.03 Conditions to Transfers of Loan Assets. Each Transfer of a Loan Asset is subject to the further conditions precedent that:

(a) the Borrower has delivered to the Administrative Agent (with a copy to the Facility Servicer) no later than 2:00 p.m. on the date that is three Business Days prior to the related Cut-Off Date:

(i)	a Loan Asset Certificate for such Loan Asset, which certifies, among other things, whether such Loan Asset is an Eligible Loan Asset;

(ii)

a Borrowing Base Certificate and a Portfolio LTV Certificate, each giving pro forma effect to such Transfer and proposed Advances relating thereto, and if such Advances would cause the aggregate Advances Outstanding to exceed the Maximum Availability as of the proposed Cut-Off Date, such Borrowing Base Certificate shall include any scheduled or intended unscheduled repayments of Advances in accordance with the terms hereof which would result in such Advances Outstanding not exceeding the Maximum Availability as of such date; and

(iii)	a Loan Asset Schedule reflecting the Transfer of such Loan Asset;

(b) the Borrower (or the Portfolio Asset Servicer on its behalf) has delivered to the Facility Servicer and the Initial Lender electronic copies of the Required Loan Documents and the Loan Asset Checklist and Loan Asset Certificate pertaining to each such Loan Asset at least five Business Days prior to the Cut-Off Date pertaining to such Loan Asset or such later date as the Initial Lender may agree;

(c) if the Cut-Off Date for such Loan Asset will be after the end of the Availability Period and such Transfer relates to a Loan Asset that will be included in the calculation of the Borrowing Base, the Initial Lender has consented in writing to such Transfer;

(d) all actions required to be taken or performed (including the filing of UCC financing statements) to give the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Loan Asset and the Portfolio Assets related thereto and the proceeds thereof have been taken or performed; and

(e) no Event of Default has occurred and is continuing or would result from such Transfer.

Each Transfer of a Loan Asset pursuant to this Section 3.03 is deemed a representation by the Borrower that the conditions specified in this Section 3.03 have been met.

SECTION 3.04 Advances Do Not Constitute a Waiver. No Advance made hereunder constitutes a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

ARTICLE IV.

REPRESENTATIONS

SECTION 4.01 Representations of the Loan Parties. The Borrower hereby represents to the Secured Parties as follows:

(a) Organization, Good Standing and Due Qualification. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite organizational power and authority necessary to own the Loan Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Each Loan Party is duly qualified to do business, and has obtained all licenses and approvals, under the laws of its jurisdiction of organization and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing under the laws of its jurisdiction of organization and in each other jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio and the conduct of its business requires such qualification, license or approval, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. Each Loan Party (i) has the power, authority, and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement and the other Transaction Documents, subject only to Permitted Liens, and (C) authorize the Administrative Agent, the Facility Servicer and the Collateral Custodian to perform the actions contemplated herein. This Agreement and each other Transaction Document have been duly executed and delivered by each Loan Party party thereto.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the transfer of an ownership interest in the Loan Assets or the grant of a security interest in the Collateral, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and all other agreements and instruments executed and delivered or to be executed and delivered in connection with the Transfer of any Loan Asset will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, each Loan Party’s organizational documents, (ii) result in the creation or imposition of any Lien on the Collateral other than Permitted Liens, (iii) violate any Applicable Law in any material respect or (iv) violate any contract or other agreement to which each Loan Party is a party or by which any property or assets of the Borrower may be bound.

(f) No Proceedings; No Injunctions. There is no litigation, proceeding or investigation pending or, to the knowledge of a Loan Party, threatened against a Loan Party or any properties of a Loan Party, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. No injunction, writ, restraining order or other order of any nature adversely affects, in any material respect, any Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which a Loan Party is a party.

(g) No Liens. The Collateral is owned by the applicable Loan Party free and clear of any Liens except for Permitted Liens.

(h) Transfer of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been Sold, assigned or pledged by any Loan Party to any Person, other than in accordance with Article II and the grant of a security interest therein to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Sole Purpose. The Borrower has been formed solely for the purpose of, and has not engaged in any business activity other than, the acquisition of commercial loans, the pledge and financing thereof and transactions incidental thereto and activities of the type expressly permitted under Section 5.01(a). The Borrower is not party to any agreements other than this Agreement and the other Transaction Documents to which it is a party, the Required Loan Documents, other agreements listed on the Loan Asset Checklist for each Loan Asset in respect of which the Borrower is a lender or loan participant, and other customary and non-material agreements entered into by the Borrower in the ordinary course of its business.

(j) Separate Entity. Each Loan Party is operated as an entity with assets and liabilities distinct from those of the Sponsor and any Affiliates thereof, and each Loan Party hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon each Loan Party’s identity as a separate legal entity from the Sponsor and from each such other Affiliate of the Sponsor.

(k) Taxes. All tax returns (including all foreign, federal, State, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of or with respect to the income and assets of the Borrower (Including the Collateral Portfolio), have been timely filed and (ii) all Taxes reflected on such tax returns have been paid, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges made against it or any of its property (including the Collateral Portfolio) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books or as could not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge.

(l) Location. Except as permitted pursuant to Section 5.02(l), each Loan Party’s location (within the meaning of Article 9 of the UCC of the State of New York) is the State of Delaware and, except as permitted pursuant to Section 5.02(l), no Loan Party has changed its jurisdiction of formation. Except as permitted pursuant to Section 5.02(l), the principal place of business and chief executive office of each Loan Party (and the location of the Loan Party’s records regarding the Collateral (other than those delivered to the Collateral Custodian pursuant to this Agreement)) is located at the address set forth under its name in Section 11.02.

(m) Tradenames. Except as permitted pursuant to Section 5.02(l), each Loan Party’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(l), no Loan Party has changed its name since its formation and neither has tradenames, fictitious names, assumed names or “doing business as” names.

(n) No Subsidiaries. The Borrower does not own or hold the equity interests in any other Person, other than any equity interests acquired by the Borrower in connection with a foreclosure of a Loan Asset.

(o) Reports Accurate. All Notices of Borrowing, Borrowing Base Certificates, Portfolio LTV Certificates, Loan Asset Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by a Loan Party to the Administrative Agent, the Facility Servicer or the Collateral Custodian in connection with this Agreement and the other Transaction Documents are accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that solely with respect to written or electronic information furnished by the Borrower which was provided to the Borrower from an Obligor with respect to a Loan Asset (or derived thereof), such information need only be accurate, true and correct to the knowledge of the Borrower.

(p) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of Proceeds from the sale of any item in the Collateral Portfolio) will violate or result in a violation of Section 7 of the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Loan Party owns or intends to carry or purchase, and proceeds from the Advances will not be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q) Event of Default or Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default or Unmatured Event of Default, in each case, which has not been previously disclosed to the Administrative Agent and the Lenders in writing.

(r) ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year, (ii) no failure by the Borrower to meet the minimum funding standard set forth in Sections 302(a) or 303 of ERISA and Sections 412(a) and 430 of the Code has occurred with respect to any Pension Plan, (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has withdrawn from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (iv) no Reportable Event has occurred with respect to any Pension Plan, (v) no notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate, or appointed a trustee to administer, a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(s) Instructions for Collections. The Collection Account is the only account to which the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Servicer or issuer of any Loan Asset have been instructed by the Borrower or the Portfolio Asset Servicer on the Borrower’s behalf, to send Collections with respect to the Loan Assets. The Borrower has not granted any Person other than the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collection Account.

(t) Investment Company Act. No Loan Party is required to register as an “investment company” under the provisions of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

(u) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties have complied with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(v) Collections. All Collections received by the Loan Parties or their Affiliates with respect to the Collateral Portfolio are held in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, until deposited into the Collection Account as provided herein.

(w) Set-Off etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, or the Obligor thereof, and no item in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, permitted pursuant to Section 5.01(e)(i).

(x) Environmental. With respect to each item of Underlying Collateral, to the knowledge of each Loan Party, except as expressly disclosed to the Initial Lender with respect to such Loan Asset prior to the Transfer thereof: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal or State investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. No Loan Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral.

(y) Security Interest.

(i)

This Agreement creates a valid and continuing security interest (as defined in the UCC of the State of New York) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Loan Parties.

(ii)

The Collateral Portfolio is comprised of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the UCC of the State of New York), and the proceeds of the foregoing, or such other category of collateral under the UCC of the State of New York as to which the Borrower has complied with its obligations under this Section 4.01(y).

(iii)	The Collection Account is not in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties.

(iv)	The Collection Account constitutes a “securities account” or a “deposit account” as defined in the UCC of the State of New York.

(v)	The Borrower, the Account Bank, the Facility Servicer and the Administrative Agent, on behalf of the Secured Parties, have entered into the Account Control Agreement.

(vi)

The Loan Parties have authorized the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement may be perfected by filing.

(vii)

Other than as expressly permitted by the terms of the Transaction Documents, this Agreement and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, no Loan Party has pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. No Loan Party has authorized the filing of or is aware of any financing statements against a Loan Party that include a description of collateral covering the Collateral other than any financing statement (A) that has been terminated or fully and validly assigned to the Administrative Agent or (B) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.10. No Loan Party is aware of the filing of any judgment or Tax lien filings against a Loan Party, other than Permitted Liens.

(viii)

None of the underlying promissory notes or related loan registers or Participation Agreements or related participation registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties, except to the extent any such marks or notations indicate any pledges, assignments or other conveyances that have been discharged or are otherwise no longer in effect as of the Cut-Off Date for such Loan Asset.

(ix)

With respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement (as specified in Section 8-102(a)(11) of the UCC of the State of New York) or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Loan Parties of such certificated security.

(x)

With respect to any Collateral that constitutes an “uncertificated security,” the applicable Loan Party has caused the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(xi)	The Pledged Equity issued by the Borrower has been duly and validly authorized and issued by the Borrower.

(xii)

Holdings consents to the transfer of any Pledged Equity to the Administrative Agent or its designee, in connection with an exercise of remedies in accordance with Applicable Law following, and during the occurrence of, an Event of Default and to the substitution of the Administrative Agent or its designee as a member in the Borrower with all the rights and powers related thereto, subject to the terms of this Agreement.

(xiii)

The Pledged Equity shall not be represented by a certificate unless (A) the limited liability company agreement of the Borrower expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (B) such certificate shall be delivered as provided in clause (xiv) below.

(xiv)

If any portion of the Pledged Equity constitutes a “certificated security,” such certificated security has been delivered to the Administrative Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement (as specified in Section 8-102(a)(11) of the UCC of the State of New York) or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by Holdings of such certificated security.

(xv)

If any portion of the Pledged Equity constitutes an “uncertificated security”, Holdings has caused the Borrower of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered holder of such uncertificated security.

(z) Anti-Money Laundering Laws. (i) No Covered Entity (A) is a Sanctioned Person; (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Sanctions and Anti-Terrorism Law; (C) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Sanctions and Anti-Terrorism Law; or (D) engages in any dealings or transactions prohibited by any Sanctions and Anti-Terrorism Law; (ii) the proceeds of the Advances will not be used by the Borrower, or to the Borrower’s actual knowledge by any other Person, to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Sanctions and Anti-Terrorism Law; (iii) the funds used to pay the Administrative Agent or the Facility Servicer, to the extent received from the Borrower, are not derived from any unlawful activity; and (iv) to the Loan Parties’ knowledge, each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Sanctions and Anti-Terrorism Law.

(aa) Capital. The Borrower, in connection with the indemnity provided in Section 10.01, has access to sufficient capital to meet and any all obligations stated therein.

SECTION 4.02 Representations of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents to the Secured Parties as follows:

(a) Eligibility of Collateral Portfolio. (i) Each Loan Asset Schedule, each Borrowing Base Certificate, each Portfolio LTV Certificate and the information contained in each Notice of Borrowing is a true and correct listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date or Advance Date, as applicable, and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date or Advance Date, as applicable, (ii) each Loan Asset designated on any Loan Asset Schedule or any Borrowing Base Certificate as an Eligible Loan Asset is an Eligible Loan Asset, (iii) the Borrower has complied in all material respects with the requirements of this Agreement with respect to each Loan Asset, including delivery to the Collateral Custodian of the Loan Asset File therefor as provided in Section 5.01(f) and (iv) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral Portfolio to the Administrative Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder shall not constitute an Event of Default if the aggregate Advances Outstanding do not exceed the Maximum Availability assuming such Loan Asset was not included as an Eligible Loan Asset in the calculation of the Borrowing Base or the Borrower makes a prepayment of the Advances as provided in Section 2.04(b) within one Business Day of learning of such inaccuracy.

(b) No Fraud. To the knowledge of the Borrower, each Loan Asset was originated without any fraud or misrepresentation on the part of the Obligor or Transferor, if any, of such Loan Asset.

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01 Affirmative Covenants. From the Closing Date until the Facility Termination Date:

(a) Organizational Procedures and Scope of Business. Each Loan Party shall observe all organizational procedures required by its organizational documents and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower shall limit the scope of its business to those set forth in its limited liability company agreement, including: (i) the acquisition and origination of and investments in Loan Assets and the ownership and management of the Portfolio Assets; (ii) the Sale of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and exercising any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. Borrower shall at all times maintain at least one Independent Manager. The Borrower at all times shall comply in all material respects with the special purpose covenants set forth in Article III(C) of its limited liability company agreement as in effect on the Closing Date. The Borrower shall at all times provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Manager) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or State law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors or (vi) admit in writing its inability to pay its debts generally as they become due.

(c) Preservation of Company Existence. Each Loan Party shall preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation and shall promptly obtain and thereafter maintain qualifications to do business as a foreign entity in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(d) Deposit of Misdirected Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt and identification thereof) deposit or cause to be deposited into the Collection Account any and all Collections received by the Borrower.

(e) Material Modifications and Underlying Obligor Default.

(i)

The Borrower shall give prior written notice to the Lenders of any proposed Material Modification or Qualifying Amendment with respect to any Loan Asset. If notified by the Borrower, the Majority Lenders shall have (A) five Business Days with respect to all Material Modifications not relating to payment defaults and (B) ten Business Days with respect to all Material Modifications relating to all payment defaults to consent or decline to consent to such Material Modification, but if such consent is not obtained, the Borrower may proceed with such Material Modification, but shall make any necessary adjustments to the calculation of Value and Total Portfolio Value as a result thereof as required by Section 2.04(c). For the avoidance of doubt, if the Majority Lenders do not respond to the request for consent for any proposed Material Modification within the five Business Day period or ten Business Day period, as the case may be, such consent shall be deemed to have been declined.

(ii)

The Borrower shall give written notice to the Lenders, the Facility Servicer and the Collateral Custodian of any occurrence of any Underlying Obligor Default after the Closing Date with respect to any Loan Asset promptly after obtaining knowledge thereof.

(f) Required Loan Documents. The Borrower (or the Portfolio Asset Servicer on its behalf) shall deliver to the Collateral Custodian hard copies of the Required Loan Documents and the Loan Asset Checklist and Loan Asset Certificate pertaining to each such Loan Asset in accordance with Article IX within five Business Days following the Cut-Off Date pertaining to such Loan Asset or such later date as the Initial Lender may agree.

(g) Maintenance of Credit Rating; Rating Agency Information. The Borrower shall, annually, use commercially reasonable efforts to cause an NRSRO to maintain an equivalent rating of BBB-, BBB(low) or Baa3 or higher on the credit facility evidenced by this Agreement and provide the Initial Lender with a copy of all rating letters issued to the Borrower in connection therewith. If the credit facility evidenced by this Agreement is downgraded to a rating lower than BBB-, BBB(low) or Baa3 or if the Borrower is unable to deliver the maintenance rating letter required by this Section 5.01(g) in a timely manner, then the Borrower, by not later than 15 Business Days after the date of such downgrade or the Borrower’s failure to deliver the maintenance rating letter when required by this Section 5.01(g), as applicable, shall use commercially reasonable efforts to either (i) deliver preliminary feedback from another NRSRO that indicates that such NRSRO is prepared to issue a rating of BBB-, BBB(low) or Baa3 or higher with respect to the credit facility evidenced by this Agreement or (ii) cause the NRSRO that previously rated the credit facility evidenced by this Agreement to restore the rating of BBB-, BBB(low) or Baa3 or higher (including as a result of a prepayment in part or in whole of the Advances Outstanding). In the event the Borrower delivers preliminary feedback from another NRSRO that indicates that such NRSRO is prepared to issue a rating of BBB-, BBB(low) or Baa3 or higher with respect to the credit facility evidenced by this Agreement, then the Borrower, by not later than 45 days after the date of such preliminary feedback, shall use commercially reasonable efforts to deliver final rating levels from such other NRSRO indicating that it has issued an equivalent rating of BBB-, BBB(low) or Baa3 with respect to the credit facility evidenced by this Agreement. The Borrower shall provide any NRSRO that is then engaged by the Borrower to rate the credit facility evidenced by this Agreement with all available information that is reasonably requested by such NRSRO in connection with its rating of the credit facility evidenced by this Agreement. The Borrower shall pay all costs and expenses required to comply with the provisions of this Section 5.01(g).

(h) Notices. The Borrower shall notify the Administrative Agent in writing, with a copy to the Initial Lender, promptly (and in any event within two Business Days following the acquisition of knowledge or receipt of notice by a Responsible Officer of the Borrower) following the occurrence of:

(i)

each Unmatured Event of Default or Event of Default and no later than three Business Days following such written notice, the Borrower shall provide to the Administrative Agent, with a copy to Initial Lender, a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii)	any event or other circumstance known to the Borrower that would reasonably be expected to result in a Material Adverse Effect;

(iii)

the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, Holdings or Sponsor, including pursuant to any applicable Environmental Laws, that would reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000;

(iv)	any material Lien on the Collateral known to the Borrower (other than Permitted Liens);

(v)

the receipt of notice of the occurrence of any Reportable Event with respect to any Pension Plan except as would not reasonably be expected to result in a Material Adverse Effect and the Borrower shall provide the Administrative Agent with a copy of such notice;

(vi)	any change in the accounting policies of the Borrower constituting a material deviation from GAAP; and

(vii)	any material change in the Valuation Policy and the Borrower shall provide a written copy of such change within three Business Days of such change.

(i) Additional Information; Additional Documents. Each Loan Party shall provide the Administrative Agent and Initial Lender with any financial or other information reasonably requested by the Administrative Agent or the Initial Lender evidencing support for the representations set forth in this Agreement. Notwithstanding anything to the contrary in this provision, the Loan Parties and their Affiliates are not required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (iii) in such Loan Party’s or Affiliate’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege; provided that the Loan Parties shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

(j) Protection of Security Interest. Each Loan Party shall take all action that the Administrative Agent (acting at the direction of the Majority Lenders ) may reasonably request to perfect, protect and more fully evidence the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder, including (i) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Loan Parties) effective financing statements against any Transferor which is an Affiliate of the Borrower in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Loan Parties, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Loan Party’s interests in the Collateral, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all assets” or “all assets and all proceeds thereof” filing), and naming such Loan Party as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof) and (iv) take all additional action that the Facility Servicer or Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request to perfect, protect and more fully evidence the respective first priority (subject to Permitted Liens) perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent to exercise or enforce any of its rights hereunder (on its own behalf or through the Facility Servicer). The Loan Parties shall defend the right, title and interest of the Administrative Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties (other than with respect to Permitted Liens).

(k) Compliance with Applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Borrower shall at all times comply with all Applicable Law (including Environmental Laws and all federal securities laws).

(l) Proper Records. Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrower shall account for the Transfer to it from the Transferor of the Loan Asset under each Loan Asset Assignment as a transfer of such Loan Asset in its books and records.

(m) Satisfaction of Obligations. Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party.

(n) Payment of Taxes. Each Loan Party shall pay and discharge all income and all other material Taxes, levies, liens and other charges imposed on it or its assets and on the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o) Access to Records. From time to time and, prior to the occurrence and continuance of an Unmatured Event of Default or Event of Default, upon not less than five Business Days advance notice, Borrower shall permit the Administrative Agent or any Person designated by the Administrative Agent or Initial Lender and at the sole cost and expense of the Borrower, to, during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations and assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or Initial Lender may reasonably request; provided that (i) the Administrative Agent and Initial Lender shall use all reasonable efforts to coordinate their inspections and (ii) so long as an Event of Default has not occurred or is continuing, Borrower is not responsible for the cost and expense of more than one site visit in any calendar year.

(p) Financial Reporting. The Borrower shall furnish to the Administrative Agent, the Facility Servicer and each Lender:

(i)

within 60 days after the end of the first three fiscal quarters of each fiscal year of the Sponsor, an unaudited consolidated financial report of the Sponsor containing a consolidated balance sheet, consolidated statement of assets, liabilities and capital, and a consolidated statement of operations for the most recent fiscal quarter (and including a schedule of investments related to the Borrower as of the end of such fiscal quarter);

(ii)

commencing with the fiscal year ending December 31, 2021, within 120 days after the end of each fiscal year of the Sponsor, audited consolidated statements of the Sponsor of assets, liabilities and capital, and audited balance sheet, consolidated statements of operations and cash flow (and including a schedule of investments related to the Borrower as of the end of such fiscal year), audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year;

(iii)

within 60 days after the end of each calendar quarter, (A) a Portfolio LTV Certificate and (B) a copy of the Valuation Policy, including any changes, amendments or other modifications thereto since the Valuation Policy last provided to the Administrative Agent, the Facility Servicer and the Lenders, together with the values established by any Approved External Valuation Firm for the Loan Assets as part of the Valuation Policy during such quarter; and

(iv)

no later than ten days prior to any Reporting Date for which the Borrower is requesting a distribution pursuant to Section 2.08(a)(iv), a statement of the amounts to be so distributed and the calculation thereof.

The Sponsor may deliver any information that is required pursuant to this Section 5.01(p) and that is publicly available on the website of any Governmental Authority or is available to the general public on the Sponsor’s website by forwarding the Administrative Agent, the Facility Servicer and each Lender a link to such websites; provided that in the event the Administrative Agent is not able to timely access any such website, the Sponsor shall, upon request from the Administrative Agent, provide electronic copies of the related information directly to the Administrative Agent.

The Administrative Agent has no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event has no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

(q) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. Each Loan Party shall maintain in effect policies and procedures designed to ensure compliance by such Loan Party and its directors, officers, employees, and agents with applicable Sanctions and Anti-Terrorism Laws, AML Laws and Anti-Corruption Laws.

SECTION 5.02 Negative Covenants. From the Closing Date until the Facility Termination Date:

(a) Protection of Title. Except as otherwise permitted under this Agreement, no Loan Party shall take any action which would directly or indirectly materially impair or adversely affect such Loan Party’s title to the Collateral Portfolio or the Pledged Equity, as applicable.

(b) Transfer Limitations. Except as permitted pursuant to Section 2.10, no Loan Party shall transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral or the Pledged Equity to any person other than the Administrative Agent for the benefit of the Secured Parties or in connection with Permitted Liens, or engage in financing transactions or similar transactions with respect to the Collateral or the Pledged Equity with any person other than pursuant to or as permitted by this Agreement.

(c) Indebtedness; Liens. Borrower shall not create, incur, assume or suffer to exist any Indebtedness for borrowed money other than the Obligations. No Loan Party shall create, incur or permit to exist any Lien in or on any of the Collateral or the Pledged Equity other than Permitted Liens.

(d) Organizational Documents. No Loan Party shall modify or terminate any of its organizational or operational documents in any manner that would adversely affect the interests of the Lenders.

(e) Merger, Acquisitions, Sales, etc. No Loan Party shall change its organizational structure, enter into any transaction of merger or consolidation or amalgamation or Sale (other than pursuant to Section 2.10), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) in any manner that would adversely affect the interests of the Lenders without the prior written consent of all Lenders.

(f) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (a) to finance the acquisition, origination or investment by the Borrower in Collateral Portfolio, (b) to pay the fees and expenses of the Sponsor and the Loan Parties incurred in connection with this Agreement and the transactions contemplated hereby or (c) to distribute such proceeds to Holdings or its Affiliates in connection with any Advance hereunder for the reimbursement of (i) the Transfer of Loan Assets to the Borrower from Holdings or an Affiliate thereof or (ii) amounts contributed to Borrower to fund Delayed Draw Amounts. The Borrower shall not, directly or indirectly, use the proceeds of the Advances in any other manner that would result in a violation of Sanctions and Anti-Terrorism Laws by any Person that is a party to this Agreement.

(g) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or as otherwise contemplated by Section 5.01(a).

(h) Tax Treatment. Neither Borrower nor any other Person on Borrower’s behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being treated as a corporation for U.S. federal income tax purposes and the Borrower shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes. The Borrower shall not make any election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(i) Restricted Junior Payments and Permitted REIT Distributions. The Borrower shall not distribute, transfer or dispose of Loan Assets except as expressly contemplated under Section 2.10. The Borrower shall not make any Restricted Junior Payment or Permitted REIT Distribution, except as expressly permitted under Section 2.08.

(j) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not (i) fail to meet the minimum funding standard set forth in Sections 302(a) and 303 of ERISA and Sections 412(a) and 430 of the Code with respect to any Pension Plan, (ii) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iii) terminate any Pension Plan so as to result, directly or indirectly in any material liability to the Borrower or (iv) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(k) Instructions Regarding Payments. The Borrower (and the Portfolio Asset Servicer on its behalf) shall not make any change in its instructions to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Servicer or issuer of any Loan Asset, as applicable, regarding payments to be made with respect to the related Portfolio Asset to the Collection Account, as applicable, unless the Majority Lenders have directed, or otherwise have consented in writing to, such change.

(l) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. No Loan Party shall change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, such Loan Party provides at least ten days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent (acting at the direction of the Majority Lenders) may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together with any other documents and instruments as the Administrative Agent (acting at the direction of the Majority Lenders) may reasonably request in connection therewith. The Borrower shall not move, or consent to the Collateral Custodian moving, the Loan Asset Files from the location thereof on the Closing Date, unless the Administrative Agent (acting at the direction of the Majority Lenders) shall consent to such move in writing.

(m) Loan Asset Assignments. The Borrower will not amend, modify, waive or terminate any provision of any Loan Asset Assignment in any manner that would adversely affect the interests of the Lenders without the prior written consent of the Lenders.

(n) No Changes in Fees. The Borrower shall not make any changes to the Fees or amend, restate, supplement or otherwise modify the Fee Letters in any material respect without the prior written approval of all Lenders.

(o) Sanctions and Anti-Terrorism, Anti-Money Laundering and Anti-Corruption Compliance. The Borrower shall not use the proceeds of any Advance, directly or indirectly, for any payments that could constitute a violation of any applicable Sanctions and Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or in any other manner that would constitute or result in a violation of Sanctions and Anti-Terrorism Laws, AML Laws or Anti-Corruption Laws by any Person.

ARTICLE VI.

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a)

the Borrower fails to make any payment of (i) any Obligation (other than the payment of any amount upon the Final Maturity Date) when due (whether at the due date thereof, at a date fixed for prepayment thereof, as a result of the acceleration thereof or otherwise) and such failure is not cured within five Business Days or (ii) any Obligation on the Final Maturity Date;

(b)

the Borrower defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of $1,000,000, or an event of default is declared under any such agreement, in each case, and such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(c)

any failure on the part of a Loan Party to observe or perform any of its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party (other than covenants or agreements with respect to which another clause of this Section 6.01 expressly relates, which shall not, on its own, constitute an Event of Default under this clause (c)) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof;

(d)

if the Portfolio Asset Servicer and the Borrower are the same Person, any failure on the part of the Portfolio Asset Servicer to observe or perform any of its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party and the same continues unremedied for a period of three Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Portfolio Asset Servicer by the Administrative Agent, the Facility Servicer or any Lender and (ii) the date on which a Responsible Officer of the Portfolio Asset Servicer acquires knowledge thereof provided that such three Business Day cure period may only be utilized twice during the term of this Agreement);

(e)	the occurrence of a Bankruptcy Event relating to a Loan Party;

(f)

the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against a Loan Party for the payment of money in excess of $2,500,000 in the aggregate (unless such judgment is covered by third party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied or failed to acknowledge coverage) where such Loan Party shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms within 30 days or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(g)

the breach by a Loan Party of the covenants set forth in Section 5.01(a) (other than Sections 5.01(k), (l), (m) and (n)) or any failure on the part of a Loan Party to observe or perform any covenants or agreements of the Loan Parties set forth in Section 5.02;

(h)

(i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of a Loan Party; provided that, there shall be no Event of Default under this clause (g)(i) to the extent such Event of Default arises solely from the action (or inaction) of the Administrative Agent, the Facility Servicer, the Collateral Custodian, the Account Bank or a Lender, (ii) a Loan Party, the Sponsor or any of their Affiliates shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that there shall be no Event of Default under this clause (g)(iii) to the extent such Event of Default arises from the action (or inaction) of the Administrative Agent, the Facility Servicer, the Collateral Custodian, the Account Bank or a Lender;

(i)	any Change of Control shall occur; or

(j)

any representation, warranty or certification made by a Loan Party in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made;

then the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may, in each case by notice to the Borrower, declare the Final Maturity Date to have occurred; provided that, in the case of any event described in Section 6.01(e), the Final Maturity Date is deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence and during the continuation of any Event of Default, (i) the Lenders may decline to make any Advance hereunder or terminate their Commitment, (ii) the Administrative Agent shall, at the direction of the Majority Lenders, or the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(e), the Lenders’ Commitments automatically terminate and the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) without the need of any notice to the Borrower upon the occurrence of such event and (iii) the Administrative Agent shall, at the direction of the Majority Lenders, instruct the Account Bank to distribute all amounts on deposit in the Collection Account as described in Section 2.08(d) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.08(d)). In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

SECTION 6.02 Pledged Equity.

(a) Except as otherwise set forth in Section 6.02(b) or 6.02(c):

(i)

Holdings shall be entitled to exercise any and all voting or other consensual rights and powers inuring to an owner of Pledged Equity or any part thereof and Holdings agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement and the other Transaction Documents.

(ii)

Holdings shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Equity (without any obligation to contribute such amounts to the Collection Account), to the extent and only to the extent that such dividends and other distributions are not prohibited by the terms and conditions of this Agreement and Applicable Law; provided that any noncash dividends or other distributions that would constitute Pledged Equity, shall be and become part of the Pledged Equity, and, if received by Holdings, shall not be commingled by Holdings with any of its other property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and Holdings shall promptly take all steps reasonably necessary to ensure the validity, perfection and priority (subject to Permitted Liens), including promptly delivering the same to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall cooperate with Holdings with respect to making exchanges of Pledged Equity in connection with any exchange or redemption of such Pledged Equity not prohibited by this Agreement, which such cooperation shall include delivery of any such Pledged Equity in exchange for replacement Pledged Equity. For the avoidance of doubt, the Borrower agrees to reimburse the Administrative Agent for any costs or expenses incurred due to the provisions of this Section 6.02(a)(ii).

(b) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Holdings) or upon the occurrence of any event described in Section 6.01(e) (without notice), all rights of Holdings to make dividends or other distributions that Holdings is authorized to receive pursuant to Section 6.02(a)(ii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions; provided that notwithstanding the foregoing, Holdings may make Permitted REIT Distributions solely from Interest Collections during the continuance of an Event of Default so long as it is not an Event of Default described in Section 6.01(a), (e) or (i). All dividends or other distributions received by Holdings contrary to the provisions of this Section 6.02(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of Holdings and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 6.02(b) shall be retained by the Administrative Agent in the Collection Account and shall be applied in accordance with the terms of this Agreement. After all Events of Default have been waived or are no longer continuing, the Administrative Agent, upon written direction of the Majority Lenders, shall promptly repay to Holdings (without interest) all dividends or other distributions that Holdings would otherwise be permitted to retain pursuant to the terms of Section 6.02(a)(ii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default (and after the delivery of notice to Holdings) or upon the occurrence of any event described in Section 6.01(e) (without notice), then (i) all rights of Holdings to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 6.02(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers acting at the direction of the Majority Lenders; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit Holdings to exercise such rights and (ii) in order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, Holdings shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request. After all Events of Default have been waived, Holdings shall have the exclusive right to exercise the voting or consensual rights and powers that Holdings would otherwise be entitled to exercise pursuant to the terms of Section 6.02(a)(i).

(d) Any notice given by the Administrative Agent to the Borrower or Holdings under this Section 6.02 shall be given in writing.

SECTION 6.03 Additional Remedies.

(a) Upon the occurrence and during the continuation of an Event of Default, and without limiting the remedies provided in this Article VI, the Administrative Agent shall, at the direction of the

Majority Lenders, (i) sell or otherwise dispose of any of the Collateral or the Pledged Equity at public or private sales and take possession of the proceeds of any such sale or disposition, (ii) instruct the obligor or obligors on any account, agreement, instrument or other obligation constituting Collateral or Pledged Equity to make any payment required by the terms of such account, agreement, instrument or other obligation to or at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), (iii) give notice of sole control or any other instruction under the Account Control Agreement and take any action therein with respect to Collateral subject thereto, (iv) in accordance with Section 6.02, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Equity, exchange certificates or instruments representing or evidencing Pledged Equity for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Equity, and otherwise act with respect to the Pledged Equity as though the Administrative Agent was the absolute owner thereof and (v) in accordance with Section 6.02, collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Equity.

(b) Any Collateral or Pledged Equity to be sold or otherwise disposed of pursuant to this Article VI may be sold or disposed of in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice upon such terms and conditions as the Administrative Agent may deem commercially reasonable), for cash or on credit or for future delivery without assumption of any credit risk. Any sale or disposition of Collateral or Pledged Equity may be made without the Administrative Agent giving warranties of any kind with respect to such sale or disposition and the Administrative Agent may specifically disclaim any warranties of title or the like. The Administrative Agent may comply with any applicable State or federal law requirements in connection with a sale or disposition of the Collateral or Pledged Equity and compliance will not be considered to adversely affect the commercial reasonableness of any such sale or disposition. If any notice of a proposed sale or disposition of the Collateral or Pledged Equity is required by law, such notice is deemed commercially reasonable and proper if given at least ten days before such sale or disposition. The Administrative Agent has the right upon any public sale of Collateral or Pledged Equity and, to the extent permitted by law, upon any such private sale of Collateral or Pledged Equity, to purchase the whole or any part of the Collateral or Pledged Equity so sold or disposed of free of any right of equity redemption, which equity redemption the Borrower hereby waives. Upon any sale or disposition of Collateral or Pledged Equity, the Administrative Agent has the right to deliver and transfer to the purchaser or transferee thereof the Collateral or Pledged Equity so sold or disposed of.

(c) After the occurrence and during the continuance of an Event of Default, upon the written request of the Facility Servicer or the Administrative Agent (acting at the written direction of the Majority Lenders), the Borrower shall furnish the Facility Servicer and Administrative Agent, as applicable, with an appropriate power of attorney to send (at the written direction of the Majority Lenders) notification forms to the Obligors or any agent, administrative agent, Counterparty Lender, Underlying Servicer or issuer of a Portfolio Asset of the Administrative Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent (acting at the written direction of the Majority Lenders).

(d) For the avoidance of doubt, this Agreement (including this Article VI) shall be subject to the special servicing activities provisions in Section 8.06.

ARTICLE VII.

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authority.

(a) The duties of the Administrative Agent will be performed by the Person designated as Administrative Agent from time to time in accordance with this Section 7.01. Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and no Loan Party has rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Lenders hereby authorize and empower the Administrative Agent to execute and deliver on their behalf the Transaction Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Majority Lenders in good form and in the forms presented to the Administrative Agent as of the date hereof in order to effectuate the purposes of the Transaction Documents and any such other related agreements, documents and instruments.

(c) Upon the Administrative Agent’s receipt of an Administrative Agent Termination Notice from the Majority Lenders of the designation of a successor Administrative Agent pursuant to the provisions of Section 7.05, the Administrative Agent agrees that it will terminate its activities as Administrative Agent hereunder.

SECTION 7.02 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; and

(iii)

shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it or errors in judgment made (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any default, Event of Default, Unmatured Event of Default or event or information, or be required to act upon any default, Event of Default, Unmatured Event of Default or event or information (including the sending of any notice) unless a Responsible Officer of the Administrative Agent shall have received written notice or has actual knowledge of such default, Event of Default, Unmatured Event of Default or event or information, and shall have no duty to take any action to determine whether any such event, default, Unmatured Event of Default or Event of Default has occurred. Delivery of any reports, information and documents to the Administrative Agent provided for herein is for informational purposes only and the Administrative Agent’s receipt of such reports (including monthly distribution reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Knowledge of the Administrative Agent shall not be attributed or imputed to Wells Fargo’s other roles in the transaction and knowledge of the Collateral Custodian shall not be attributed or imputed to the Administrative Agent (other than those where the roles are performed by the same group or division within Wells Fargo or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wells Fargo (and vice versa).

(e) Any organization or entity into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Administrative Agent, or of any business line or product type within the corporate trust business of the Administrative Agent, shall be the successor of the Administrative Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(f) To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages), including lost profits, arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof.

(g) Before the Administrative Agent acts or refrains from taking any action under this Agreement, it may require an officer’s certificate or an opinion of counsel (which may come from internal counsel) from the party requesting that the Administrative Agent act or refrain from acting in form and substance reasonably acceptable to the Administrative Agent. The Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificates or opinions of counsel.

(h) The Administrative Agent shall not be required to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties, or the exercise of any of its rights or powers.

(i) The Administrative Agent shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to any (i) provision of any present or future law or regulation or act of any governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) labor dispute, (viii) disease, (ix) epidemic or pandemic, (x) quarantine, (xi) national emergency, (xii) utility failure, (xiii) computer hardware or software failure, (xiv) malware or ransomware attack, (xv) communications system failure, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or (xvii) unavailability of any securities clearing system, the Administrative Agent shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(j) The right of the Administrative Agent to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(k) The Administrative Agent shall not be responsible for, and makes no representation or warranty as to, the validity, legality, enforceability, sufficiency or adequacy of this Agreement, the other Transaction Documents or any related document, or as to the correctness of any statement contained in any thereof. The recitals contained herein and in the other Transaction Documents shall be construed as the statements of the Borrower. The Administrative Agent shall not be accountable for the Borrower’s use of the Advances or any money paid to the Borrower pursuant to the provisions hereof, and it shall not be responsible for any statement of the Borrower in this Agreement or in any other Transaction Document.

(l) The Administrative Agent shall not be liable for any action or inaction of a Loan Party, the Facility Servicer, the Collateral Custodian, the Lenders, the Portfolio Asset Servicer or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Administrative Agent shall have received written notice to the contrary at the office of the Administrative Agent set forth in Section 11.02.

(m) The rights, benefits, protections, immunities and indemnities afforded the Administrative Agent hereunder shall extend to the Administrative Agent (in any of its capacities) under any other Transaction Document or related agreement as though set forth therein in their entirety mutatis mutandis.

SECTION 7.03 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

SECTION 7.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents, affiliates or attorneys appointed by the Administrative Agent. The Administrative Agent and any such agents, sub-agents, affiliates or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such party and to the Related Parties of the Administrative Agent and any such party. The Administrative Agent shall not be responsible for the supervision, negligence or misconduct of any agent, sub-agents or attorney appointed by it with due care.

SECTION 7.05 Resignation and Removal of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Initial Lender shall have the right to appoint a successor with the consent of the Borrower (such consent not to be unreasonably withheld; provided that the consent of the Borrower is not required when an Event of Default has occurred and is continuing). If no such successor shall have been so appointed by the Initial Lender and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Initial Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Initial Lender appoints a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Article VII and Section 11.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) The Majority Lenders by 90 days written notice to the Administrative Agent (the “Administrative Agent Termination Notice”) may terminate all of the rights, obligations, power and authority of the Administrative Agent under this Agreement. On and after the receipt by the Administrative Agent of an Administrative Agent Termination Notice, the Administrative Agent shall continue to act in such capacity until the date specified in the Administrative Agent Termination Notice (such date not to exceed 90 days after the date of such notice) or otherwise specified by the Majority Lenders in writing or, if no such date is specified in such Administrative Agent Termination Notice or otherwise specified by the Majority Lenders, until a date mutually agreed upon by the Administrative Agent and the Majority Lenders. Upon any such removal, the Borrower and the Majority Lenders acting jointly shall appoint a successor Administrative Agent (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default). If no successor Administrative Agent shall have been appointed and an instrument of acceptance by a successor Administrative Agent shall not have been delivered to the Initial Lender and the Borrower within 30 days after the giving of such notice of removal, the removed Administrative Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. No such removal shall become effective until a successor Administrative Agent shall have assumed the responsibilities and obligations of the Administrative Agent in accordance with Section 7.01. The Administrative Agent shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter (the “Administrative Agent Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with

Section 2.08 are insufficient to pay the Administrative Agent Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders) agree to pay the Administrative Agent Termination Expenses within 10 Business Days of receipt of an invoice therefor. After the earlier of (i) the termination date specified in the Administrative Agent Termination Notice and (ii) 30 days thereafter as provided above, the Administrative Agent agrees that it will terminate its activities as Administrative Agent hereunder in a manner that the Majority Lenders believe will facilitate the transition of the performance of such activities to a successor Administrative Agent, and the successor Administrative Agent shall assume each and all of the Administrative Agent’s obligations under this Agreement, on the terms and subject to the conditions herein set forth, and the Administrative Agent shall use its commercially reasonable efforts to assist the successor Administrative Agent in assuming such obligations.

SECTION 7.06 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.07 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Article X or Section 11.07 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 7.07 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 7.07.

SECTION 7.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to a Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 11.07) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.07.

SECTION 7.09 Collateral Matters.

(a) Each Lender authorizes the Administrative Agent to release any Lien on any Collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document (i) as provided in Section 2.11 or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 7.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Facility Servicer such documents as the Facility Servicer may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under this Agreement or the other Transaction Documents in accordance with the terms of the Transaction Documents and this Section 7.09.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, the existence, priority, creation, validity, enforceability or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower, the Facility Servicer or the Portfolio Asset Servicer in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Lien thereon.

(c) It is understood and agreed that the Administrative Agent (i) shall have no responsibility with respect to the determination of whether any Pledged Equity is certificated or uncertificated and (ii) the Administrative Agent shall only be responsible for holding Pledged Equity to the extent actually received.

(d) The Administrative Agent shall monitor any UCC financing statements filed by the Initial Lender in connection with this Agreement solely to the extent that the Initial Lender provides such financial statements to the Administrative Agent. The Administrative Agent shall notify the Initial Lender when the time-period to file continuation statements for such financing statements has commenced and at least 60 days prior to the date such financing statements would terminate; provided that the Administrative Agent shall have no liability or obligation to file any such continuation statements. The

Administrative Agent shall have no other duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein, or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.

SECTION 7.10 Erroneous Payments.

(a) If the Administrative Agent or the Facility Servicer notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent or the Facility Servicer has determined in its sole discretion (whether or not after receipt of any notice under Section 7.10(b)) that any funds received by such Payment Recipient from the Administrative Agent, the Facility Servicer or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent or the Facility Servicer may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 30 days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of, and held in trust for the benefit of, the Administrative Agent or the Facility Servicer, as applicable, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent or the Facility Servicer, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date the Administrative Agent or the Facility Servicer, as applicable, demands the return of such Erroneous Payment (or portion thereof) from such Payment Recipient to the date such amount is repaid to the Administrative Agent or the Facility Servicer, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or the Facility Servicer, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent or the Facility Servicer to any Payment Recipient under this Section 7.10(a) is conclusive, absent manifest error.

(b) Without limiting Section 7.10(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent, the Facility Servicer or any of their Affiliates (i) that is in a different amount than, or on a different date from, that specified in this Agreement or a notice of payment, prepayment or repayment sent by the Administrative Agent, the Facility Servicer or any of their Affiliates, as applicable, with respect to such payment, prepayment or repayment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)

It acknowledged and agrees that (A) in the case of immediately preceding clauses (i) or (ii), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent or the Facility Servicer, as applicable, to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (i), (ii), and (iii)) notify the Administrative Agent or the Facility Servicer in writing of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent or the Facility Servicer, as applicable, pursuant to this Section 7.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent and the Facility Servicer to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent or the Facility Servicer to such Lender or Secured Party from any source, against any amount that the Administrative Agent or the Facility Servicer, as applicable, has demanded to be returned under Section 7.10(a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent or the Facility Servicer for any reason, after demand therefor by the Administrative Agent or the Facility Servicer, as applicable, in accordance with Section 7.10(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s or the Facility Servicer’s request to such Lender at any time, then effectively immediately, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent or the Facility Servicer, as applicable, may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) on a cashless basis at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an approved electronic platform as to which the Administrative Agent, the Facility Servicer and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Term Loan Notes evidencing such Advances to the Borrower, the Administrative Agent or the Facility Servicer, as applicable (but the failure of such Person to deliver any such Term Loan Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent or the Facility Servicer, as applicable, as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the

Administrative Agent or the Facility Servicer, as applicable, as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement or any other Transaction Document and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest or the Facility Servicer’s ownership interest, as applicable, in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent or the Facility Servicer, as applicable, may, in their discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent and/or the Facility Servicer, as applicable, shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, provided that this Section 7.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or the Facility Servicer for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.10 survive the resignation or replacement of the Administrative Agent or the Facility Servicer, as applicable, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE VIII.

ADMINISTRATION AND SERVICING OF COLLATERAL PORTFOLIO

SECTION 8.01 Appointment and Designation of the Applicable Servicer

(a) Initial Applicable Servicer.

(i) The Borrower and the Lenders hereby appoint Massachusetts Mutual Life Insurance Company, pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collection Account, and to take the actions required of it hereunder and under the other Transaction Documents. Massachusetts Mutual Life Insurance Company hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns or is removed as Facility Servicer pursuant to the terms hereof. The Facility Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(ii) The Facility Servicer and the Lenders hereby appoint the Borrower, pursuant to the terms and conditions of this Agreement, as Portfolio Asset Servicer, with the authority to oversee and supervise the Underlying Servicers, in respect of the payments to the Borrower under the Collateral Portfolio that are to be Collections, and to take the actions required of it hereunder and under the other Transaction Documents. The Borrower hereby accepts such appointment and agrees to perform the duties and responsibilities of the Portfolio Asset Servicer pursuant to the terms hereof until such time as it resigns or is removed as Portfolio Asset Servicer pursuant to the terms hereof. The Portfolio Asset Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Portfolio Asset Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, each Applicable Servicer and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event, the Administrative Agent, by written notice to an Applicable Servicer (a “Servicer Termination Notice”), shall, upon the direction of the Majority Lenders, terminate all of the rights, obligations, power and authority of such Applicable Servicer under this Agreement. On and after the receipt by such Applicable Servicer of a Servicer Termination Notice pursuant to this Section 8.01(b), such Applicable Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent (upon the direction of the Majority Lenders) in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent (upon direction of the Majority Lenders), until a date mutually agreed upon by such Applicable Servicer and the Administrative Agent (upon direction of the Majority Lenders). If such Applicable Servicer is the Facility Servicer, such Applicable Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, the fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and the Facility Servicing Fee Letter (collectively, the “Servicer Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Servicer Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders based on their Pro Rata Share) agree to pay the Servicer Termination Expenses within ten Business Days of receipt of an invoice therefor. On the termination date specified in this Section 8.01(b), such Applicable Servicer agrees that it will terminate its activities as Facility Servicer or Portfolio Asset Servicer, as applicable, hereunder in a manner that the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower, believes will facilitate the transition of the performance of such activities to a Replacement Servicer, and the Replacement Servicer shall assume each and all of such Applicable Servicer’s obligations under this Agreement and the other Transaction Documents, on the terms and subject to the conditions herein set forth, and such Applicable Servicer shall use its commercially reasonable efforts to assist the Replacement Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice with respect to the Facility Servicer or receipt of any notice of resignation of the Facility Servicer under Section 8.09, the Administrative Agent (acting at the direction of the Majority Lenders) shall, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not being required if an Event of Default has occurred and is continuing), appoint a new Facility Servicer (the “Replacement Facility Servicer”), which appointment shall take effect upon the Replacement Facility Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and, if no Event of Default has occurred and is continuing at such time, the Borrower (such approval not to be unreasonably withheld or delayed). Provided no Event of Default has occurred and is then continuing, following the delivery of a Servicer Termination Notice with respect to the Portfolio Asset Servicer or receipt of any notice of resignation of the Portfolio Asset Servicer under Section 8.09, the Borrower shall, with the consent of Administrative Agent (acting at the direction of the Majority Lenders) (such consent not to be unreasonably withheld or delayed), appoint a new Portfolio Asset Servicer (the “Replacement Portfolio Asset Servicer;” the Replacement Portfolio Asset Servicer and the Replacement Facility Servicer are each a “Replacement Servicer”), which appointment shall take effect upon the Replacement Portfolio Asset Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and, the Borrower (such approval not to be unreasonably withheld or delayed). Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the direction of the Majority Lenders) may exercise the foregoing appointment rights with respect to the Replacement Portfolio Asset Servicer on behalf of the Borrower. Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, any Replacement Servicer shall be the successor in all respects to such Applicable Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Applicable Servicer by the terms and provisions hereof, and all references in this Agreement to such Applicable Servicer shall be deemed to refer to the Replacement Servicer; provided that any Replacement Servicer shall have (i) no liability with respect to any action performed by the prior Applicable Servicer prior to the date that the Replacement Servicer becomes the successor to such Applicable Servicer or any claim of a third party based on any alleged action or inaction of the prior Applicable Servicer, (ii) no obligation with respect to any Taxes on behalf of the Borrower, except for any payment made out of the Collection Account as provided in Section 2.13, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby and (iv) no liability or obligation with respect to any prior Applicable Servicer indemnification obligations of any prior Applicable Servicer. The indemnification obligations of the Replacement Servicer upon becoming an Applicable Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement.

(e) Authority and Power. All authority and power granted to an Applicable Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrower thereafter. Each Applicable Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of each Applicable Servicer to conduct servicing of this Agreement (including the right to direct remittances out of the Collection Accounts).

(f) Subcontracts. The Facility Servicer may subcontract with any other Person for servicing and administering in respect of the payments to the Borrower or the Portfolio Asset Servicer under the Collateral Portfolio that are to be Collections under this Agreement; provided that (A) the Facility Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Facility Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Facility Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event. The Facility Servicer shall not be responsible for the negligence or misconduct of any sub-agent or attorney in fact that it selects with reasonable care.

SECTION 8.02 Duties of the Portfolio Asset Servicer.

(a) Duties. The Portfolio Asset Servicer shall take or cause to be taken all such actions as may be necessary or advisable to oversee and administer the Underlying Servicers in respect of the payments to the Borrower under the Collateral Portfolio from time to time that are to be Collections, all in accordance with Applicable Law and the Servicing Standard and to take the actions of the Portfolio Asset Servicer under this Agreement and the other Transaction Documents. Without limiting the foregoing, the duties of the Portfolio Asset Servicer shall include the following:

(i) maintaining or causing the Underlying Servicers to maintain the following records for each Loan Asset:

a.	any Loan Asset Assignment;

b.

the instructions from the Borrower (or the Portfolio Asset Servicer on the Borrower’s behalf) to the Obligors, Underlying Servicers or Counterparty Lenders to make all payments in respect of such Loan Asset directly to the Collection Account;

c.

as applicable, any Participation Agreement, any related supplement to such Participation Agreement and the related direction from the related Counterparty Lender to the related Obligor or Underlying Servicer (1) to make all payments in respect of such Loan Asset directly to the Collection Account and (2) to deliver to the Portfolio Asset Servicer a copy of all requests, notices and reports required to be delivered by such Counterparty Lender or such Underlying Servicer to the Borrower under such Participation Agreement, in each case, acknowledged by such Underlying Servicer;

d.

the related Loan Asset Checklist or a supplement thereto, copies of the related Loan Agreement and each other agreement instrument or certificate and other document identified in such Loan Asset Checklist, and copies of any amendment, waiver, supplement or modification of any thereof that is delivered to the Portfolio Asset Servicer;

e.

each request, notice and report delivered by an Obligor, Counterparty Lender or Underlying Servicer to the Portfolio Asset Servicer, to the extent received by the Portfolio Asset Servicer hereunder, and all requests, notices and other correspondence delivered by the Portfolio Asset Servicer, under a Loan Agreement or Participation Agreement; and

f.	all account statements, reports and other documents and correspondence received by the Portfolio Asset Servicer from the Collection Account.

(ii) maintaining or causing the Underlying Servicers to maintain all necessary servicing records with respect to the Collateral Portfolio and providing such records to the Administrative Agent and each Lender (with a copy to the Collateral Custodian) together with such other information with respect to the Collateral Portfolio (including information relating to the Portfolio Asset Servicer’s performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Initial Lender or the Majority Lenders may reasonably request, including but not limited to:

a.

causing the Underlying Servicers to deliver on a monthly basis, as soon as available, but no later than when sent to the Borrower, a remittance report for each Loan Asset showing the date any payments are or were required to be made with respect to such Loan Asset during such month and a description of the type of payment (for example, Principal Collections, Interest Collections or a combination thereof) to be made on such date;

b.	causing the Underlying Servicers to deliver the financial reporting package and all other servicing and other reports for each Obligor and Loan Asset described in Section 8.08(c); and

c.	causing the Underlying Servicers to deliver any Underlying Obligor Default and the nature thereof.

(iii) maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records received from the Underlying Servicers evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information received from the Underlying Servicers or pursuant to this Agreement reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent (which may be done through an online file sharing platform that is reasonably acceptable to the Administrative Agent and the Initial Lender), from time to time, such information and servicing records (to the extent received by the Portfolio Asset Servicer), including information relating to the Portfolio Asset Servicer’s performance under this Agreement, as the Administrative Agent may from time to time reasonably request;

(v) notifying a Responsible Officer of the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice;

(vi) monitoring and recording in the records for the Collateral Portfolio any interest rate adjustments in connection with the Loan Agreements to the extent notice thereof is provided by the Underlying Servicers;

(vii) monitoring and recording in the records for the Collateral Portfolio any Tax and insurance escrows and payment with respect to the Underlying Collateral to the extent such information is received from the Underlying Servicers;

(viii) monitoring and recording in the records for the Collateral Portfolio any casualty losses or condemnation proceedings in respect of any related Underlying Collateral and administering any proceeds related thereto in accordance with the applicable Loan Agreements, in each case to the extent such information is provided to the Portfolio Asset Servicer;

(ix) monitoring all payments made with respect to the Loan Assets; and

(x) identifying Principal Collections, Interest Collections and Excluded Amounts and preparing (or causing the Underlying Servicers to prepare) statements with respect to Collections, all as required by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent and the Secured Parties of their rights hereunder shall not release the Portfolio Asset Servicer or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Portfolio Asset Servicer or the Borrower hereunder.

(c) Subcontracts. The Portfolio Asset Servicer may subcontract with any other Person with respect to its duties hereunder; provided that (A) the Portfolio Asset Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Portfolio Asset Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Portfolio Asset Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event.

SECTION 8.03 Duties of the Facility Servicer.

(a) The Facility Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on this Agreement from time to time, all in accordance with Applicable Law. Without limiting the foregoing, the Facility Servicer shall (i) prepare and provide a Payment Date Report as set forth in Section 8.08(b), (ii) instruct the Account Bank to apply funds on deposit in the Collection Account in accordance with the applicable Payment Date Report and (iii) instruct the Administrative Agent, to the extent funds are remitted to the Administrative Agent, in accordance with the Payment Date Report, to distribute funds on the related Payment Date, each as described in Section 2.08.

(b) The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, may expose the Facility Servicer to liability or that is contrary to any Transaction Document or Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of the Borrower, the Administrative Agent or the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.01 and 11.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(c) The Facility Servicer shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any of the other Transaction Documents in the absence of its own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Facility Servicer (i) may consult with legal counsel (including counsel for the Borrower, the Administrative Agent or the Facility Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (other than by the Facility Servicer), (C) except as otherwise expressly provided herein, the performance or observance by any party (other than the Facility Servicer) of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Servicer (if any) and (iii) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents for relying on any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

(d) The Facility Servicer shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, or to inquire as to or verify the veracity of any information or statement made or contained therein. The Facility Servicer also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Facility Servicer may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Facility Servicer shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Administrative Agent, Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

SECTION 8.04 Authorization of the Portfolio Asset Servicer.

(a) Each of the Administrative Agent, the Facility Servicer and each Lender hereby authorizes the Portfolio Asset Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Portfolio Asset Servicer and not inconsistent with the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral, to cause the Underlying Servicers to collect all amounts due under the Collateral Portfolio, including endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Loan Asset, and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof. The Borrower and the Administrative Agent on behalf of the Secured Parties shall furnish the Portfolio Asset Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Portfolio Asset Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Portfolio Asset Servicer to the fullest extent in order to facilitate the collectability of the Collateral Portfolio. In no event shall the Portfolio Asset Servicer be entitled to make the Secured Parties, the Administrative Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s (at the direction of the Majority Lenders) consent. In the performance of its obligations hereunder, the Portfolio Asset Servicer shall not be obligated to take, or to refrain from taking, any action which the Borrower or any Lender requests that the Portfolio Asset Servicer take or refrain from taking to the extent that the Portfolio Asset Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Loan Asset, the Borrower or any Obligor, (ii) may cause a violation of any provision of this Agreement, a Fee Letter or a Required Loan Document or any other Transaction Document or (iii) may be a violation of the Servicing Standard.

(b) After the occurrence of and during the continuance of an Event of Default, at the direction of the Administrative Agent (acting at the direction of the Majority Lenders), the Portfolio Asset Servicer shall cause the Underlying Servicers to take such action as the Majority Lenders may deem necessary or advisable to enforce collection of the Loan Assets; provided that the Administrative Agent may (at the direction of the Majority Lenders), at any time that an Event of Default has occurred, notify the Obligor, agent, administrative agent, Counterparty Lender or Underlying Servicer, as applicable, with respect to any Loan Asset of the assignment of such Loan Asset to the Administrative Agent for the benefit of the

Secured Parties and direct that payments of all amounts due or to become due thereunder be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent (acting at the direction of the Majority Lenders) may enforce collection of any such Loan Asset, and adjust, settle or compromise the amount or payment thereof.

SECTION 8.05 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Portfolio Asset Servicer shall use commercially reasonable efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Portfolio Asset Servicer may not waive, modify or otherwise vary any provision of a Loan Asset in any manner contrary to the Servicing Standard. If the Portfolio Asset Servicer does not receive from the related Underlying Servicer, Counterparty Lender or Obligor the payments to be paid to the Borrower or the Portfolio Asset Servicer as Collections on the date when such payments are scheduled to be made (to the extent the Portfolio Asset Servicer has received such payment information from the Underlying Servicer), the Portfolio Asset Servicer shall promptly notify the Borrower and such Underlying Servicer, Counterparty Lender or Obligor.

(b) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “securities account” or a “deposit account” within the meaning of the UCC of the State of New York and (ii) only the Administrative Agent, the Facility Servicer and the Account Bank shall be entitled to exercise the rights with respect to the Collection Account and only the Administrative Agent and the Facility Servicer have the right to direct the disposition of funds in the Collection Account in accordance with Section 2.08. Each of the parties hereto hereby agrees to cause the Account Bank to agree with the parties hereto that regardless of any provision in any other agreement, for purposes of the UCC of the State of New York, with respect to the Collection Account, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of such UCC). The Borrower shall provide the Servicer and the Initial Lender with online “read-only” access to the Collection Account and ensure that such access remains in effect until the Facility Termination Date. Funds held in the Collection Account may be invested in Permitted Investments under, and as defined in, the Account Control Agreement.

(c) Loan and Participation Agreements. Notwithstanding any term hereof to the contrary, none of the Administrative Agent or the Collateral Custodian shall be under any duty or obligation in connection with the acquisition by the Borrower of, or the grant of a security interest by the Borrower to the Administrative Agent in, any Loan Asset to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements or Participation Agreements, or otherwise to examine the Loan Agreements and Participation Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any instrument delivered to it evidencing any Loan Asset granted to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(d) Adjustments. If (i) the Portfolio Asset Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan Asset and such Collection was received by the Portfolio Asset Servicer in the form of a check that is not honored for any reason or (ii) the Portfolio Asset Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Portfolio Asset Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment required to be made by an Obligor on a Loan Asset or Underlying Loan Obligation, as applicable, in respect of which a dishonored check is received shall be deemed not to have been paid.

SECTION 8.06 Realization Upon Loan Assets.

(a) Consistent with the applicable Loan Agreement or Participation Agreement, the Portfolio Asset Servicer will monitor efforts of each Counterparty Lender or Underlying Servicer with respect to any Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and any analysis by such Counterparty Lender or Underlying Servicer proposing a course of action to maximize value with respect to any related Underlying Collateral, including whether to hold for value, sell or transfer any equity or other securities it has received in connection with a default, workout, restructuring or plan of reorganization with respect to the related Underlying Loan Obligations. After the occurrence of and during the continuance of an Event of Default, the Portfolio Asset Servicer will comply with the applicable Loan Agreement and Participation Agreement and Applicable Law in directing a Counterparty Lender or Underlying Servicer to realize upon Underlying Collateral, and employ practices and procedures, to direct the related Counterparty Lender or Underlying Servicer to enforce the obligations of Obligors by foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale.

(b) Notwithstanding anything to the contrary herein, the Facility Servicer shall not take any action with respect to the Collateral Portfolio, nor shall it be required to take any actions, relating to any special servicing activities (it being understood and agreed that the Facility Servicer shall determine whether any obligations or actions of the Facility Servicer expressly set forth in this Agreement or the other Transaction Documents shall constitute special servicing activities), except to the extent (i) agreed to between the Loan Parties, the Lenders and the Facility Servicer, pursuant to a separate fee letter agreement and (ii) the parties to such fee agreement agree to address any conflicts presented by such performance of special servicing activities reasonably requested by the Facility Servicer.

SECTION 8.07 Payment of Certain Expenses. The Borrower (or the Facility Servicer on its behalf to the extent amounts are available in the Collection Account), shall be required to pay all fees and expenses owing to any financial institution in connection with the maintenance of the Collection Account. The Facility Servicer shall be reimbursed for any out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Facility Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.08; provided that, to the extent funds are not available for such reimbursement, the Facility Servicer shall be entitled to repayment of such expenses from the Borrower and if the Borrower fails to so reimburse the Facility Servicer, the Facility Servicer shall be entitled to be reimbursed by the Lenders (and each Lender hereby agrees to so reimburse the Facility Servicer as provided herein) within ten Business Days of receipt of an invoice therefor.

SECTION 8.08 Reports.

(a) Servicing Report. On each Reporting Date, the Portfolio Asset Servicer shall provide (or cause the Underlying Servicers to provide) to the Borrower, the Administrative Agent and the Facility Servicer a monthly report (a “Servicing Report”) containing the information set forth on (and substantially in the form of) Exhibit F, including (i) a certification from the Portfolio Asset Servicer (or the applicable Underlying Servicer) that a copy of each amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset has been provided in accordance with Section 8.08(d), (ii) the Outstanding Principal Balance of all Loan Assets as of the applicable Determination Date, (iii) the identification of Principal Collections, Interest Collections or Excluded Amounts, (iv) the amounts to be transferred from the Collection Account pursuant to Sections 2.08(a)(i) and 2.08(a)(iv) and a description of the Taxes, registration and filing fees and operating expenses to be paid with such amounts, (v) the amounts of any Permitted REIT Distributions to be made on the related Payment Date, including a calculation thereof, and (vi) the proposed amounts to be remitted pursuant to Section 2.08 to the applicable Persons thereunder on the related Payment Date (which amounts are subject to the approval by the Facility Servicer).

(b) Payment Date Report. On each Reporting Date, the Facility Servicer shall provide to the Administrative Agent, the Account Bank and the Initial Lender a Payment Date Report containing the information set forth therein and including the amounts to be remitted pursuant to Section 2.08 to the applicable Persons thereunder on the related Payment Date (which shall include any applicable wiring instructions of the parties receiving such payment) with respect to such Payment Date.

(c) Obligor Financial Statements; Valuation Reports; Other Reports. The Portfolio Asset Servicer shall, with respect to each Obligor for each Loan Asset that was an Eligible Loan Asset at any time during the applicable fiscal quarter, make available or cause the Underlying Servicers to make available to the Administrative Agent and the Facility Servicer (which may be done through an online file sharing platform that is reasonably acceptable to the Administrative Agent and the Initial Lender or deliver via email to the Administrative Agent and the Facility Servicer) (i) within 60 days after the end of each fiscal quarter of such Obligor (as the same may be extended if a later date is specified in the applicable Loan Agreement), financial reporting packages (including applicable financial statements) delivered by such Obligor pursuant to the applicable Loan Agreement to the extent such financial reporting packages have been received by the Portfolio Asset Servicer or Underlying Servicer during such quarter and (ii) within 30 days of receipt thereof, each servicing report and such other reports in respect of the Loan Agreements prepared by an Underlying Servicer with respect to an Eligible Loan Asset to the extent such reports have been received by the Portfolio Asset Servicer (in each case, all to the extent received by the Portfolio Asset Servicer).

(d) Amendments to Loan Assets. The Portfolio Asset Servicer will deliver or cause the Underlying Servicers to deliver to the Administrative Agent, the Facility Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents that are not privileged prepared by its investment committee (or prepared by the Counterparty Lender and provided to the Counterparty Lender’s investment committee) in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Modification or Qualifying Amendment, promptly after receipt thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification or Qualifying Amendment, within 30 days after the end of each quarter (in each case, to the extent received by the Portfolio Asset Servicer or the applicable Underlying Servicer). The Portfolio Asset Servicer shall also deliver or cause the Underlying Servicers to deliver to the Administrative Agent any notice or other correspondence that it receives hereunder or with respect to any Eligible Loan Asset, in each case, to the extent it deems such notice or other correspondence material, promptly upon receipt thereof.

(e) Delivery Methods. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to this Agreement shall be deemed to have been delivered on the date upon which such information is received through e-mail or an online file sharing platform acceptable to the Administrative Agent and the Facility Servicer.

SECTION 8.09 Applicable Servicer Not to Resign. An Applicable Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon such Applicable Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Applicable Servicer could take to make the performance of its duties hereunder permissible under Applicable Law or (b) upon at least 60 days’ prior notice to the other parties hereto. If no Replacement Servicer shall have been appointed and an instrument of acceptance by a Replacement Servicer shall not have been delivered to such Applicable Servicer within 30 days after the giving of such notice of resignation, the resigning Applicable Servicer may petition any court of competent jurisdiction for the appointment of a Replacement Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of such Applicable Servicer in accordance with Section 8.01. Any Fees then due and owing to such Applicable Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid from amounts in the Collection Account in accordance with Section 2.08 and if such amounts are insufficient to pay such amounts then due and owing, shall be paid by the Borrower (or the Lenders if the Borrower fails to so pay such amounts) within ten Business Days of receipt of an invoice therefor.

SECTION 8.10 Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including reasonable fees of counsel) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrower under Section 2.08.

ARTICLE IX.

COLLATERAL CUSTODIAN

SECTION 9.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 9.01. Each of the Borrower and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement; provided that the Administrative Agent shall have no liability with respect to such appointment. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof. Wells Fargo will perform its duties as Collateral Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates appointed thereby).

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 9.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in accordance with the terms of Section 9.05.

SECTION 9.02 Duties of Collateral Custodian

(a) Duties. The Collateral Custodian shall perform, on behalf of the Administrative Agent, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Loan Asset Files and the Required Loan Documents delivered by the Borrower or the Portfolio Asset Servicer pursuant to Section 5.01(f), all for the benefit of the Administrative Agent on behalf of the Secured Parties. Within five Business Days of receipt of any Required Loan Documents (if the Collateral Custodian receives no more than 10 Loan Asset Files during such five Business Day period) or within a reasonable timeframe as mutually agreed upon (if the Collateral Custodian receives more than 10 Loan Asset Files during such five Business Day period), the Collateral Custodian shall review such Required Loan Documents to confirm that (A) the principal amount and the Obligor name on the applicable Loan Agreement and any related promissory note matches that on the Loan Asset Schedule and the Loan Asset number on the applicable Loan Agreement matches that on the Loan Asset Schedule, as applicable, (B) such Required Loan Documents, have been executed (either an original or a copy, as indicated on the related Loan Asset Checklist), appear to relate to such Loan Asset and have no mutilated pages, (C) filed copies of the UCC financing statements and other filings identified on the related Loan Asset Checklist are included and (D) if listed on the related Loan Asset Checklist, a copy of an Insurance Policy or insurance certificate with respect to any real or personal property constituting the Underlying Collateral for such Loan Asset is included (the items to be reviewed pursuant to this sentence, collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of a Loan Asset File hereunder to the Collateral Custodian, the Portfolio Asset Servicer shall provide (or cause the Underlying Servicers to provide) to the Collateral Custodian a hard copy (which may be preceded by an electronic copy and separately uploaded by the Borrower or the Underlying Servicers or their respective designee to the designated CTSLink.com; provided that each .pdf document will be identified with the loan number in the format “LoanNumber.DocumentName.pdf” (example, 12345.mortgage.pdf)) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Loan Asset File being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Loan Asset File shall be limited to the Review Criteria and based on the information provided on the related Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (1) the principal balance of the Loan Asset with respect to which it has received the Loan Asset File does not match the principal balance set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent, Initial Lender and the Facility Servicer of such discrepancy within one Business Day or (2) any other Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Borrower, Administrative Agent, Initial Lender and the Facility Servicer of such determination and provide the Borrower and Facility Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing by the Borrower or Portfolio Asset Servicer in accordance with Section 9.08 and approved by the Administrative Agent (acting at the direction of the Majority Lenders) within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset File which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Loan Asset File.

(ii) In taking and retaining custody of the Loan Asset Files, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent on behalf of the Secured Parties; provided that (A) the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Loan Asset Files or the instruments therein and (B) the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Loan Asset Files shall be continually stored in fire resistant vaults, rooms or cabinets at the locations specified as the address of the Collateral Custodian in Section 11.02, or at such other office as shall be specified to the Administrative Agent, the Facility Servicer and the Borrower by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. The Collateral Custodian shall segregate the Loan Asset Files on its inventory system.

(iv) On each Reporting Date following the first delivery of Required Loan Documents to the Collateral Custodian, the Collateral Custodian shall provide a written report to the Administrative Agent, the Borrower and the Facility Servicer (in a form mutually agreeable to the Administrative Agent (at the direction of the Initial Lender), the Borrower and the Collateral Custodian) identifying each Loan Asset for which it holds a Loan Asset File and the applicable Review Criteria that any Loan Asset File fails to satisfy. The Borrower shall have ten Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria.

(v) The Collateral Custodian has no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the parties hereto.

(vi) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(b)	Collateral Matters.

(i) The Collateral Custodian agrees to cooperate with the Administrative Agent, Facility Servicer and the Portfolio Asset Servicer regarding the delivery of any Loan Asset File to the Facility Servicer, Portfolio Asset Servicer or Administrative Agent (pursuant to a written request in the form of Exhibit G), as applicable, as requested in order to take any action that the Administrative Agent (acting at the direction of the Majority Lenders) or the Facility Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VI. In the event the Collateral Custodian receives instructions from the Facility Servicer or the Portfolio Asset Servicer which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent (acting at the direction of the Initial Lender) may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (A) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (B) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(iv) In performing its duties, the Collateral Custodian shall comply with the standard of care and express terms of this Agreement with respect to the collateral that it holds hereunder.

SECTION 9.03 Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to all or substantially all of the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 9.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the fees as set forth on Schedule VII, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08; provided that if such amounts are insufficient then Sections 9.12 and 11.07 shall be applicable. The Collateral Custodian’s entitlement to receive its fees shall cease on the earlier to occur of (i) its removal as Collateral Custodian pursuant to Section 9.05, (ii) its resignation as Collateral Custodian pursuant to Section 9.07 of this Agreement or (iii) the termination of this Agreement; provided that the Collateral Custodian shall be entitled to any fees accrued and payable up to such date to the extent not previously paid.

SECTION 9.05 Collateral Custodian Removal. The Administrative Agent may (upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Collateral Custodian under this Agreement by giving at least 30 days advance written notice thereof to the Collateral Custodian, the Facility Servicer, the Portfolio Asset Servicer and the Borrower (such notice, the “Collateral Custodian Termination Notice”). On and after the receipt by the Collateral Custodian of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until the date specified in the Collateral Custodian Termination Notice (such date not to exceed 30 days after the date of such notice) or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders) in writing or, if no such date is specified in such Collateral Custodian Termination Notice or otherwise specified by the Administrative Agent (at the direction of the Majority Lenders), until a date mutually agreed upon by the Collateral Custodian and the Administrative Agent (at the direction of the Majority Lenders). Upon any such removal, the Majority Lenders shall appoint a successor Collateral Custodian; provided that the consent of the Borrower shall be required to appoint any such successor, unless an Event of Default has occurred and is continuing. If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Majority Lenders and the Borrower within 30 days after the giving of such notice of removal, the removed Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid or otherwise reimbursed to the Collateral Custodian by Borrower. No such removal shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian in accordance with this Section 9.05. The Collateral Custodian shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.08, any Fees accrued until such termination date as well as any other fees, amounts, expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter (the “Collateral Custodian Termination Expenses”). To the extent amounts held in the Collection Account and paid in accordance with Section 2.08 are insufficient to pay the Collateral Custodian Termination Expenses, the Borrower (and to the extent the Borrower fails to so pay, the Lenders) agree to pay the Collateral Custodian Termination Expenses within ten Business Days of receipt of an invoice therefor. After the earlier of (a) the termination date specified in the applicable Collateral Custodian Termination Notice and (b) 30 days thereafter as provided above, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder in a manner that the Administrative Agent (at the direction of the Majority Lenders) and prior written consent of the Borrower (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default) believes will facilitate the transition of the performance of such activities to a successor Collateral Custodian, and the successor Collateral Custodian shall assume each and all of the Collateral Custodian’s obligations under this Agreement, on the terms and subject to the conditions herein set forth, and the Collateral Custodian shall use its commercially reasonable efforts to assist the successor Collateral Custodian in assuming such obligations. The cost of shipping any Loan Asset Files arising out of the removal of the Collateral Custodian shall be an expense of the Borrower. With respect to any Electronic Loan Asset Files upon the removal of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Loan Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

SECTION 9.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected and shall not be liable in acting upon (in the absence of bad faith, gross negligence or willful misconduct) (i) the written instructions of any designated officer of the Administrative Agent or (ii) the verbal instructions of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated officer and conforming to the requirements of this Agreement; provided that in the case of any Loan Asset File or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Collateral Custodian, the Collateral Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement.

(b) The Collateral Custodian may consult with counsel selected by it in good faith and with reasonable care and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in reasonable reliance thereon, in good faith and in accordance with the advice or opinion of such counsel and reasonably believed by the Collateral Custodian to be authorized or within the discretion of the rights and powers conferred upon it by this Agreement.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, including, but not limited to, in connection with any requirement to obtain certificated Pledged Equity from Holdings, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation (except as expressly set forth in this Agreement) and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of any Loan Asset File, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Loan Assets. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder and shall not be required to take such action where the timely payment of its fees and expenses or the repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing or overseeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to a Loan Asset.

(h) Subject in all cases to Section 9.02(b), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of, and continuance of, an Event of Default or an applicable Final Maturity Date, request instructions from the Portfolio Asset Servicer and may, after the occurrence of, and during the continuance of, an Event of Default or an applicable Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Portfolio Asset Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the applicable designated office and conforming to the requirements of this Agreement. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder shall be based upon, and in reliance upon, data, information and notice provided to it by the Administrative Agent, the Borrower or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(j) The parties acknowledge that in accordance with laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA Patriot Act (Pub. L. 107-56) and regulations promulgated by the Office of Foreign Asset Control (collectively, “AML Law”), the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such identifying information and documentation as it may request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian comply with all applicable requirements of AML Law.

(k) The Collateral Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Collateral Custodian’s compensation or for reimbursement of expenses.

(l) The Collateral Custodian shall be under no obligation to make any investigation into the facts or matters stated in any resolution, exhibit, request, representation, opinion, certificate, statement, acknowledgement, consent, order or document in the Loan Asset File or any other document or instrument other than as expressly provided for herein.

(m) The Collateral Custodian shall have no duty to see to, or be responsible for the correctness or accuracy of, any recording, filing or depositing of this Agreement or any agreement referred to herein, or any financing statement or continuation statement or other similar filing evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refilling or re-depositing of any thereof.

(n) The Collateral Custodian shall use the same degree of care and skill as is reasonably expected of financial institutions acting in comparable capacities; provided that this subsection shall not be interpreted to impose upon the Collateral Custodian a higher standard of care than that set forth herein.

(o) The Collateral Custodian may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, affiliates, sub-agents or attorneys appointed by the Collateral Custodian. The Collateral Custodian and any such agents, affiliate, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such party and to the Related Parties of the Collateral Custodian and any such party. The Collateral Custodian shall not be responsible for the negligence or misconduct of any agent, affiliate, sub-agents or attorney appointed by it with due care.

(p) The Collateral Custodian shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Custodian.

(q) The Collateral Custodian shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to any (i) provision of any present or future law or regulation or act of any governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) labor dispute, (viii) disease, (ix) epidemic or pandemic, (x) quarantine, (xi) national emergency, (xii) utility failure, (xiii) computer hardware or software failure, (xiv) malware or ransomware attack, (xv) communications system failure, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or (xvii) unavailability of any securities clearing system, the Collateral Custodian shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement or any other Transaction Document.

(r) Knowledge of the Collateral Custodian shall not be attributed or imputed to Wells Fargo’s other roles in the transaction (other than those where the roles are performed by the same group or division within Wells Fargo or otherwise share the same Responsible Officers), or any affiliate, line of business, or other division of Wells Fargo (and vice versa).

(s) The Collateral Custodian shall not be responsible for the acts or omissions of any other party to this Agreement.

SECTION 9.07 Collateral Custodian Resignation.

(a) The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except (i) upon the Collateral Custodian’s determination that (A) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (B) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law or (ii) upon at least 60 days’ prior notice to the other parties hereto. Upon any such resignation, the Borrower and the Initial Lender acting jointly shall appoint a successor Collateral Custodian (provided that the consent of the Borrower shall not be required after the occurrence, and during the continuance, of an Event of Default). If no successor Collateral Custodian shall have been appointed and an instrument of acceptance by a successor Collateral Custodian shall not have been delivered to the Collateral Custodian within 45 days after the giving of such notice of resignation, the resigning Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian and all fees, out-of-pocket costs and reasonable expenses (including reasonable attorneys’ fees and out-of-pocket expenses of outside counsel) incurred by the Collateral Custodian, in connection with any such petition shall be paid (or otherwise reimbursed to the Collateral Custodian) by the Borrower. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian.

(b) Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination pursuant to Section 9.05, the Collateral Custodian shall (i) be reimbursed for any costs, fees and expenses that the Collateral Custodian shall incur in connection with its resignation or with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of the Collateral Custodian to the Administrative Agent or to

such Person as the Administrative Agent may designate to the Collateral Custodian in writing upon the receipt of a request in the form of Exhibit G. With respect to any Electronic Loan Asset Files upon the resignation of the Collateral Custodian, the Collateral Custodian will remove from its possession and shall delete all Electronic Loan Asset Files held in its possession pursuant to this Agreement and in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

SECTION 9.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any Loan Asset, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from an authorized person of the Portfolio Asset Servicer of a request for release of documents and receipt in the form of Exhibit G, to release to the Portfolio Asset Servicer within two Business Days of receipt of such request, the related Loan Asset File or the documents set forth in such request. All documents so released to the Portfolio Asset Servicer shall be held by the Portfolio Asset Servicer in trust for the benefit of the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms of this Agreement. The Portfolio Asset Servicer shall return to the Collateral Custodian such Loan Asset File or other such documents (i) promptly upon the request of the Administrative Agent (acting at the direction of the Initial Lender) or (ii) when the Portfolio Asset Servicer’s need therefor in connection with such enforcement or servicing no longer exists, unless the related Loan Asset is liquidated or Sold, in which case, an authorized person of the Portfolio Asset Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation or Sale from the Portfolio Asset Servicer to the Administrative Agent, all in the form of Exhibit G. All Electronic Loan Asset Files in the Collateral Custodian’s possession that are requested for release pursuant to this section for a permanent reason will be removed and deleted from the Collateral Custodian’s electronic storage facilities in accordance with the Collateral Custodian’s customary retention and purging policies and procedures of electronic files and data.

(b) Limitation on Release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Portfolio Asset Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Portfolio Asset Servicer may be released only upon written authorization of the Administrative Agent (at the direction of the Initial Lender). The limitations of this Section 9.08(b) shall not apply to the release of Required Loan Documents to the Portfolio Asset Servicer pursuant to Section 9.08(a).

SECTION 9.09 Return of Required Loan Documents. The Borrower (or the Portfolio Asset Servicer on its behalf) may require that the Collateral Custodian return each Loan Asset File (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Administrative Agent pursuant to Section 2.11, in each case by submitting to the Collateral Custodian a written request in the form of Exhibit G (signed by the Borrower or the Portfolio Asset Servicer, as applicable) specifying the Loan Asset File to be so returned and reciting that the conditions to such return have been met (and specifying the Section or Sections of this Agreement being relied upon for such return). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower or the Portfolio Asset Servicer, as applicable, promptly, but in any event within five Business Days, return the Loan Asset File so requested to the Borrower or the Portfolio Asset Servicer.

SECTION 9.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of the Portfolio Asset Servicer. The Collateral Custodian shall provide to the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer and the Borrower access to the Loan Asset Files and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Borrower is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Collateral Custodian’s normal security and confidentiality procedures. Periodically on and after the Closing Date, the Administrative Agent and the Facility Servicer may review the Portfolio Asset Servicer’s collection and administration of the Loan Asset Files in order to assess compliance by the Portfolio Asset Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Loan Asset Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 9.10, from time to time upon at least two Business Days prior written notice to the Collateral Custodian, the Collateral Custodian shall permit Persons appointed by the Portfolio Asset Servicer or the Facility Servicer to conduct, at the expense of the Borrower, a review of the Loan Asset Files and all other documentation regarding the Collateral Portfolio not more than one time per calendar year for such Applicable Servicer.

SECTION 9.11 Bailment. The Collateral Custodian agrees that, with respect to any Loan Asset File at any time or times in its possession, the Collateral Custodian is the agent and bailee of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC of any applicable jurisdiction.

SECTION 9.12 Indemnification of the Collateral Custodian. Each Lender agrees to indemnify the Collateral Custodian from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable attorney’s fees and expenses and court costs) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Collateral Custodian in any way relating to or arising out of this Agreement or any of the other Transaction Documents, including those incurred in connection with any action, claim or suit brought by the Collateral Custodian to enforce its rights to indemnification, or any action taken or omitted by the Collateral Custodian hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Custodian’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, the Lenders or the Borrower shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article IX. The indemnification provided for in this Section 9.12 survives the resignation or removal of the Collateral Custodian or the termination of this Agreement.

SECTION 9.13 Borrower’s Certification. Solely as between the Borrower and the Collateral Custodian, the Borrower hereby certifies to the Collateral Custodian that, notwithstanding anything to the contrary in this Agreement, the review contemplated by this Article IX (the “Review”) is a review to be performed by the Collateral Custodian solely for the purpose of acknowledging receipt of Loan Asset Files by the Collateral Custodian from the Borrower. Any custodial certification (the “Certification”) related to such Review prepared by the Collateral Custodian and furnished to the Borrower is produced solely in connection with this purpose. The Borrower did not engage the Collateral Custodian to perform the Review, produce the Certification or perform any of the services in this Agreement for the purpose of making findings with respect to the accuracy of the information or data regarding the Loan Asset Files provided to the Collateral Custodian by the Borrower for the Review as contemplated by Rule 17g-10 under the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”). Given the purpose and scope of the Collateral Custodian’s services with respect to the Borrower under this Agreement (including the Review and any Certification) and given the Borrower’s treatment and use of the Review and Certification, the Borrower and the Collateral Custodian agree that the Collateral Custodian’s Review is not commonly understood in the market to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act. The Borrower does not consider the Review and the Certification to be “due diligence services” for purposes of Rule 17g-10 under the Exchange Act, and unless the Borrower notifies the Collateral Custodian to the contrary, the Borrower will not treat the Certification as a “third-party due diligence report” for purposes of Rule 15Ga-2 under the Exchange Act. The Borrower hereby acknowledges that the Collateral Custodian is relying on this certification for purposes of determining that its Review does not constitute “due diligence services” under Rule 17g-10 under the Exchange Act.

ARTICLE X.

INDEMNIFICATION

SECTION 10.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Secured Parties, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower shall indemnify the Secured Parties, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article X) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable external attorneys’ fees and disbursements and court costs (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted against such Indemnified Party arising out of or as a result of (i) this Agreement or the other Transaction Documents or in respect of the transactions contemplated thereby or with respect to any of the Collateral, (ii) any actions taken or omitted to be taken by any Indemnified Party under this Agreement or any Transaction Document, (iii) any Advance or the use or proposed use of the proceeds therefrom, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto or (v) any action, claim or suit brought by an Indemnified Party to enforce its right to indemnification, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction. This Section 10.01(a) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Any amounts subject to the indemnification provisions of this Section 10.01 shall be paid by the Borrower to the applicable Indemnified Party within 30 days following receipt by the Borrower of such Indemnified Party’s written demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities (in each case, other than as a result of the express limitations set forth therein), then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 10.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrower under this Section 10.01 shall survive the resignation or removal of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian or the termination or assignment of this Agreement.

SECTION 10.02 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action, the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action. Each applicable Indemnified Party shall deliver to the Indemnifying Party within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01 Amendments and Waivers.

(a) Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Borrower and the Majority Lenders and, solely if such amendment or modification would adversely affect the rights or obligations of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, the written agreement of the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by any Loan Party shall be effective without the written concurrence of the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The cost of any such amendment shall be an expense of the Borrower.

(b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders or each affected Lender (as specified below) shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon, (ii) postponing any date for any payment of any Advance or the interest thereon (but excluding any payment arising pursuant to any optional or mandatory prepayment provision), (iii) modifying the provisions of this Section 11.01 or the definition of Majority Lenders or changing any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Scheduled Maturity Date or the Availability Period (other than pursuant to the terms of Section 2.18), (v) of any provision of Section 2.08, (vi) extending or increasing any Commitment of any Lender (other than pursuant to the terms of Section 2.17), (vii) changing Section 11.14 in a manner that would alter the pro rata sharing of payments required thereby without the consent of each Lender directly and adversely affected thereby, (viii) waiving any condition set forth in Section 3.02 or (ix) consenting to the Borrower’s assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or releasing all or substantially all of the Collateral except as expressly authorized in this Agreement.

(c) Notwithstanding anything herein to the contrary, any amendment or joinder entered into to give effect to any Incremental Commitments shall be effective if entered into pursuant to the terms and conditions of Section 2.17.

(d) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment (as defined in clause (i) of the definition thereof) of any Defaulting Lender may not be increased or extended, or the maturity of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Advances may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 11.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include communication by e-mail) and e-mailed or delivered, to each party hereto, at its address set forth on Schedule V or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent and notices and communications sent by other means shall be effective when received.

The Borrower will provide to any NRSRO any documents or information requested or required by the NRSRO, which delivery may be through any means acceptable to NRSRO.

SECTION 11.03 No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, each Lender, the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement, the other Transaction Documents and such Lender’s rights and obligations hereunder and interest herein in whole or in part or (ii) any Advances or Commitment (or portion thereof) to any Eligible Assignee; provided that other than during the continuance of an Event of Default, the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender. Any such assignee shall execute and deliver to the Borrower, the Administrative Agent and the Facility Servicer a fully-executed Assignment and Assumption Agreement. The parties to any such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. Neither the Loan Parties, the Facility Servicer nor the Portfolio Asset Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 11.04(d). No assignment or sale of a participation under this Section 11.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent (except as required under this Section 11.04(d)), sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or, so long as no Bankruptcy Event exists with respect to a Loan Party, a Direct Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advances owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.01(b) that affects such Participant. Each Participant shall (i) comply with the requirements under Section 2.13(f) (it being understood that the documentation required under Section 2.13(f) shall be delivered to the participating Lender) and (ii) not be entitled to receive any greater payment under Section 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive.

SECTION 11.05 Term of This Agreement. This Agreement remains in full force and effect until this Agreement has been terminated by the Borrower and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.12, Section 2.13, Section 11.07, Section 11.08 and Article VII, Article VIII, Article IX and Article X shall be continuing and shall survive any termination of this Agreement.

SECTION 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.

SECTION 11.07 Costs and Expenses. In addition to the rights of indemnification hereunder, the Borrower shall pay on demand (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Initial Lender, the Facility Servicer and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery or syndication of this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees, disbursements and other charges of rating agency and accounting costs and fees, the reasonable fees and out-of-pocket expenses of external counsel for the Administrative Agent, the Initial Lender, and the Facility Servicer with respect thereto (provided that the maximum amount the Borrower shall pay under this Section 11.07(a) to Massachusetts Mutual Life Insurance Company and its Affiliates shall not exceed $200,000), (b) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Facility Servicer and the Collateral Custodian incurred in connection with the post-closing due diligence, preparation, execution, delivery, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with (and, with respect to the Administrative Agent and the Collateral Custodian, the administration of) this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees, disbursements and other charges of rating agency and accounting costs and fees, the reasonable fees and out-of-pocket expenses of external counsel for the Administrative Agent, the Lenders, the Facility Servicer and the Collateral Custodian with respect thereto, and with respect to advising the Administrative Agent, the Lenders, the Facility Servicer and the Collateral Custodian as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith (provided that the aggregate costs and expenses of the Lenders that are payable under this Section 11.07(b) to Massachusetts Mutual Life Insurance Company and its Affiliates in any twelve month period shall not exceed $30,000) and (c) all out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Facility Servicer or the Collateral Custodian in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

SECTION 11.08 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by a party hereto against another party hereto or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided that nothing contained in this sentence shall limit such Person’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an indemnified party is entitled to indemnification hereunder.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian, the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 11.08 survive the termination of this Agreement.

SECTION 11.09 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (a) an original manual signature, (b) a faxed, scanned, or photocopied manual signature or (c) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act or any other relevant electronic signatures law, including any relevant provisions of the

UCC of any relevant jurisdiction (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC of any relevant jurisdiction or other Signature Law due to the character or intended character of the writings.

SECTION 11.10 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.10 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

SECTION 11.11 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of all Information (as defined below), including all Information regarding the business of the Borrower and the Portfolio Asset Servicer and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Information may be disclosed (i) to its Affiliates, accountants, investigators, auditors, attorneys or other agents, including any rating agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein, and the agents of such Persons, taxing authorities and governmental agencies (provided that each such Person is informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) as is required by Applicable Law, (iii) in accordance with the Servicing Standard, (iv) when required by any law, regulation, ordinance, court order or subpoena and to regulatory or authorized government agencies in connection with any audit or regulatory examination, (v) to the extent the Portfolio Asset Servicer is disseminating general statistical information relating to the commercial loans being serviced by the Portfolio Asset Servicer (including the Loan Assets) hereunder so long as the Portfolio Asset Servicer does not identify the Borrower, any Lender or the Obligors or (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian by each other, (ii) by a Lender to any prospective or actual assignee or participant (other than a Direct Competitor so long as no Bankruptcy Event exists with respect to a Loan Party) of such Lender provided such Person is informed of the confidential nature of such Information and agrees to hold such Information confidential or (iii) by the Administrative Agent, the Lenders, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, provided each such Person is informed of the confidential nature of such Information and agrees to hold such Information confidential, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such Information. In addition, the Lenders, the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer and the Collateral Custodian may disclose any such Information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known, (ii) disclosure of any and all Information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’s, the Facility Servicer’s, the Portfolio Asset Servicer’s or the Collateral Custodian’s business or that of their Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, the Collateral Custodian, the Facility Servicer or the Portfolio Asset Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party or (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, (iii) any other disclosure authorized by the Borrower or (iv) disclosure of any and all Information that becomes available to the Administrative Agent, any Lender, the Facility Servicer, the Portfolio Asset Servicer or the Collateral Custodian on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 11.11.

(d) The Borrower shall not publicly disclose the terms of any Fee Letter unless required to do so by any applicable statute, law, rule or regulation. To the extent that the Borrower or any of its Affiliates discloses the terms of any Fee Letter in compliance with this Section 11.11, it will provide the Facility Servicer with a copy of the initial disclosure of such Fee Letter in advance.

(e) “Information” means all information received from or on behalf of the Borrower relating to the Borrower or its businesses or the Loan Assets, other than any such information that is available to the Administrative Agent, the Facility Servicer, the Portfolio Asset Servicer, the Collateral Custodian or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.12 Waiver of Set Off. If an Event of Default has occurred and is continuing, the Administrative Agent, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Administrative Agent, such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Administrative Agent, such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of the Administrative Agent or such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. Each party shall notify the Borrower and the Administrative Agent (if applicable) promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.13 Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 11.14 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.12 or Section 2.13) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 11.15 Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements or obligations under Section 5.01(m), the Administrative Agent may (but shall not be required to, and in any case acting at the direction of the Initial Lender) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower promptly upon the Administrative Agent’s demand therefore.

SECTION 11.16 Power of Attorney.

(a) Each Loan Party authorizes the Facility Servicer to file all financing statements and other documents to maintain a perfected security interest in the Collateral or the Pledged Equity. Any financing statement filed by the Facility Servicer may be filed in any filing office in any UCC jurisdiction and may (a) indicate the Collateral or the Pledged Equity by any description which reasonably approximates the description contained in this Agreement and (b) contain any other information required by the UCC or any filing office. Each Loan Party ratifies its authorization for the Facility Servicer to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the Closing Date.

(b) With effect after the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent (in such capacity, the “Attorney”) (and all officers, employees or agents designated by Attorney), solely in connection with the enforcement of the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under this Agreement and the other Transaction Documents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in such Loan Party’s place and stead and at such Loan Party’s expense and in such Loan Party’s name or in Attorney’s own name, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and the other Transaction Documents, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf (in all cases acting at the direction of the Majority Lenders when an Event of Default has occurred and is continuing), without notice to or assent by it, to do the following, each in accordance with this Agreement and the other Transaction Documents (provided, that Attorney shall not be obligated to take any such action): (a) open mail for the Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices; (b) continue or obtain any insurance with respect to any of the Borrower’s assets and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against the Borrower or the Borrower’s property; (d) to the extent related to the Collateral and the transactions contemplated by the Transaction Documents, defend any suit, action or proceeding brought against the Borrower if the Borrower does not defend such suit, action or proceeding or if Attorney reasonably believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) to the extent related to the Collateral, file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to the Borrower whenever payable and to enforce any other right in respect of the Borrower’s property; (f) to the extent related to the Collateral, sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; (g) to give any necessary receipts or acquittance for amounts collected or received under the Loan and Servicing Agreement; (h) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (i) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Collateral, the Borrower hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; (j) to send such notification forms as the Attorney deems appropriate to give notice to Obligors of the Secured Parties’ interest in the Collateral

Portfolio; (k) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document; (l) to cause the certified public accountants then engaged by the Borrower to prepare and deliver to the Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of the Borrower under the Transaction Documents, all as though Attorney were the absolute owner of the Borrower’s property for all purposes, and, to the extent set forth in the this Agreement, to do, at Attorney’s option and the Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve or realize upon the Collateral and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon (including the execution and filing of UCC financing statements and continuation statements as provided by the terms of the Loan and Servicing Agreement), all as fully and effectively as the Borrower might do, (m) to make all necessary transfers of the Pledged Equity in connection with any such sale or other disposition made pursuant to the Loan and Servicing Agreement; (n) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition of the Pledged Equity, Holdings hereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do or cause to be done hereunder and pursuant hereto; and (p) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document to the extent related to the Pledged Equity, all as though Attorney were the absolute owner of the Pledged Equity for all purposes, and, to the extent set forth in the Loan and Servicing Agreement, to do, at Attorney’s option (acting at the written direction of the Majority Lenders) and Borrower’s expense, at any time or from time to time, all acts and other things reasonably necessary to perfect, preserve or realize upon the Pledged Equity and the Liens of the Administrative Agent, for the benefit of the Secured Parties, thereon, all as fully and effectively as Holdings might do. The Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. No person to whom this power of attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from such Loan Party as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and such Loan Party irrevocably waives any claim against any person or entity that acts in reliance in good faith upon the authority granted under this power of attorney with respect to such reliance. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by such Loan Party until the Facility Termination Date.

SECTION 11.17 Delivery of Termination Statements, Releases, etc. Upon the occurrence of the Facility Termination Date, the Administrative Agent shall, upon written direction, execute and deliver to the Portfolio Asset Servicer and the Borrower termination statements, reconveyances, releases and other documents and instruments of release as are necessary or appropriate to evidence the termination of the Liens securing the Obligations, all at the expense of the Borrower.

SECTION 11.18 Post-Closing Performance Conditions. The parties hereto agree to cooperate with reasonable requests made by any other party hereto after signing this Agreement to the extent reasonably necessary for such party to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations).

SECTION 11.19 AML Law. The parties hereto acknowledge that in accordance with AML Law, the Administrative Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent. Each party hereby agrees that it shall provide the Administrative Agent with such identifying information and documentation as the Administrative Agent may request from time to time in order to comply with all applicable requirements of AML Law.

SECTION 11.20 Wells Fargo. The parties expressly acknowledge and consent to Wells Fargo Bank, National Association acting in the possible multiple capacities of the Collateral Custodian, the Administrative Agent and the Account Bank. Wells Fargo Bank, National Association may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Wells Fargo Bank, National Association of express duties set forth in Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of gross negligence (other than errors in judgment) and willful misconduct by Wells Fargo Bank, National Association.

SECTION 11.21 Platform. Each party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform (as defined below). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event will the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, the Portfolio Asset Servicer’s, the Facility Servicer’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower, the Portfolio Asset Servicer or the Facility Servicer pursuant to any Transaction Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section including through the Platform. “Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

[Signature Pages Follow]

Executed as of the date first above written.

The Borrower:

FS CREIT FINANCE MM-1 LLC

By:	/s/ Edward T. Gallivan, Jr.
Name:	Edward T. Gallivan, Jr.
Title:	Chief Financial Officer

Solely with respect to the Specified Provisions and without recourse other than to the extent of the Pledged Collateral:

Holdings:

FS CREIT FINANCE HOLDINGS LLC

By:	/s/ Edward T. Gallivan, Jr.
Name:	Edward T Gallivan, Jr.
Title:	Chief Financial Officer

[Signature Page to Loan and Servicing Agreement]

The Initial Lender:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Andrew Dickey
Name:	Andrew Dickey
Title:	Head of Alternative and Private Equity

[Signature Page to Loan and Servicing Agreement]

Lender:

C.M. LIFE INSURANCE COMPANY

By:	/s/ Andrew Dickey
Name:	Andrew Dickey
Title:	Senior Vice President

[Signature Page to Loan and Servicing Agreement]

The Administrative Agent:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent

By:	/s/ Jose M. Rodriguez
Name:	Jose M. Rodriguez
Title:	Vice President

[Signature Page to Loan and Servicing Agreement]

The Facility Servicer:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, in its capacity as Facility Servicer

By:	/s/ Andrew Dickey
Name:	Andrew Dickey
Title:	Head of Alternative and Private Equity

[Signature Page to Loan and Servicing Agreement]

The Portfolio Asset Servicer:

FS CREIT FINANCE MM-1 LLC, in its capacity as Portfolio Asset Servicer

By:	/s/ Edward T. Gallivan, Jr.
Name:	Edward T. Gallivan, Jr.
Title:	Chief Financial Officer

[Signature Page to Loan and Servicing Agreement]

The Collateral Custodian:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Collateral Custodian

By:	/s/ Mee Lee
Name:	Mee Lee
Title:	Vice President

[Signature Page to Loan and Servicing Agreement]

Schedule I

Commitments

Lender	Commitment
Massachusetts Mutual Life Insurance Company	$188,000,000.00
C.M. Life Insurance Company	$12,000,000.00

Total	$200,000,000.00

Schedule II

Collateral Quality Guidelines

A.	The commercial mortgage loan related to the Loan Asset meets the following criteria as of its Cut-Off Date:

1.	It is denominated and payable only in U.S. Dollars.

2.	The Underlying Collateral for such loan is subject to a first priority mortgage.

3.

The real property constituting the Underlying Collateral for such loan is located within one of the top 40 largest (by population) Metropolitan Statistical Areas of the United States as most recently defined by the United States Office of Management and Budget.

4.

The Outstanding Principal Balance of such Loan Asset as of such date plus the maximum unfunded commitment with respect to Delayed Draws for such Loan Asset as of such date is not less than $5,000,000 or greater than $40,000,000.

5.	The Underlying Collateral for such Loan Asset is one of the following types of properties: office; multifamily; mixed use; industrial; self-storage; retail or hospitality.

6.	The Loan Asset LTV for such Loan Asset does not exceed 80%.

7.

The ratio (expressed as a percentage rounded down to the nearest 1/10th) obtained by dividing (a) the NOI (as defined below) for such Loan Asset at such time by (b) the Advance Rate for such Loan Asset multiplied by the Outstanding Principal Balance and maximum unfunded commitment (other than the portion of any such commitment that is contingent on the applicable Obligor satisfying specific metrics therefor) with respect to Delayed Draws for such Loan Asset as of such time is not less than the percentage set for below that corresponds to the type of property (as determined under item A.5 above) constituting the Underlying Collateral for such Loan Asset:

Type of Property	NOI Coverage Percentage
Office	8.0%
Multifamily	7.5%
Mixed Use; Self-Storage	8.5%
Industrial	8.0%
Retail	9.5%
Hospitality	11.0%

8.

The ratio (rounded down to the nearest 1/10th) obtained by dividing (a) the NOI for such Loan Asset at such time by (b) the Advance Rate for such Loan Asset multiplied by the Outstanding Principal Balance and the maximum unfunded commitment (other than the portion of any such commitment that is contingent on the applicable Obligor satisfying specific metrics therefor) with respect to Delayed Draws for such Loan Asset multiplied by the interest rate for the Advances in effect on the Cut-Off Date for such Loan Asset is not less than 1.4:1.0.

9.	The interest rate with respect to such loan will be a floating rate unless the Initial Lender agrees otherwise in writing.

10.	Such loan requires its Obligor to make monthly deposits for insurance and tax payments and replacement reserves.

11.

Such loan benefits from customary non-recourse carve-out guaranties and such other guaranties (for example, completion and interest replenishment) as are customary for loans of a similar type, and the guarantors thereof have (a) a net worth (excluding the value of the Underlying Collateral) of at least 50% of the maximum loan amount and (b) liquidity of at least 5% of the maximum loan amount (provided that the average liquidity of all guarantors with respect to all Eligible Loan Assets in the Collateral Portfolio is at least 7.5% of the average maximum loan amounts for such Eligible Loan Assets).

B.

On the one year anniversary of the Closing Date and on any Business Day thereafter when an Eligible Loan Asset is the subject of a Transfer to the Borrower, after giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with real property Underlying Collateral that is located in the same State does not exceed 50% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio.

C.

On the one year anniversary of the Closing Date and on any Business Day thereafter when an Eligible Loan Asset is the subject of a Transfer to the Borrower, after giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with Underlying Collateral of the same type of property (as determined under item A.5 above) (other than the multifamily property type) does not exceed 60% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio.

D.

After giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with real property constituting the Underlying Collateral located in the same Metropolitan Statistical Areas of the United States (by population) as most recently defined by the United States Office of Management and Budget does not exceed the percentages set forth below of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio:

Metropolitan Statistical Areas	Percentage
Ranked 16 through 40 (by population)	No more than 25% in any one such Metropolitan Statistical Area; provided that the percentage for up to three such Metropolitan Statistical Areas may be greater than 25% so long as (i) the percentage for the largest such Metropolitan Statistical Area is no more than 40% (ii) the percentages for the second and third largest such Metropolitan Statistical Areas are not greater than 32.5% each.

“NOI” means, as of any date of determination for any Loan Asset, the following with respect to the type of property (as determined under item A.5 above) constituting the Underlying Collateral for such Loan Asset:

(a)

with respect to multifamily properties, the annual operating income of such property equal to the sum of (i) rental income and tenant recoveries and other recurring income for the year of stabilization, less (ii) an adjustment to assume a vacancy factor equal to the greater of (A) the vacancy rate projected for such property and (B) a 5.0% vacancy factor, less (iii) projected operating expenses incurred in connection with such property for the year of stabilization assuming (A) base property management fees equal to the greater of (1) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (2) a minimum of 2.5% of revenues and (B) a normalized adjustment for capital expenditures equal to a minimum of $200 per unit, as the same shall be reduced to the extent of any (i) funds set aside in capital expenditure reserves required pursuant to the applicable Loan Agreement or (ii) commitments with respect to Delayed Draws for capital expenditures for such Loan Asset;

(b)

with respect to office, retail, industrial, mixed use and self-storage properties, (i) the annual operating income of such property based on underwritten rents for the year of stabilization, but subject to a maximum market occupancy cap of 95% (unless over 95% is leased to a credit tenant or a tenant that has (or that is a direct or indirect wholly-owned subsidiary of a parent entity that has) an investment grade rating where the term of the related lease extends beyond the Final Maturity Date), less (ii) projected operating expenses incurred in connection with such property for the year of stabilization, and assuming (A) base property management fees equal to the greater of (1) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (2) 2.5% of revenues and (B) a normalized adjustment for capital expenditures equal to a minimum of $0.20 per square foot ($0.10 per square foot for industrial properties), as the same shall be reduced to the extent of any (i) funds set aside in capital expenditure reserves required pursuant to the applicable Loan Agreement or (ii) commitments with respect to Delayed Draws for capital expenditures for such Loan Asset; and

(c)

with respect to hospitality properties, the underwritten net operating income of such property for the year of stabilization as determined by the Facility Servicer as the sum of room, food and beverage, retail and other recurring income, less operating expenses incurred in connection with such property for the year of stabilization and assuming (i) a base property management fees equal to the greater of (A) the actual amount payable by the applicable Obligors pursuant to the applicable management agreement and (B) 2.5% of revenues and (ii) a normalized adjustment for capital expenditures equal to 4.0% of revenue.

Schedule III

Initial Loan Assets

None.

Schedule IV

Condition Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Initial Lender prior to the effectiveness of the Agreement:

(a) a copy of this Agreement duly executed by each of the parties hereto and a copy of and the Account Control Agreement executed by each of the parties thereto;

(b) a certificate of an officer (or equivalent authorized person) of each Loan Party, dated the date of the Agreement, certifying (i) the names and true signatures of the incumbent officers (or equivalent authorized person) of such Loan Party authorized to sign on behalf of such Loan Party each of the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders, the Facility Servicer and the Collateral Custodian may conclusively rely until such time as the Administrative Agent has receives from such Loan Party a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation and the limited liability company agreement of such Loan Party is a complete and correct copy and that such certificate of formation and limited liability company agreement have not been amended, modified or supplemented and are in full force and effect and (iii) the authorization document of the managing member of such Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of the Transaction Documents to which it is a party;

(c) a good standing certificate, dated as of a recent date for each Loan Party issued by the Secretary of State of the State of Delaware;

(d) financing statements describing the Collateral naming the Borrower and the Pledged Equity naming Holdings as debtor and, in each case, the Administrative Agent, on behalf of the Secured Parties, as secured party and other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s, on behalf of the Secured Parties, interests in the Collateral and the Pledged Equity;

(e) financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral or the Pledged Equity previously granted by any Transferor, other than any financing statements filed pursuant to a Loan Asset Assignment;

(f) with respect to any certificated Pledged Equity, delivery of stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent;

(g) copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower and Holdings (under its present name and any previous name) as debtor(s) and which are filed in the State of Delaware, together with copies of such financing statements (none of which shall cover the Collateral or the Pledged Equity);

(h) one or more favorable Opinions of Counsel of counsel to the Loan Parties, including opinions as to the non-consolidation of the Borrower and Holdings, reasonably acceptable to the Initial Lender and the Administrative Agent and addressed to the Administrative Agent, the Facility Servicer, the Collateral Custodian and the Lenders;

(i) a copy of each of the other Transaction Documents duly executed by the parties thereto; and

(j) such other documents as the Administrative Agent or any Lender may reasonably request.

Schedule V

Notice Information

If to a Loan Party:

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com; FSCREIT_TEAM@fsinvestments.com

If to the Initial Lender:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

470 Atlantic Avenue

Boston, MA 02210

Telephone: 617-755-0992

Email: NLim10@massmutual.com

Attention: Corporate Law Department

If to the Administrative Agent:

Wells Fargo Bank, National Association, Corporate Trust Services

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410-884-2271 or 443-367-3924

Email: ctsbankdebtadministrationteam@wellsfargo.com

Attention: Jason Prisco or Lance Yeagle – FS CREIT FINANCE MM-1 LLC

If to the Facility Servicer:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-226-0251

Email: DPITeam@MassMutual.com

Attention: CIO – Compliance Department

and

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-744-7347

Email: hpereira@massmutual.com

Attention: Corporate Law Department

If to the Portfolio Asset Servicer:

FS CREIT FINANCE MM-1 LLC

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Chief Financial Officer

Telephone: (215) 495-1150

Email: credit.notices@fsinvestments.com; FSCREIT_TEAM@fsinvestments.com

If to the Collateral Custodian:

Wells Fargo Bank, National Association

1055 Tenth Avenue S.E.

Telephone: 612-667-1015

Email: cmbscustody@wellsfargo.com

Attention: CMBS – MASSFSCREIT1

If to any Lender other than the Initial Lender:

As set forth in the Assignment and Assumption Agreement for such Lender

Schedule VI

Direct Competitor

[Attached]

Schedule VII

Collateral Custodian Fees

I.	FEES:

(i)	Acceptance Fee	$4,500.00 plus $500.00 per legal entity entering into the agreement requiring USA Patriot Act Compliance.

(ii)	Review Fee	$175.00 per property/per loan type

(iii)	Release Fee	$50.00 per property/per loan type shipping fees are Borrower’s expense

(v)	Monthly Safekeeping Fee	$4.17 per property/per loan type see II.3. below

(vi)	Legal Fees	At Cost

II.	TERMS AND ASSUMPTIONS:

1.	Review includes custodial review, and monthly reporting.

2.	The Release Fee is applicable with respect to the release of the Loan Asset File or Required Loan Documents.

3.	The Monthly Safekeeping Fee is subject to a minimum charge of $475.00 per month. The Monthly Safekeeping Fee will be billed beginning in the month in which the custodial agreement is executed.

The Borrower shall notify the Custodian in writing of any disputed fees within 30 days of receipt of the invoice.

This fee schedule is applicable from September 20, 2021, through September 20, 2022.

This fee schedule shall apply to the Custodian’s services until the date of expiration stated, unless the parties hereto mutually agree upon a different fee schedule. After the date of expiration the fee schedule shall apply until the parties hereto mutually agree upon a new fee schedule containing a new date of expiration, which shall replace this fee schedule.

EXHIBITS

TO

LOAN AND SERVICING AGREEMENT

Dated as of September 20, 2021

FS CREIT FINANCE MM-1 LLC

EXHIBITS

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Portfolio LTV Certificate
EXHIBIT D	Form of Loan Asset Certificate
EXHIBIT E	Form of Loan Asset Checklist
EXHIBIT F	Form of Servicing Report
EXHIBIT G	Form of Release of Required Loan Documents
EXHIBIT H	Form of U.S. Tax Compliance Certificate
EXHIBIT I	Form of Payment Date Report

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

To:	Wells Fargo Bank, National Association, as the Administrative Agent

9062 Old Annapolis Road

Columbia, Maryland 21045

and

Massachusetts Mutual Life Insurance Company, as Facility Servicer

1295 State Street

Springfield, MA 01111

Re:	Loan and Servicing Agreement dated as of September 20, 2021

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Sections 2.02 and 3.02 of the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

The undersigned, being a duly elected Responsible Officer of the Borrower and holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Borrower hereby requests an Advance in the principal amount of $ .[1]

2.	The Borrower hereby requests that such Advance be made on: .[2]

3.

The proceeds of such Advance will [not cause the Advances Outstanding to exceed the Maximum Availability (after giving effect to any Transfer effectuated from the use of proceeds thereof][be used [to fund a Delayed Draw] [in connection with the Transfer of a Loan Asset as permitted by the Loan and Servicing Agreement]].

[1]	The amount must be at least equal to $500,000.
[2]	Delivery of the Notice of Borrowing to be no later than 2:00 pm two Business Days immediately prior to the proposed date of such Advance.

Ex. A-1

4.	[The amount of the Delayed Draw to be funded with the proceeds of such Advance is $ and the Delayed Draw Asset to which such Delayed Draw applies is [describe Loan Asset].]

5.

Attached as Schedule I to this Notice of Borrowing is a Borrowing Base Certificate, together with a true, correct and complete calculation of the applicable Borrowing Base, updated to the date such Advance is requested and giving pro forma effect to the Advance requested and use of the proceeds thereof, and all components thereof.

6.

[Attached as Schedule II to this Notice of Borrowing is a Loan Asset Certificate, including (A) a description of any Loan Asset to be Transferred and whether such Loan Asset is a Delayed Draw Loan Asset, (B) if such Loan Asset is a Delayed Draw Loan Asset, the maximum amount of Delayed Draws to be made thereunder after the Cut-Off Date therefor, and (C) if such Loan Asset is an Eligible Loan Asset, a certification that such Loan Asset is an Eligible Loan Asset and demonstrating compliance with the Collateral Quality Guidelines for such Loan Asset.][3]

7.	The proceeds of such Advance are to be deposited or transferred as follows:

Account Name:

Account #:

Bank Name:

ABA:

8.

All of the conditions applicable to the Advance requested herein as set forth in Section 3.02 of the Loan and Servicing Agreement have been satisfied and will remain satisfied on the date of such Advance.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

[3]	To be included if the proceeds of such Advance are to be used in connection with the Transfer of a Loan Asset.

Ex. A-2

The Borrower has executed this Notice of Borrowing as of the date first written above.

FS CREIT FINANCE MM-1 LLC

By:
Name:
Title:

Ex. A-3

Schedule I

Borrowing Base Certificate

[See Attached]

[Schedule II

Loan Asset Certificate(s)]

[See Attached]

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

[Date]

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

This Borrowing Base Certificate is being delivered in connection with:

a Notice of Borrowing under Section 2.02(b) of the Loan and Servicing Agreement a Sale under Section 2.10(c) of the Loan and Servicing Agreement a Transfer of a Loan Asset under Section 3.03 of the Loan and Servicing Agreement

As of the date hereof, the Borrower certifies that all of the information set forth on Annex I is true, correct and complete, [and (a) no Event of Default or Market Trigger Event has occurred and is continuing or would result from such Advance or application of proceeds therefrom and (b) the representations contained in Sections 4.01 and 4.02 of the Loan and Servicing Agreement are true and correct in all material respects before and after giving effect to such Advance and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (or, in the case of any such representation expressly stated to have been made as of a specific date, as of such specific date]1.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

[1]	Insert bracketed language if Borrowing Base Certificate is being delivered in connection with a Notice of Borrowing under Section 2.02(b) of the Loan and Servicing Agreement.

Ex. B-1

FS CREIT FINANCE MM-1 LLC

By:
Name:
Title:

Ex. B-2

Annex I

[SEE ATTACHED]

EXHIBIT C

FORM OF PORTFOLIO LTV CERTIFICATE

[DATE]

FS CREIT FINANCE MM-1 LLC

To:	Wells Fargo Bank, National Association, as the Administrative Agent

9062 Old Annapolis Road

Columbia, Maryland 21045

and

Massachusetts Mutual Life Insurance Company, as Facility Servicer

1295 State Street

Springfield, MA 01111

Re:	Loan and Servicing Agreement dated as of September 20, 2021

Ladies and Gentlemen:

This Portfolio LTV Certificate (this “Certificate”) is given by FS CREIT Finance MM-1 LLC (the “Borrower”) pursuant to Section [2.02(b)] [3.03(a)(ii)] [5.01(p)(ii)] of the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

The officer executing this Certificate is a Responsible Officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate, such officer hereby certifies as of the date hereof to the Lenders, the Facility Servicer and the Administrative Agent, on behalf of the Borrower, solely in a capacity as an officer and not individually, that:

1.

set forth on Schedule I attached hereto is a correct calculation of Total Portfolio Value and Portfolio LTV as of the last day of the most recent fiscal quarter ending on                      [and updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof][1]; and

[1]	To be included if delivered pursuant to Section 2.02(b) or 3.03(a)(i) of the Loan and Servicing Agreement.

Ex. C-1

2.	set forth on Schedule II attached hereto is the applicable valuation firm’s report for such fiscal quarter.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Ex. C-2

The undersigned has executed this Certificate as of the date first written above.

FS CREIT FINANCE MM-1 LLC

By:
Name:
Title:

Ex. C-3

Schedule I

Portfolio LTV is the ratio, expressed as a percentage rounded down to the nearest whole number, of Item 1 to Item 2:

1. Aggregate amount of Advances Outstanding as of such date	$

2. Most recent Total Portfolio Value as of such date	$

Portfolio LTV		%

Schedule II

[See Attached]

EXHIBIT D

FORM OF LOAN ASSET CERTIFICATE

[Date]

To:	Wells Fargo Bank, National Association, as the Administrative Agent

9062 Old Annapolis Road

Columbia, Maryland 21045

Massachusetts Mutual Life Insurance Company, as Facility Servicer

1295 State Street

Springfield, MA 01111

and

Massachusetts Mutual Life Insurance Company, as Initial Lender

1295 State Street

Springfield, MA 01111

Re:	Loan and Servicing Agreement dated as of September 20, 2021

Ladies and Gentlemen:

This Loan Asset Certificate is delivered to you pursuant to Sections 2.02(b) and 3.03(a) of the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

The undersigned, being a duly elected Responsible Officer of the Borrower and holding the office set forth below such officer’s name, hereby certifies as follows:

1.

The additional Loan Asset is described on Annex I. The information set forth on Annex I[, which demonstrates satisfaction of the Collateral Quality Guidelines for such Loan Asset,] is true, correct and complete.

2.	The additional Loan Asset is [not] a Delayed Draw Loan Asset[, and the maximum amount of Delayed Draws to be made thereunder after the Cut-Off Date therefor is $ ]].

3.	The additional Loan Asset is [not] an Eligible Loan Asset.

Ex. D-1

The Borrower has executed this Loan Asset Certificate as of the date first written above.

FS CREIT FINANCE MM-1 LLC

By:
Name:
Title:

Ex. D-2

Annex I

Description of Loan Asset:

1.	Loan Asset name	[ ]

2.	Obligor name	[ ]

3.	Type of Loan (e.g. term loan, delayed draw loan or revolving credit loan)	[ ]

4.	Description of Loan Asset	[ ]

5.	Agent/Underlying Servicer/Counterparty Lender	[ ]

6.	Underlying Collateral property type	[office] [multifamily] [mixed use] [industrial] [self-storage] [retail] [hospitality]

7.	Outstanding Principal Balance	$[ ]

8.	Delayed Draws	$[ ]

9.	Outside Date for Delayed Draws to be made	[ ]

10.	Loan Asset Interest Rate	[Index + [ ]%]

11.	Initial Index (e.g., one month LIBOR; other)	[one month LIBOR]

12.	Maturity Date	[ ]

13.	Maturity Date Extensions	[ ]

14.	Amortization	[ ]

15.	Location of real property constituting the Underlying Collateral for such Loan Asset	[ ]

16.	Loan Asset LTV	[ ]%

17.	NOI	[ ]

18.	Advance Rate	[ ]

Collateral Quality Guidelines (if applicable):

I.	The Loan Asset is denominated and payable only in U.S. Dollars	[Y/N]

II.	Underlying Collateral is subject to a first priority mortgage	[Y/N]

III.	Location of real property constituting the Underlying Collateral (#15 above) is within one of the top 40 largest (by population) Metropolitan Statistical Areas as most recently defined by the United States Office of Management and Budget	[Y/N]

IV.	The sum of the Outstanding Principal Balance (#7 above) and Delayed Draws (#8 above) is no greater than $40,000,000 but not less than $5,000,000	[Y/N]

V.	The Underlying Collateral is one of the following types of properties (#6 above): office, multifamily, mixed use, industrial, self-storage, retail or hospitality	[Y/N]

VI.	Loan Asset LTV (#16 above) does not exceed 80%	[Y/N]

VII.	The ratio (expressed as a percentage rounded down to the nearest 1/10th) obtained by dividing (a) NOI (#17 above) by (b) the Advance Rate (#18 above) multiplied by the Outstanding Principal Balance (#7 above) and maximum unfunded commitment (other than the portion of any such commitment that is contingent on the applicable Obligor satisfying specific metrics therefor) with respect to Delayed Draws (#8 above) for such Loan Asset as of such time is not less than the percentage set for below that corresponds to the type of property constituting the Underlying Collateral (#6 above) for such Loan Asset:	[Y/N]

Type of Property	NOI Coverage Percentage
Office	8.0%
Multifamily	7.5%
Mixed Use; Self-Storage	8.5%
Industrial	8.0%
Retail	9.5%
Hospitality	11.0%

VIII.	The ratio (rounded down to the nearest 1/10th) obtained by dividing (a) NOI (#17 above) by (b) the Advance Rate (#18 above) multiplied by the Outstanding Principal Balance (#7 above) and maximum unfunded commitment (other than the portion of any such commitment that is contingent on the applicable Obligor satisfying specific metrics therefor) with respect to Delayed Draws (#8 above) multiplied by the interest rate for the Advances under Section 2.05(a) of the Loan and Servicing Agreement at the Cut-Off Date for such Loan Asset is not less than 1.4 to 1.0	[Y/N]

IX.	Interest Rate (#10) is a floating rate	[Y/N]

X.	The Loan Agreement for such Loan Asset requires its Obligor to make monthly deposits for insurance and tax payments and replacement reserves	[Y/N]

XI.	The Loan Asset benefits from customary non-recourse carve-out guaranties and such other guaranties (for example, completion and interest replenishment) as are customary for loans of a similar type, and the guarantors thereof have (a) a net worth (excluding the value of the Underlying Collateral) of at least 50% of the maximum loan amount and (b) liquidity of at least 5% of the maximum loan amount (provided that the average liquidity of all guarantors with respect to all Eligible Loan Assets in the Collateral Portfolio is at least 7.5% of the average maximum loan amounts for such Eligible Loan Assets)	[Y/N]

XII.	After giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with real property Underlying Collateral that is located in the same State does not exceed 50% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio[1]	[Y/N]

[1]	Applicable on and after the one year anniversary of the Closing Date.

XIII.	After giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with Underlying Collateral of the same type of property (#6 above) (other than the multifamily property type) does not exceed 60% of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio[2]	[Y/N]
XIV.	After giving effect to the Transfer of the Loan Asset, the Outstanding Principal Balance plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio with real property constituting the Underlying Collateral located in the same Metropolitan Statistical Areas of the United States (by population) as most recently defined by the United States Office of Management and Budget does not exceed the percentages set forth below of the most recent Value of all Eligible Loan Assets at such time plus the maximum unfunded commitment with respect to Delayed Draws, if any, of all Eligible Loan Assets in the Collateral Portfolio:	[Y/N]

Metropolitan Statistical Areas	Percentage
Ranked 16 through 40 (by population)	No more than 25% in any one such Metropolitan Statistical Area; provided that the percentage for up to three such Metropolitan Statistical Areas may be greater than 25% so long as (i) the percentage for the largest such Metropolitan Statistical Area is no more than 40% (ii) the percentages for the second and third largest such Metropolitan Statistical Areas are not greater than 32.5% each.

[2]	Applicable on and after the one year anniversary of the Closing Date

EXHIBIT E

FORM OF LOAN ASSET CHECKLIST

[Date]

Borrower:

[Proposed] Cut-Off Date:

Description of Loan Asset:

Check one: Initial shipment  ☐    Trailing documents  ☐    Final shipment  ☐

	DOCUMENT NAME	REQ’D1	DEL’D2	STATUS[3]	COMMENTS[4]

1.	Tangible Evidence of Loan Asset (Promissory Note)

2.	Mortgage(s)/Deed(s) of Trust

3.	Security Agreement

4.	Pledge Agreements

5.	Insurance Policy/Certificate

6.	UCC Financing Statement

7.	Loan Agreement

8.	Cash Management

9.	Guaranty Agreement(s)

10.	Loan Assignments/Participation Agreement

11.	As needed - List all other documents/collateral[5] being delivered

[1]	The Borrower to indicate whether the document is required to be delivered.
[2]	The Borrower to indicate whether the document is being delivered (applies to this delivery only – do not mark if documents were previously delivered).
[3]	The Borrower to indicate if document is recorded.
[4]	The Borrower or Collateral Custodian may indicate any relevant comments.
[5]	The document descriptions should match the headings listed on the individual documents. The documents should be sent in the order listed on the checklist.

Ex. E-1

EXHIBIT F

FORM OF SERVICING REPORT

[See Attached]

Ex. F-1

EXHIBIT G

FORM OF RELEASE OF REQUIRED LOAN DOCUMENTS

[Date]

To:	Wells Fargo Bank, National Association, as the Collateral Custodian

1055 Tenth Avenue S.E.

Minneapolis, Minnesota 55414

Email: cmbscustody@wellsfargo.com

Attention: CMBS – MASSFSCREIT1

Re:	Loan and Servicing Agreement dated as of September 20, 2021

Ladies and Gentlemen:

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

In connection with the administration of the Loan Asset Files held by the Collateral Custodian under the Loan and Servicing Agreement, we request the release of the Loan Asset Files (or such documents as specified below) for the Loan Assets described below for the reason indicated below:

Obligor’s Name, Address & Zip Code:

Loan Asset Number:

Loan Asset File:

Ex. G-1

Reason for Requesting Loan Asset File (check one):

☐ 1.

Loan Asset Sold in accordance with Section 2.10 of the Loan and Servicing Agreement. The Facility Servicer hereby certifies that all amounts received in connection with such Loan Asset have been credited to the Collection Account.[1]

☐ 2.	Loan Asset File returned due to a failure to satisfy the Review Criteria pursuant to Section 9.02(a)(i) of the Loan and Servicing Agreement.[2]

☐ 3.

Resignation of Collateral Custodian pursuant to Section 9.07 of the Loan and Servicing Agreement. The Required Loan Documents to be returned to [the Administrative Agent] [[                    ], as designated by the Administrative Agent].[3]

☐ 4.

Loan Asset File requested in order to take any action that the Administrative Agent, Facility Servicer or Portfolio Asset Servicer deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower under the Loan and Servicing Agreement, or to enable the Administrative Agent, Facility Servicer or Portfolio Asset Servicer to exercise or enforce any of their respective rights under the Loan and Servicing Agreement or under any Transaction Document.[4]

☐ 5.	Loan Asset paid in full. The Facility Servicer hereby certifies that all amounts received in connection with such Loan Asset have been credited to the Collection Account.[5]

☐ 6.

Loan Asset liquidated by                                         . The Portfolio Asset Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account.[6]

☐ 7.	Loan Asset File needed for the enforcement or servicing of the Loan Asset.[7]

☐ 8.	Loan Asset File delivered to the Collateral Custodian in error.[8]

☐ 9.	Other (explain).

(Signature Page(s) Follow)

[1]	Facility Servicer signature required.
[2]	Collateral Custodian signature required.
[3]	Administrative Agent signature required.
[4]	Administrative Agent, Facility Servicer or Portfolio Asset Servicer signature required, as applicable.
[5]	Facility Servicer signature required.
[6]	Portfolio Asset Servicer signature required.
[7]	Portfolio Asset Servicer signature required.
[8]	Borrower signature required.

Ex. G-2

Executed as of the date first written above.

[FACILITY SERVICER] [COLLATERAL CUSTODIAN] [ADMINISTRATIVE AGENT] [PORTFOLIO ASSET SERVICER] [BORROWER]

By:
Name:
Title:

Ex. G-3

EXHIBIT H

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Servicing Agreement and used herein shall have the meanings given to them in the Loan and Servicing Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Ex. H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Servicing Agreement and used herein shall have the meanings given to them in the Loan and Servicing Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

Ex. H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Servicing Agreement and used herein shall have the meanings given to them in the Loan and Servicing Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:

Ex. H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan and Servicing Agreement dated as of September 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among FS CREIT Finance MM-1 LLC, as the Borrower and the Portfolio Asset Servicer, Massachusetts Mutual Life Insurance Company and the other lenders from time to time party thereto, as Lenders, Wells Fargo Bank, National Association, as the Administrative Agent and the Collateral Custodian, Massachusetts Mutual Life Insurance Company, as the Facility Servicer, and, to the extent set forth therein, FS CREIT Finance Holdings LLC. Capitalized terms used herein and not otherwise defined have the meanings set forth for such terms in the Loan and Servicing Agreement.

Pursuant to the provisions of Section 2.13 of the Loan and Servicing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to the Loan and Servicing Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Servicing Agreement and used herein shall have the meanings given to them in the Loan and Servicing Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Ex. H-4

EXHIBIT I

FORM OF PAYMENT DATE REPORT

[See Attached]

Ex. J-1